Registration Statement No.


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           FARMLAND INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
     KANSAS                      44-0209330
                (STATE OR OTHER JURISDICTION OF(I.R.S. EMPLOYER
               INCORPORATION OR ORGANIZATION)IDENTIFICATION NO.)
                                      2011
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

        3315 NORTH FARMLAND TRAFFICWAY, KANSAS CITY, MISSOURI 64116-0005
                                  816-459-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               TERRY M. CAMPBELL
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           FARMLAND INDUSTRIES, INC.
        3315 NORTH FARMLAND TRAFFICWAY, KANSAS CITY, MISSOURI 64116-0005
                                  816-459-6348
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933 CHECK THE FOLLOWING BOX. [ X ]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT
FOR THE SAME OFFERING. [   ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434,
PLEASE CHECK THE FOLLOWING BOX.  [   ]

              CALCULATION OF REGISTRATION FEE


                                                               PROPOSED MAXIMUM
                                                              AGGREGATE OFFERING               AMOUNT OF
TITLE OF EACH CLASS OF SECURITY BEING REGISTERED              OR EXCHANGE PRICE             REGISTRATION FEE

DEMAND LOAN CERTIFICATES                                         $     100,000,000           $            30,303
SUBORDINATED CAPITAL INVESTMENT CERTIFICATES
  --TEN YEAR                                                     $     120,000,000           $            36,364
  --FIVE YEAR                                                    $      80,000,000           $            24,242
SUBORDINATED MONTHLY INCOME CAPITAL INVESTMENT CERTIFICATES
  --TEN YEAR                                                     $      40,000,000           $            12,121
  --FIVE YEAR                                                    $      25,000,000           $             7,576

TOTAL                                                            $     365,000,000           $           110,606(1)


 (1)PURSUANT TO RULE 429, THE COMBINED PROSPECTUS FILED AS A PART OF THIS REGISTRATION STATEMENT RELATES AS WELL TO REGISTRANT'S FORM S-1 REGISTRATION STATEMENTS NO. 33-56821 AND NO. 33-64741. THE AMOUNT OF SECURITIES REGISTERED AND FEES PAID IN CONNECTION WITH EARLIER REGISTRATION STATEMENTS ARE:
REGISTRATION STATEMENT NO. 33-56821 - $42,144,989 AND $14,533, RESPECTIVELY; REGISTRATION STATEMENT NO. 33-64741 - $36,855,011 AND $12,709, RESPECTIVELY.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                    PART I
                          FARMLAND INDUSTRIES, INC.

        CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

               ITEM NUMBER AND CAPTION                   LOCATION IN PROSPECTUS


1. Forepart of Registration Statement and  Outside   Cover of Registration Statement
   Front Cover Page of Prospectus                    Cross Reference Sheet
                                                     Front Page of Prospectus

2. Inside Front and Outside Back Cover Pages of      Inside Front and Outside Back Cover Pages of Prospectus
   Prospectus

3. Summary Information, Risk Factors and Ratio of    Prospectus Summary
   Earnings to Fixed Charges                         Risk Factors

4. Use of Proceeds                                   Use of Proceeds

5. Determination of Offering Price                   Not Applicable

6. Dilution                                          Not Applicable

7. Selling Security Holders                          Not Applicable

8. Plan of Distribution                              Plan of Distribution

9. Description of Securities to be Registered        Description of the Ten-Year  Subordinated Capital
                                                      Investment Certificates
                                                     Description of the Five-Year Subordinated Capital
                                                      Investment Certificates
                                                     Description of the Ten-Year  Subordinated Monthly Income
                                                      Capital Investment Certificates
                                                     Description of the Five-Year Subordinated Monthly Income
                                                      Capital Investment Certificates
                                                     Description of the Demand Loan Certificates

10.Interests of Named Experts and Counsel            Legal Matters

11.Information with Respect to the Registrant
   a)Description of Business
     1) Business Development                         The Company
                                                     Business - General
     2) Financial Information about                  Note 12 of Notes to Consolidated Financial Statements
           Industry Segments
     3) Narrative Description of Business            Business
     4) Foreign and Domestic Operations              Note 12 of Notes to Consolidated  Financial Statements
   b)Description of Properties                       Business
   c)Legal Proceedings                               Legal Proceedings
   d)Market Price of and Dividends on Registrant's   Not Applicable
     Common Equity and Related Stockholder Matters
   e)Financial Statement Schedules                   Index to Farmland Consolidated Financial Statements
   f)Selected Financial Data                         Selected Consolidated Financial Data
   g)Supplementary Financial Information             Not Applicable

   h)Management's Discussion and Analysis of         Management's Discussion and Analysis of Financial
     Financial Condition and Results of Operations    Condition and Results of Operations
   i)Changes in and Disagreements with Accountants   Changes in and Disagreements with Accountants on Accounting
     on Accounting and Financial Disclosure           and Financial Disclosure
   j)Directors and Executive Officers                Management
   k)Executive Compensation                          Executive Compensation
   l)Security Ownership of Certain Beneficial        Security Ownership of Certain Beneficial Owners and
     Owners and Management                            Management
   m)Certain Relationships and Related               Certain Transactions
     Transactions

12.Disclosure of Commission Position on              Not Applicable
   Indemnification for Securities Act Liabilities

                 SUBJECT TO COMPLETION, DATED NOVEMBER 27, 1996

PROSPECTUS
                           FARMLAND INDUSTRIES, INC.

                                                                    AMOUNT OFFERED TO:

                                                                               EXISTING SECURITY
                                                          THE GENERAL PUBLIC        HOLDERS

SUBORDINATED CAPITAL INVESTMENT CERTIFICATES
     TEN-YEAR                                             $      75,000,000    $      45,000,000
     FIVE-YEAR                                            $      50,000,000    $      30,000,000
SUBORDINATED MONTHLY INCOME CAPITAL INVESTMENT
CERTIFICATES
     TEN-YEAR                                             $      20,000,000    $      20,000,000
     FIVE-YEAR                                            $      15,000,000    $      10,000,000
DEMAND LOAN CERTIFICATES                                  $     100,000,000    $             -0-



     SEE "RISK FACTORS" ON PAGE 16 FOR A DESCRIPTION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THESE SECURITIES. IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     Farmland Industries, Inc. ("Farmland" or the "Company") is offering:
(1) to the owners of its Subordinated Capital Investment Certificates the right to exchange (see "Exchange Offer") such certificates for an equivalent principal amount of any Subordinated Monthly Income Capital Investment Certificate ($5,000 minimum) which, at the time of the exchange, is being offered by this Prospectus, and (2) to the owners of its Subordinated Capital Investment Certificates, which have been held until eligible for redemption prior to maturity at the option of the owner, the right to exchange such certificates for an equivalent principal amount of any Subordinated Capital Investment Certificate which, at the time of the exchange, is being offered by this Prospectus. This offer will expire at 12:00 P.M. Eastern Standard Time on December 31, 1997, unless terminated prior to such date.

THE DATE OF THIS PROSPECTUS IS NOVEMBER 27, 1996

                       (Continued on following pages)

(THE FOLLOWING TEXT IS PRINTED IN RED IN A VERTICLE POSITION AT THE LEFT HAND MARGIN ON THE PROSPECTUS COVER PAGE)

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration
statement becomes effective.   This prospectus supplement and the accompanying
prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

(END OF THE RED TEXT)

 (Continued from preceding page)

                                                                     UNDERWRITING
                                             PRICE TO PUBLIC(1)        DISCOUNTS           PROCEEDS TO
                                                                    COMMISSIONS(2)         FARMLAND(2)

SUBORDINATED CAPITAL INVESTMENT CERTIFICATES*
   --$100 MINIMUM
      TEN-YEAR TOTAL                             $     75,000,000                       $        75,000,000
      FIVE-YEAR TOTAL                            $     50,000,000                       $        50,000,000
SUBORDINATED MONTHLY INCOME CAPITAL
   INVESTMENT CERTIFICATES*
 --$5,000 MINIMUM (ADDITIONAL UNITS IN
 INCREMENTAL AMOUNTS OF $1,000 OR MORE)
      TEN-YEAR TOTAL                             $     20,000,000                       $        20,000,000
      FIVE-YEAR TOTAL                            $     15,000,000                       $        15,000,000
DEMAND LOAN CERTIFICATES*
   $100 MINIMUM                                  $    100,000,000                       $       100,000,000

*See "Determination of the Certificate Interest Rate."

 (1) Farmland's offering of Subordinated Capital Investment Certificates, Subordinated Monthly Income Capital Investment Certificates and Demand Loan Certificates (referred to herein as "Debt Certificates") is being made in compliance with the terms of a partial exemption from the requirements of Schedule E of the Bylaws of the National Association of Securities Dealers, Inc. ("NASD"). As a condition of this partial exemption, a minimum of 80 percent of the dollar amount of aggregate sales made in this offering must be to individuals or entities who are members of a defined group, the definition of which has been approved by the NASD.

(2) The Debt Certificates offered hereby for cash and for exchange are offered on a "best efforts" basis by Farmland Securities Company ("FSC") and American Heartland Investments, Inc. ("AHI") and may be offered by other broker-dealers selected by Farmland. See "Plan of Distribution." The offering is for an indeterminate period of time, not expected to be in excess of two years with no minimum amount of securities which must be sold. The proceeds to Farmland are before deducting estimated commissions and expenses to be paid by Farmland of $7.8 million and $1.5 million, respectively, assuming that all securities offered hereby are sold.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials also may be accessed electronically by means at the Commission's home page on the Internet (http://www.sec.gov).


                          REPORTS TO SECURITY HOLDERS

     Farmland intends to make available to holders of its Debt Certificates, upon written request from any such holder to the address stated on page 8, a copy of the latest annual report containing the audited Consolidated Financial Statements of Farmland and its subsidiaries.


     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF SO GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FARMLAND. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE RESPECTIVE DATES AT WHICH INFORMATION IS GIVEN HEREIN OR THE DATE OF THIS PROSPECTUS.

                                TABLE OF CONTENTS
                                                                        Page

  PROSPECTUS SUMMARY .....................................................8
  RISK FACTORS ..........................................................16
  SELECTED CONSOLIDATED FINANCIAL DATA ..................................25
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
      FINANCIAL CONDITION AND RESULTS OF OPERATIONS .....................32
  DETERMINATION OF THE CERTIFICATE INTEREST RATE ........................56
  USE OF PROCEEDS .......................................................57
  PLAN OF DISTRIBUTION ..................................................58
  EXCHANGE OFFER ........................................................60
  HOW TO ACCEPT EXCHANGE OFFER ..........................................63
  HOW TO TRANSFER OWNERSHIP .............................................63
  DESCRIPTION OF THE TEN-YEAR SUBORDINATED
      CAPITAL INVESTMENT CERTIFICATES ...................................64
  DESCRIPTION OF THE FIVE-YEAR SUBORDINATED
      CAPITAL INVESTMENT CERTIFICATES ...................................73
  DESCRIPTION OF THE TEN-YEAR SUBORDINATED MONTHLY INCOME
      CAPITAL INVESTMENT CERTIFICATES ...................................82
  DESCRIPTION OF THE FIVE-YEAR SUBORDINATED MONTHLY INCOME
      CAPITAL INVESTMENT CERTIFICATES ...................................90
  DESCRIPTION OF THE DEMAND LOAN CERTIFICATES ...........................97
  LEGAL MATTERS ........................................................102
  THE COMPANY ..........................................................103
  BUSINESS .............................................................106
  PATRONAGE REFUNDS AND DISTRIBUTION OF ANNUAL EARNINGS.
  EQUITY REDEMPTION PLANS ...............................................62
  LEGAL PROCEEDINGS .....................................................58
  EXPERTS ...............................................................64
  QUALIFIED INDEPENDENT UNDERWRITER .....................................64
  MANAGEMENT ..................................
  EXECUTIVE COMPENSATION ................................................64
  CERTAIN TRANSACTIONS ..................................................68
  INDEX TO FARMLAND CONSOLIDATED FINANCIAL STATEMENTS ...................69

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless the context requires otherwise, (i) "Farmland" or the "Company" herein refers to Farmland Industries, Inc. and its consolidated subsidiaries, (ii) all references herein to "year" or "years" are to fiscal years ended August 31,
(iii) all references herein to "tons" are to United States short tons, and (iv) all references herein to "member" are to any persons eligible to receive patronage refunds from Farmland including voting members, associate members and other persons with which Farmland is a party to a currently effective patronage refund agreement (a "patron").

                          FARMLAND INDUSTRIES, INC.
                             P. O. Box 7305
                             Kansas City, Missouri 64116
                             Telephone (816) 459-6000

Business Farmland is an agricultural farm supply and processing and marketing cooperative headquartered in Kansas City, Missouri that is primarily owned by its members and operates on a cooperative basis. As of August 31, 1996, Farmland's membership consisted of 1,800 cooperative associations of farmers and ranchers and 11,800 pork or beef producers or associations of such producers. Founded originally in 1929, Farmland has grown from revenues of $310,000 during its first year of operation to over $9.7 billion during 1996.

      The Company is one of the largest cooperatives in the United States in terms of revenues. In 1996, Farmland had exports to approximately 70 countries, and derived approximately 42% of its grain revenues from export sales. Substantially all of the Company's foreign grain sales are paid in U.S. Dollars.
      The Company conducts business primarily in two operating areas: agricultural inputs and outputs. On the input side of the agricultural industry, the Company operates as a farm supply cooperative. On the output side of the agricultural industry, the Company operates as a processing and marketing cooperative.

       The Company's farm supply operations consist of three principal product divisions: petroleum, crop production and feed. Each division conducts manufacturing operations and distributes farm supply products principally at wholesale. Over 50% of the Company's farm supply products sold in 1996 was produced in plants owned by the Company or operated by the Company under long-term lease arrangements. Approximately 60% of the Company's farm supply products sold in 1996 were sold at wholesale to farm cooperative associations which are members of Farmland. These farm cooperatives distribute products primarily to farmers and ranchers in states which comprise the corn belt and the wheat belt and who utilize the products in the production of farm crops and livestock.

       On the output side, the Company's operations include the processing of pork and beef, the marketing of fresh pork, processed pork and fresh beef and the storage, marketing and processing of grain. In 1996, approximately 66% of the hogs processed, 14% of the beef cattle processed and 45% of the grain marketed by the Company were supplied to the Company by its members. Substantially all of the Company's pork and beef products sold in 1996 were processed in plants owned by the Company.

      No material part of the business of any segment of the Company is dependent on a single customer or a few customers. The Company competes for market share with numerous participants (including other cooperatives) with various levels of vertical integration, product and geographical diversification, sizes and types of operations. Financial information about the Company's industry segments is presented in Note 12 of the Notes to Consolidated Financial Statements included herein.


                                  THE OFFERING

                                                                                     OFFERED AT 100% OF
                                                                                    AGGREGATE FACE AMOUNT

                                                                                FOR CASH           FOR EXCHANGE

Description of Securities* (see pages 64, 73, 82, 90 and 97):
   Subordinated Capital Investment Certificates--$100 Minimum Interest
   payable or compounded semiannually at the Certificate Interest Rate
          10-year maturity                                                    $    75,000,000       $    45,000,000
           5-year maturity                                                    $    50,000,000       $    30,000,000

  Subordinated Monthly Income Capital Investment Certificates
  $5,000 Minimum (additional units may be purchased in
  increments of $1,000 or more)
  Interest payable monthly at the Certificate Interest Rate
          10-year maturity                                                    $    20,000,000       $    20,000,000
           5-year maturity                                                    $    15,000,000       $    10,000,000
   Demand Loan Certificates - $100 minimum                                    $   100,000,000       $           -0-


*The Subordinated Capital Investment Certificates and Subordinated Monthly Income Capital Investment Certificates are referred to in this Prospectus as "Subordinated Debt Certificates."

Plan of Distribution
    Offered on a best efforts basis by Farmland Securities Company ("FSC") and American Heartland Investments ("AHI") and may be offered by selected broker-dealers. See "Plan of Distribution" included herein.

Underwriting Discounts and Commissions
    Farmland will pay commissions to FSC not to exceed 4% of the sale price of Demand Loan Certificates and Subordinated Debt Certificates being offered. Farmland will pay all expenses and liabilities incurred by FSC, limited to an amount not to exceed 3% of the aggregate sales price of Demand Loan and Subordinated Debt Certificates being offered. Farmland will pay to AHI and to other selected broker-dealers for their services a sales commission of not more than 4% of the face amount of the Subordinated Debt Certificates and not more than 1/2 of 1% of the face amount of the Demand Loan Certificates which the broker-dealers sell. See "Plan of Distribution" included herein.

Purpose of the Exchange Offer
    The purpose of the exchange offer is to extend the period of time for which Farmland may utilize funds borrowed from an investor in its Subordinated Debt Certificates.

Method of Transacting an Exchange
    The exchange offer may be accepted by delivering any of the Subordinated Debt Certificates which are eligible for exchange, to Farmland Securities Company, P.O. Box 7305, Kansas City, Missouri 64116, Dept. 79 or to American Heartland Investments, Inc., P. O. Box 1303, Salina, Kansas 67402. Such certificates should be assigned to Farmland in the transfer section (on the reverse side of the certificate) and endorsed by all persons whose names appear on the face of the certificate. For additional information regarding the exchange, see "How to Accept Exchange Offer" included herein, or call
    (816) 459-6360 or write to the above address for specific information.

Use of Proceeds
    Any proceeds received will be used to fund portions of capital additions, improvements and investments in ventures which are estimated to be approximately $278.3 million during the two-year period ending August 31, 1998, or to redeem any of the $58.3 million of outstanding Subordinated Debt Certificates, which mature at various times prior to August 31, 1998, or to redeem any outstanding Subordinated Debt Certificates prior to maturity at the request of owners to the extent provided in each Subordinated Debt Certificate's trust indenture. See "Use of Proceeds," "Business - Capital Expenditures and Investments in Ventures," "Description of the Ten-Year Subordinated Capital Investment Certificates," "Description of the Five-Year Subordinated Capital Investment Certificates," "Description of the Ten-Year Subordinated Monthly Income Capital Investment Certificates," "Description of the Five-Year Subordinated Monthly Income Capital Investment Certificates" and "Description of the Demand Loan Certificates" included herein.

Selling Price
    100% of Face Amount.

Provisions for Redemption or Prepayment
    Owners of the Subordinated Debt Certificates may not liquidate their investments except under restricted conditions summarized below and more fully stated in each of the Subordinated Debt Certificate's respective trust indenture.

   A. Farmland will not redeem any of the Ten-Year Subordinated Capital Investment Certificates prior to maturity except:

      (i)upon death of an owner; or,

      (ii)after the date any Ten-Year Subordinated Capital Investment Certificate becomes eligible for redemption prior to maturity at the option of the owner, in additional amounts limited in any month to the greater of $500,000 or 1/2 of 1% of the balance outstanding under the Ten-Year Subordinated Capital Investment Certificates' trust indenture at the end of the previous month, provided such balance outstanding is greater than $5,000,000. If such balance outstanding is less than $5,000,000 there will be no limitation on early redemption of eligible Ten-Year Subordinated Capital Investment Certificates outstanding under such trust indenture.

   B. Farmland will not redeem any of the Five-Year Subordinated Capital Investment Certificates prior to maturity except:

      (i)upon death of an owner; or,

      (ii)after the date any Five-Year Subordinated Capital Investment Certificate becomes eligible for redemption prior to maturity at the option of the owner, in additional amounts limited in any month to the greater of $500,000 or 1/2 of 1% of the balance outstanding under the Five-Year Subordinated Capital Investment Certificates' trust indenture at the end of the previous month, provided such balance outstanding is greater than $5,000,000. If such balance outstanding is less than $5,000,000 there will be no limitation on early redemption of eligible Five-Year Subordinated Capital Investment Certificates outstanding under such trust indenture.

   C. Farmland will not redeem the Subordinated Monthly Income Capital Investment Certificates prior to maturity except upon the death of an owner.

Farmland has the right to call the Subordinated Capital Investment Certificates any time after two years from the date of issuance thereof. See the subcaption "Redemption" within the description of each type of certificate.


                                  RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the following risk factors before purchasing the Demand Loan Certificates and Subordinated Debt Certificates offered hereby.


INCOME TAX MATTERS

     In July 1983, Farmland sold the stock of Terra Resources, Inc. ("Terra"), a wholly owned subsidiary engaged in oil and gas exploration and production operations, and exited its oil and gas exploration and production activities. The gain from the sale of Terra amounted to $237.2 million for tax reporting purposes.

     On March 24, 1993, the Internal Revenue Service ("IRS") issued a statutory notice to Farmland asserting deficiencies in federal income taxes (exclusive of statutory interest thereon) in the aggregate amount of $70.8 million. The asserted deficiencies relate primarily to the Company's tax treatment of the $237.2 million gain resulting from its sale, in July 1983, of the stock of Terra and the IRS's contention that Farmland incorrectly treated the Terra sale gain as income against which certain patronage-sourced operating losses could be offset. The statutory notice further asserts that Farmland incorrectly characterized for tax purposes gains aggregating approximately $14.6 million, and a loss of approximately $2.3 million, from dispositions of certain other assets.

     On June 11, 1993, Farmland filed a petition in the United States Tax Court contesting the asserted deficiencies in their entirety. The case was tried on June 13-15, 1995. The parties submitted post-trial briefs to the court in September 1995 and reply briefs were submitted to the court in November 1995.

     If the United States Tax Court decides in favor of the IRS on all unresolved issues raised in the statutory notice, Farmland would have additional federal and state income tax liabilities aggregating approximately $85.8 million plus accumulating statutory interest thereon (approximately $209.2 million, before tax benefits of the interest deduction, through August 31, 1996), or $295.0 million in the aggregate at August 31, 1996. In addition, such a decision would affect the computation of Farmland's taxable income for its 1989 tax year and, as a result, could increase Farmland's federal and state income taxes for that year by approximately $5.0 million plus accumulating statutory interest thereon (approximately $6.6 million), or $11.6 million in the aggregate at August 31, 1996. The asserted federal and state income tax liabilities and accumulated interest thereon would become immediately due and payable unless the Company appealed the decision and posted the requisite bond to stay assessment and collection.

     The liability resulting from an adverse decision by the United States Tax Court would be charged to current earnings and would have a material adverse effect on the Company. In the event of such an adverse determination of the Terra tax issue, certain financial covenants of the Company's Credit Agreement (the "Agreement"), dated May 15, 1996, become less restrictive. Had the United States Tax Court decided in favor of the IRS on all unresolved issues, and had all related additional federal and state income taxes and accumulated interest thereon been due and payable on August 31, 1996, Farmland's borrowing capacity under the Agreement was adequate at that time to finance the liability. However, Farmland's ability to finance such an adverse decision depends substantially on the financial effects of future operating events on its borrowing capacity under the Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition, Liquidity and Capital Resources" included herein.
SUBORDINATION AND ADDITIONAL DEBT

     The Subordinated Debt Certificates offered by this Prospectus for sale and for exchange are unsecured obligations of Farmland and are subordinated in right of payment to all existing and future Senior Indebtedness. Senior Indebtedness of Farmland includes the Demand Loan Certificates, money borrowed from time to time from certain financial institutions (including without limitation pursuant to the five year Credit Agreement; see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources" included herein) and amounts due and payable under any instrument which provides that such amounts are to be Senior Indebtedness. The indentures under which the Subordinated Debt Certificates and Demand Loan Certificates are issued do not contain any provisions that would limit the ability of the Company or any of its affiliates to incur indebtedness (secured or unsecured; non-subordinated or subordinated) or that would afford holders of the Subordinated Debt Certificates and Demand Loan Certificates protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving the Company that may adversely affect holders of the Subordinated Debt Certificates and Demand Loan Certificates. See "Description of the Ten-Year Subordinated Capital Investment Certificates," "Description of the Five-Year Subordinated Capital Investment Certificates," "Description of the Ten-Year Subordinated Monthly Income Capital Investment Certificates," "Description of the Five-Year Subordinated Monthly Income Capital Investment Certificates" and "Description of the Demand Loan Certificates" included herein. Certain of the Company's borrowing and lease agreements contain financial covenants regarding working capital, the ratio of certain debts to average cash flow and the ratio of equity to total capitalization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources" and the subcaption "Subordination" within the description of each type of Subordinated Debt Certificate.

     The Demand Loan Certificates are general unsecured and non-subordinated obligations of the Company and rank on parity in right of payment with all other unsecured and non-subordinated indebtedness of the Company.

     In addition, the Demand Loan Certificates and the Subordinated Debt Certificates will be effectively subordinated to all obligations of Farmland's subsidiaries. Any right of Farmland to receive assets of any of its subsidiaries upon the liquidation or recapitalization of any such subsidiary (and the consequent right of holders of the Demand Loan Certificates and the Subordinated Debt Certificates to participate in those assets) will be subject to the claims of such subsidiary's creditors, except to the extent that Farmland itself is recognized as a creditor of such subsidiary. Even if Farmland is recognized as a creditor of a subsidiary, Farmland's claims still would be subject to any security interests in the assets of such subsidiary and any indebtedness or other liability of such subsidiary that is senior to Farmland's claims. Accordingly, by operation of the foregoing principles, the Demand Loan Certificates and the Subordinated Debt Certificates will be effectively subordinated to all indebtedness and other liabilities, including trade accounts payable, of Farmland's subsidiaries.

     As of August 31, 1996, (i) the Company had outstanding $543.5 million of Senior Indebtedness, including the Demand Loan Certificates, (ii) the Company had outstanding $324.1 million aggregate principal amount of subordinated indebtedness, including the Subordinated Debt Certificates, (iii) certain of the Company's subsidiaries had outstanding $151.5 million aggregate principal amount of indebtedness, of which $128.0 million was nonrecourse to the Company, and
(iv) the Company had outstanding other instruments (principally long-term leases) which provide for aggregate payments of approximately $308.8 million over 14 years.


RESTRICTED REDEMPTION RIGHTS OF HOLDERS OF SUBORDINATED DEBT CERTIFICATES

     OWNERS OF THE SUBORDINATED DEBT CERTIFICATES MAY NOT LIQUIDATE THEIR INVESTMENTS EXCEPT UNDER RESTRICTED CONDITIONS SUMMARIZED BELOW AND MORE FULLY STATED IN EACH OF THE SUBORDINATED DEBT CERTIFICATE'S RESPECTIVE TRUST INDENTURE. THE RESTRICTED REDEMPTION RIGHTS OF HOLDERS OF THE SUBORDINATED DEBT CERTIFICATES MAY BE UNSUITABLE TO THE INVESTMENT OBJECTIVES OF CERTAIN PROSPECTIVE INVESTORS.

     Farmland will not redeem any of the Subordinated Capital Investment
Certificates prior to maturity except:     (i)  upon death of an owner; or,
       (ii) after the date any Subordinated Capital Investment Certificate becomes eligible for redemption prior to maturity at the option of the owner, in additional amounts limited in any month to the greater of $500,000 or 1/2 of 1% of the balance outstanding under the Subordinated Capital Investment Certificates' respective trust indenture at the end of the previous month, provided such balance outstanding is greater than $5,000,000. If such balance outstanding is less than $5,000,000, there will be no limitation on early redemption of eligible Subordinated Capital Investment Certificates outstanding under such trust indenture.

     Farmland will not redeem the Subordinated Monthly Income Capital Investment Certificates prior to maturity except upon the death of an owner.

     Farmland has the right to call the Subordinated Capital Investment Certificates any time after two years from the date of issuance thereof. See the subcaption "Redemption" within the description, included herein, of each type of certificate.


SOURCE OF FUNDS TO PAY INTEREST AND PRINCIPAL
     Farmland does not establish special cash reserves for payment of principal or interest on its Demand Loan and Subordinated Debt Certificates. In the past, Farmland has relied on general corporate funds provided by operations, sales of assets, and other borrowings (including the issuance of other Demand Loan and Subordinated Debt Certificates) to fund such payments. Farmland intends to make interest payments on and to redeem Demand Loan and Subordinated Debt Certificates in accordance with the respective trust indentures with cash from operations, borrowings, and from issuance of other Demand Loan or Subordinated Debt Certificates.


GENERAL FACTORS AFFECTING THE BUSINESS

     The Company's revenues, margins and net income depend, to a large extent, on conditions in agriculture and may be volatile due to factors beyond the Company's control, such as weather, crop failures, federal agricultural programs, production efficiencies and U.S. imports and exports and other factors. In addition, various federal and state regulations to protect the environment encourage farmers to reduce the amount of fertilizer and other chemical applications that they use. Global variables which affect supply, demand and price of crude oil, refined fuels, natural gas and other commodities may impact the Company's operations. Historically, changes in the costs of raw materials used in the manufacture of the Company's finished products have not necessarily resulted in corresponding changes in the prices at which such products have been sold by the Company. Management cannot determine the extent to which these factors may impact future operations of the Company. The Company's cash flow and net income may continue to be volatile as conditions affecting agriculture and markets for the Company's products change. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations for Years Ended August 31, 1994, 1995, and 1996" and "Business - Raw Materials" included herein.

LIMITED ACCESS TO EQUITY CAPITAL MARKETS

     As a cooperative, the Company cannot sell its common equity to traditional public or private markets. Instead, equity is raised largely from cooperative voting members, associate members and patrons. Farmland's equity results from payment of the noncash portion of patronage refunds with common stock, associate member common stock and capital credits and from net income on transactions with nonmembers (retained earnings). See ''Business - Patronage Refunds and Distribution of Annual Earnings'' and '' - Equity Redemption Plans" included herein.


ENVIRONMENTAL MATTERS

     The Company is subject to various stringent federal, state and local environmental laws and regulations in the United States which regulate the Company's petroleum operations, farm supply manufacturing and distribution operations, its food processing and marketing operations and its grain marketing operations, or which may impose liability for the cleanup of environmental contamination. The Company has incurred and will continue to incur substantial capital expenditures and operating costs related to these laws and regulations. The Company cannot, however, predict the impact of new or amended laws or regulations, nor can it predict with certainty how existing laws and regulations will be enforced or interpreted. See ''Business - Matters Involving the Environment'' included herein.

     Many of the Company's current and former facilities have been in operation for many years and, over such time, the Company and other predecessor operators of such facilities have generated, used, stored, or disposed of substances or wastes that are or might be considered hazardous under applicable environmental laws. As a result of such operations, the soil and groundwater at or under certain of the Company's current and former facilities have been contaminated. Material expenditures may be required by the Company in the future to remediate contamination from past or future releases of hazardous substances or wastes.

     The Company wholly or jointly owns or operates 34 grain elevators and 58 manufacturing properties and has potential responsibility for environmental conditions at a number of former manufacturing facilities and at waste disposal facilities operated by third parties. The Company also has been identified as a potentially responsible party (a ''PRP'') under the federal Comprehensive Environmental Response, Compensation and Liability Act (''CERCLA'') at various National Priority List sites and has unresolved liability with respect to the past disposal of hazardous substances at five such sites. CERCLA may impose joint and several liability on certain statutory classes of persons for the costs of investigation and remediation of contaminated properties, regardless of fault or the legality of the original disposal. These persons include the present and former owner or operator of a contaminated property, and companies that generated, disposed of or arranged for the disposal of, hazardous substances found at the property. The Company is investigating or remediating contamination at 28 properties. During 1994, 1995 and 1996, the Company paid approximately $1.4 million, $3.2 million and $1.8 million, respectively, for environmental investigation and remediation.

     The Company currently is aware of probable obligations for environmental matters at 39 properties. As of August 31, 1996, the Company has an environmental accrual in its Consolidated Balance Sheet for probable and reasonably estimated costs for remediation of contaminated property of $18.9 million. The Company periodically reviews and, as appropriate, revises its environmental accruals. Based on current information and regulatory requirements, the Company believes that the accruals established for environmental expenditures are adequate.

     The Company's actual final costs of addressing certain environmental matters are not quantifiable, and therefore have not been accrued, because such matters are in preliminary stages and the timing, extent and costs of various actions which governmental authorities may require are currently unknown. Management is aware of other environmental matters for which there is a reasonable possibility that the Company will incur costs to resolve. It is possible that the costs of resolution of the matters described in this paragraph may exceed the liabilities which, in the opinion of management, are probable and which costs are reasonably estimable at August 31, 1996. In the opinion of management, it is reasonably possible for such costs to be approximately an additional $20.6 million. See "Business - Matters Involving the Environment" included herein.


ABSENCE OF PUBLIC MARKET

     There is currently no trading market for Farmland's Subordinated Debt Certificates or Demand Loan Certificates. It is unlikely that a secondary market for these securities will develop.


AFFILIATED UNDERWRITER

     Farmland Securities Company ("FSC") is a wholly-owned subsidiary of Farmland. FSC's business is limited to the offer and sale of securities issued by Farmland. This offering is being made in compliance with terms of a partial exemption from requirements of Schedule E of the NASD Bylaws; no persons, other than persons associated with Farmland or FSC, participated in determining the price and other terms of the securities offered hereby. See "Plan of Distribution" included herein.
POTENTIAL TAXABLE GAINS OR LOSSES FROM THE EXCHANGE

     An exchange of Subordinated Debt Certificates in a transaction permitted by this Prospectus could result in a gain or a loss for purposes of determining taxable income of holders of Subordinated Debt Certificates. See "Exchange Offer" included herein.


                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data as of the end of and for each of the years in the five-year period ended August 31, 1996 are derived from the Consolidated Financial Statements of the Company, which Consolidated Financial Statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The Consolidated Financial Statements as of August 31, 1995 and 1996 and for each of the years in the three-year period ended August 31, 1996 (the "Consolidated Financial Statements"), and the independent auditors' report thereon, are included elsewhere herein. The information set forth below should be read in conjunction with information appearing elsewhere herein: "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes.

                                                                   Year Ended August 31
                                          1992             1993             1994             1995             1996
                                                           (Amounts in Thousands except ratios)
SUMMARY OF OPERATIONS:(1)(2)
Net Sales........................... $  3,429,307     $  4,722,940     $  6,677,933     $  7,256,869     $  9,788,587
Operating Income of Industry
  Segments..........................      160,912           86,579          154,799          293,381          238,825
Interest Expense....................       27,965           36,764           51,485           53,862           62,445
Income (Loss) From
  Continuing Operations ............       61,046          (30,400)          73,876          162,799          126,418
Net Income (Loss)...................  $    62,313      $   (30,400)     $    73,876      $   162,799      $   126,418

DISTRIBUTION OF NET INCOME (LOSS):
Patronage Refunds:


  Allocated Equity..................  $     1,038      $     1,155      $    44,032      $    61,356      $    60,776
  Cash and Cash Equivalents.........       17,918              495           26,580           33,061           32,719
Earned Surplus and Other
  Equities..........................       43,357          (32,050)           3,264           68,382           32,923

                                      $    62,313      $   (30,400)          73,876      $   162,799      $   126,418
RATION OF EARNINGS TO FIXED
  CHARGES (3).......................      2.5             Note 3            2.1              4.0              3.0
BALANCE SHEETS:
Working Capital.....................  $   208,629      $   260,519      $   290,704      $   319,513      $   322,050
Property, Plant and
  Equipment, Net....................      446,002          504,378          501,290          592,145          717,224
Total Assets........................    1,526,392        1,719,981        1,926,631        2,185,943        2,568,446
Long-Term Borrowings (excluding
  current maturities)...............      296,297          482,112          506,531          469,718          616,258
Capital Shares and Equities.........      588,129          561,707          585,013          687,287          755,331


[FN]

1. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources", included herein, for a discussion of the pending income tax litigation relating to Terra, a former subsidiary of the Company.

2.   Acquisitions and Dispositions:

     a) In December 1993, the Company acquired all the common stock of seven (subsequently increased to eight) international grain trading companies (collectively referred to as "Tradigrain"). The purchase price for Tradigrain ($31.4 million) was paid in cash. See Note 2 of the Notes to Consolidated Financial Statements included herein.

     b) During 1993, the Company and partners NBPC. Farmland retained a 58% ownership interest in NBPC by investing $10.5 million in cash. The partnership interest was increased to 68% effective March 31, 1995 and to 75% effective September 1, 1996). On April 15, 1993, NBPC acquired the business of Idle Wild Foods, Inc. ("Idle Wild"), a beef packing plant and feedlot located in Liberal, Kansas. NBPC acquired the assets by assuming liabilities of Idle Wild with a fair value of approximately $130.6 million. The acquisition has been accounted for as a purchase and, accordingly, the results of operations of NBPC have been included in the Company's Consolidated Financial Statements from April 15, 1993. The excess of liabilities assumed over the fair value of the net identifiable assets acquired has been recorded as goodwill.

     c) On August 30, 1993, The Cooperative Finance Association ("CFA") purchased 10,113,000 shares of its voting common stock from Farmland as part of a recapitalization plan which established CFA as an independent finance association for its members. As a result of CFA's stock purchase and amendments to CFA's bylaws, Farmland did not have voting control of CFA at August 31, 1993 and, therefore, did not include CFA in its consolidated balance sheet at August 31, 1993. Farmland's remaining investment in CFA is being accounted for by the cost method.

     d) Effective June 30, 1992, Farmland acquired substantially all the business and assets of Union Equity Co-Operative Exchange ("Union Equity") in exchange for 2,051,880 shares of Farmland common stock with a par value of $51.3 million and Farmland's assumption of substantially all of Union Equity's liabilities. The acquisition has been accounted for as a purchase and, accordingly, the results of operations of Union Equity have been included in the Company's Consolidated Financial Statements from June 30, 1992. The excess of the purchase price over the fair value of the net identifiable assets ($21.0 million) acquired has been recorded as goodwill and is being amortized on a straight-line basis over 25 years.

     e) The following unaudited financial information for the years ended August 31, 1992 and 1993 present pro forma results of operations of the Company as if the disposition of CFA and the acquisitions of Union Equity and NBPC had occurred at the beginning of each period presented. The pro forma financial information includes adjustments for amortization of goodwill, additional depreciation expense, and increased interest expense both on recourse and nonrecourse debt assumed in the acquisitions. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company been a single entity which excluded CFA and included Union Equity and NBPC for the full years 1992 and 1993.

                                           August 31 (Unaudited)

                                           1992           1993

                                         (Amounts in Thousands)

Net Sales............................  $  5,441,303   $  5,357,867

Income (Loss) Before Extraordinary
Item.................................  $     47,225   $    (44,040)



3. The ratios of earnings to fixed charges have been computed by dividing fixed charges into the sum of (a) income (loss) before taxes for the enterprise as a whole, less capitalized interest and with adjustments to appropriately reflect the Company's majority-owned, 50%-owned, and less-than-50%-owned affiliates, and (b) fixed charges. Fixed charges consist of interest on all indebtedness (including amortization of debt issuance expenses) and the component of operating rents determined to be interest, with adjustments as appropriate to reflect the Company's 50%-owned and less-than-50%-owned affiliates. Income was inadequate to cover fixed charges for the year ended August 31, 1993. The dollar amount of the coverage deficiency was $36.6 million.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically maintained two primary sources for debt capital: a substantially continuous public offering of its subordinated debt and demand loan securities (the "continuous debt program") and bank lines of credit.

     The Company's debt securities issued under the continuous debt program generally are offered on a best-efforts basis through the Company's wholly owned broker-dealer subsidiary, Farmland Securities Company, and through American Heartland Investments, Inc. (which is not affiliated with Farmland), and also may be offered by selected unaffiliated broker-dealers. The types of securities offered in the continuous debt program include certificates payable on demand and five- and ten-year subordinated debt certificates. The total amount of such debt outstanding and the flow of funds to, or from, the Company as a result of the continuous debt program are influenced by the rate of interest which Farmland establishes for each type of debt certificate offered and by options of Farmland to call for redemption certain of its outstanding debt certificates. During the year ended August 31, 1996, the outstanding balance of demand certificates increased by $26.6 million and the outstanding balance of subordinated debt certificates increased by $24.1 million.

     In May 1996, Farmland entered into a five year Credit Agreement (the "Agreement") with various participating banks. The Agreement provides a $1.1 billion facility, subject to compliance with financial covenants as set forth in the Agreement, consisting of an annually renewable short-term credit of up to $650.0 million and a long-term credit of up to $450.0 million.

     Farmland pays commitment fees under the Agreement equal to 1/10 of 1% annually on the unused portion of the short-term credit and 1/4 of 1% annually on the unused portion of the long-term credit. In addition, Farmland must comply with the Agreement's financial covenants regarding working capital, the ratio of certain debts to average cash flow, and the ratio of equity to total capitalization, all as defined therein. The short-term credit provisions of the Agreement are subject to review and renewal annually by the lenders and the Company. The next renewal date is in May 1997. The Agreement matures in May 2001.

     At August 31, 1996, under the Agreement the Company had short-term borrowings of $236.6 million, long-term borrowings of $175.0 million and $69.5 million was being utilized to support letters of credit issued on behalf of Farmland by participating banks. As of August 31, 1996, under the short-term credit provisions, the Company had capacity to finance additional working capital of $386.7 million and, under the long-term credit provisions, the Company had capacity to borrow up to an additional $232.2 million.

     NBPC maintains borrowing agreements with a group of banks which provide financing support for its beef packing operations. Such borrowings are nonrecourse to Farmland or Farmland's other affiliates (except to the extent of $10.0 million). At August 31, 1996, $90.0 million was available under this facility of which $47.0 million was borrowed and $0.6 million was utilized to support letters of credit. In addition, NBPC has incurred certain long-term borrowings from Farmland. NBPC has pledged certain assets to Farmland and such group of banks to support its borrowings.

     Tradigrain has borrowing agreements with various international banks which provide financing and letters of credit to support current international grain trading transactions. Obligations of Tradigrain under these loan agreements are nonrecourse to Farmland or Farmland's other affiliates. At August 31, 1996, such borrowings totaled $78.8 million.

     The Company maintains other borrowing arrangements with banks and financial institutions. Under such agreements, at August 31, 1996, $18.0 million was borrowed.

     In the opinion of management, these arrangements for debt capital are adequate for the Company's present operating and capital plans. However, alternative financing arrangements are continuously evaluated.

     Leveraged leasing has been utilized to finance railcars and a substantial portion of the Company's fertilizer production equipment. Under the most restrictive covenants of its leases, the Company has agreed to maintain working capital of at least $75.0 million, Consolidated Funded Debt of not greater than 65% of Consolidated Capitalization and Senior Funded Debt of not greater than 50% of Consolidated Capitalization (all as defined in the most restrictive lease).

     As a cooperative, Farmland's member-sourced net earnings (i.e., income from business done with or for members) are distributed to its voting members, associate members and patrons in the form of common shares, associate member common shares, capital credits or cash. For this purpose, net income or loss is determined in accordance with the requirements of federal income tax law up to 1994 and is determined in accordance with generally accepted accounting principles in 1995 and after. Other income is treated as "nonmember-sourced income". Nonmember-sourced income is subject to income tax and after-tax earnings are transferred to earned surplus. Under Farmland's bylaws, the member-sourced income is distributed to members as patronage refunds unless the earned surplus account, at the end of that year, is lower than 30% of the sum of the prior year-end balance of outstanding common shares, associate member shares, capital credits and patronage refunds for reinvestment. In such cases, member-sourced income is reduced by the lesser of 15% or an amount required to increase the earned surplus account to the required 30%. The amount by which the member-sourced income is so reduced is treated as nonmember-sourced income. The member-sourced income remaining is distributed to members as patronage refunds. For the years 1994, 1995 and 1996, the earned surplus account exceeded the required amount by $2.3 million, $62.8 million and $45.5 million, respectively.

     Generally, a portion of the patronage refund is distributed in cash and the balance (the allocated equity portion) is distributed in common shares, associate member common shares or capital credits (depending on the membership status of the recipient), or the Board of Directors may determine to distribute the allocated equity portion in any other form or forms of equities. The allocated equity portion of the patronage refund is determined annually by the Board of Directors, but the allocated equity portion of the patronage refund is not deductible for federal income tax purposes when it is issued unless at least 20% of the amount of the patronage refund is paid in cash. The allocated equity portion of the patronage refund is a source of funds from operations which is retained for use in the business and increases Farmland's equity base. Common shares and associate member common shares may be redeemed by cash payments from Farmland to holders thereof who participate in Farmland's base capital plan. Common stock, associate member common stock, capital credits and other equities of Farmland and Foods may be redeemed under other equity redemption plans. The base capital plan and other equity redemption plans are described under "Business - Equity Redemption Plans" included herein.

     Cash provided by operating activities totaled $182.1 million in 1996 compared with $47.5 million in 1995. This increase is primarily the result of the cash effect of changes in working capital as cash generated through a reduction in inventories and an increase in accounts payable were partially offset by increased levels of accounts receivable and other current assets.

     Other major sources of cash include $53.2 million from distributions from joint ventures, sale of investments and collection of long-term notes receivable, $50.7 million from investors in demand loan and subordinated debt certificates and $71.1 million from bank loans and other notes.

     Major uses of cash during 1996 include $192.0 million for capital additions and other long-term assets, $51.9 million for acquisition of investments and notes receivable, $39.5 million for acquisition of pork processing businesses and facilities, $32.8 million for patronage refunds and dividends distributed from 1995 earnings and $27.5 million for the redemption of allocated equities under the Farmland base capital plan and special allocated equity redemption plan.

     In July 1983, Farmland sold the stock of Terra, a wholly owned subsidiary engaged in oil and gas exploration and production operations, and exited its oil and gas exploration and production activities. The gain from the sale of Terra amounted to $237.2 million for tax reporting purposes.

     On March 24, 1993, the IRS issued a statutory notice to Farmland asserting deficiencies in federal income taxes (exclusive of statutory interest thereon) in the aggregate amount of $70.8 million. The asserted deficiencies relate primarily to the Company's tax treatment of the $237.2 million gain resulting from its sale, in July 1983, of the stock of Terra and the IRS's contention that Farmland incorrectly treated the Terra sale gain as income against which certain patronage-sourced operating losses could be offset. The statutory notice further asserts that Farmland incorrectly characterized for tax purposes gains aggregating approximately $14.6 million, and a loss of approximately $2.3 million, from dispositions of certain other assets.

     On June 11, 1993, Farmland filed a petition in the United States Tax Court contesting the asserted deficiencies in their entirety. The case was tried on June 13-15, 1995. The parties submitted post-trial briefs to the court in September 1995 and reply briefs were submitted to the court in November 1995.

     If the United States Tax Court decides in favor of the IRS on all unresolved issues raised in the statutory notice, Farmland would have additional federal and state income tax liabilities aggregating approximately $85.8 million plus accumulating statutory interest thereon (approximately $209.2 million, before tax benefits of the interest deduction, through August 31, 1996), or $295.0 million in the aggregate at August 31, 1996. In addition, such a decision would affect the computation of Farmland's taxable income for its 1989 tax year and, as a result, could increase Farmland's federal and state income taxes for that year by approximately $5.0 million plus accumulating statutory interest thereon (approximately $6.6 million), or $11.6 million in the aggregate at August 31, 1996. The asserted federal and state income tax liabilities and accumulated interest thereon would become immediately due and payable unless the Company appealed the decision and posted the requisite bond to stay assessment and collection.

     The liability resulting from an adverse decision by the United States Tax Court would be charged to current earnings and would have a material adverse effect on the Company. In the event of such an adverse determination of the Terra tax issue, certain financial covenants of the Company's Credit Agreement (the "Agreement") become less restrictive. Had the United States Tax Court decided in favor of the IRS on all unresolved issues, and had all related additional federal and state income taxes and accumulated interest thereon been due and payable on August 31, 1996, Farmland's borrowing capacity under the Agreement was adequate at that time to finance the liability. However, Farmland's ability to finance such an adverse decision depends substantially on the financial effects of future operating events on its borrowing capacity under the Agreement.

     No provision has been made in the Consolidated Financial Statements for federal or state income taxes (or interest thereon) in respect of the IRS claims described above. The Company believes that it has meritorious positions with respect to all of these claims.

     In the opinion of Bryan Cave LLP, the Company's special tax counsel, it is more likely than not that the courts will ultimately conclude that the Company's treatment of the Terra sale gain was substantially, if not entirely, correct. Such counsel has further advised, however, that none of the issues involved in this dispute is free from doubt, and there can be no assurance that the courts will ultimately rule in favor of the Company on any of these issues.


RESULTS OF OPERATIONS FOR YEARS ENDED AUGUST 31, 1994, 1995 AND 1996

     The Company's revenues, margins and net income depend, to a large extent, on conditions in agriculture and may be volatile due to factors beyond the Company's control, such as weather, crop failures, federal agricultural programs, production efficiencies and U.S. imports and exports. In addition, various federal and state regulations to protect the environment encourage farmers to reduce the use of fertilizers and other chemicals. Global variables which affect supply, demand and price of crude oil, refined fuels, natural gas and other commodities may impact the Company's operations. Historically, changes in the costs of raw materials used in the manufacture of the Company's finished products have not necessarily resulted in corresponding changes in the prices at which such products have been sold by the Company. Management cannot determine the extent to which these factors may impact future operations of the Company. The Company's cash flow and net income may continue to be volatile as conditions affecting agriculture and markets for the Company's products change.

     The increase (decrease) in sales and operating income by business segment in each of the years in the three-year period ended 1996, compared with the respective prior year, is presented in the below table.

     Management's discussion of industry segment sales, operating income or loss and other factors affecting the Company's net income during 1994, 1995 and 1996 follows the table.

                                           Change in Sales                            Change in Net Income
                                  1994           1995           1996           1994           1995           1996
                                Compared       Compared       Compared       Compared       Compared       Compared
                               with 1993      with 1994      with 1995      with 1993      with 1994      with 1995

                                                               (Amounts in Millions)
INCREASE (DECREASE) OF INDUSTRY SEGMENT
SALES AND OPERATING INCOME OR LOSS:
  Petroleum.................. $     (32)     $      21       $     181      $      32      $     (35)     $      13
  Crop Production............       278              8             165             74             73            (20)
  Feed.......................        49            (60)            102             (4)            (7)             3
  Food Processing
  and Marketing .............       943            337             528              4             56            (11)
  Grain Marketing............       674            279           1,566            (34)            52            (37)
  Other......................        43             (6)            (10)            (4)            -0-            (3)

                              $   1,955      $     579       $   2,532      $      68      $     139      $     (55)



CORPORATE EXPENSES AND OTHER:
General corporate expenses (increase) decrease.......................      $      (9)     $     (14)     $     (11)
Interest expense (increase) decrease.................................            (15)            (2)            (8)
Other income and deductions increase (decrease)......................             14             (6)            10
Equity in net income of investees increase (decrease)................             23             11             18
Minority owners' interest in net income of subsidiaries
  (increase) decrease ...............................................              5            (14)             2
Provision for loss on disposition of assets
  (increase) decrease ...............................................             29             -0-            -0-
Income taxes (increase) decrease.....................................            (11)           (25)             8

Net income increase (decrease).......................................      $     104      $      89      $     (36)




     In computing the operating income or loss of an industry segment, none of the following have been added or deducted: corporate expenses (included in the Consolidated Statements of Operations as selling, general and administrative expenses) which cannot be identified or allocated, practicably, to an industry segment, interest expense, interest income, equity in net income (loss) of investees, other income (deductions) and income taxes.


PETROLEUM

   SALES

      Sales of the petroleum business increased $181.5 million in 1996 compared with 1995. This increase was primarily the result of increased fuel (gasoline, distillate, diesel and propane) prices and unit sales of approximately 11% and 9.5%, respectively.

      Sales of the petroleum business increased $21.3 million in 1995 compared with 1994, or 2.5%. Sales of gasoline increased $42.1 million due to 9.6% higher unit sales and 2.4% higher prices. Sales of distillates and propane decreased $14.3 million and $3.0 million, respectively, and sales of other petroleum products decreased $3.5 million. Unit sales of distillates and propane decreased as a result of the mild winter and a wet spring.

      Sales of petroleum products reflect a decrease of $31.9 million in 1994 compared with 1993 primarily due to lower prices of refined fuels and propane. The effect of lower prices was to reduce reported sales by approximately $62.4 million. Part of this decrease was offset by the effect of a 6% increase in refined fuels and propane unit sales.

   OPERATING INCOME

      The petroleum business had operating income of $5.0 million in 1996 compared to an operating loss of $8.0 million in 1995. This improvement was primarily attributable to higher unit margins resulting from seasonal demand pressure on product price movements. In addition, petroleum realized some margin improvement resulting from increased production capacity at the Company's refinery.

      The petroleum business incurred an operating loss of $8.0 million in 1995 compared with operating income of $27.2 million in 1994. This was attributable to increased crude oil costs (approximately 9%) without corresponding increases in finished product selling prices.

      Results from petroleum operations increased $31.7 million in 1994 compared with 1993 primarily because unit margins on diesel fuels with low levels of sulfur (required by the Environmental Protection Agency ("EPA") for diesel fuel sold after September 30, 1993) were higher than the prior year. These margins, which were significantly higher immediately after the crossover to the low sulfur level diesel fuels, decreased to normal levels later in 1994. In addition, margins on other refined fuels improved in 1994 compared with 1993 because the cost per barrel of crude oil decreased and because production at the Coffeyville, Kansas refinery was substantially higher than in the prior year.


CROP PRODUCTION

   SALES

      Crop production sales, consisting primarily of plant nutrients, increased $164.9 million or 14.1% in 1996 compared with 1995. This increase was primarily a net result of increased unit sales of phosphate and nitrogen fertilizers and higher phosphate prices, partly offset by a slight decline of nitrogen prices.

      Sales of the crop production business increased $8.0 million in 1995 compared with 1994. Sales of plant nutrients increased $117.9 million due to higher selling prices. Unit sales of plant nutrients decreased slightly from the record level of 7.4 million tons set in 1994. Sales of crop protection products reflect a decrease of $109.9 million as a result of placing the Company's crop protection operations in a 50%-owned joint venture on January 1, 1995.

      Crop production sales in 1994 increased $278.5 million compared with 1993 due to higher plant nutrient prices and unit sales. The average price per ton of nutrient increased approximately 13.3% and unit sales increased approximately
1.1 million tons or 18%.

   OPERATING INCOME

      Operating income of the Company's crop production business reflects a decrease of $19.7 million in 1996 compared with 1995. However, the aggregate contribution to net income from all crop production operations (including joint ventures) was at about the same level in 1996 as in 1995.

      The Company's crop production operations reflect a decrease primarily because of lower fertilizer margins. The approximately $6.0 million, or 2.8%, decrease in nitrogen fertilizer margins was the result of lower average unit selling prices combined with higher raw material costs. Unit margins from the Company's phosphate fertilizer operations decreased approximately $17.0 million. The effect of these decreases were largely offset by an increase of approximately $17.1 million in the Company's share of net income from joint ventures engaged in phosphate fertilizer manufacturing operations and an increase of approximately $2.4 million in the Company's share of net income from WILFARM (a joint venture engaged in the distribution of crop protection products).

      Operating income of the crop production business increased $72.7 million in 1995 compared with 1994. In addition, the Company's share of the net income of joint ventures engaged in phosphate manufacturing increased $4.6 million and the Company's share of net income of WILFARM was $2.2 million. The increased operating results from crop production operations was principally attributable to the effect of higher selling price on unit margins and contributed significantly to the Company's increased net income in 1995.

      Operating income of the crop production business in 1994 increased $74.4 million compared with 1993. This increase resulted from higher unit sales and unit margins. Unit margins in 1994 were approximately twice the level of 1993 which increased operating income in this segment approximately $66.8 million. Unit sales increased over one million tons (18%) which increased operating income by approximately $10.8 million. In addition, included in the statement of operations in the caption "Equity in income (loss) of investees", is $15.3 million in 1994 representing the Company's share of net income from fertilizer joint ventures. This is an increase of $23.4 million compared with 1993.
Demand for plant nutrients in 1994 was stronger than in 1993 due to an increase in the number of acres under cultivation, principally corn acreage (corn acreage harvested was relatively low in 1993 due to wet weather and the resulting floods in the Company's trade territory). In addition, demand for plant nutrients was stimulated by favorable weather conditions during the fall and spring application seasons. The increased demand for plant nutrients translated into higher unit sales and margins and contributed significantly to the Company's increased net income in 1994.

FEED

   SALES

      Sales of feed products increased 21.9% to $569.9 million in 1996 compared with $467.7 million in 1995. The increase is primarily attributable to higher unit prices which reflects higher cost of raw materials. In addition, unit sales of formula feed and feed ingredients increased approximately 2% and 10%, respectively.

      Sales of the feed business decreased $60.1 million in 1995 compared with 1994. This decrease reflects lower unit sales in traditional markets for beef, dairy and swine feed partly offset by increased commercial (bulk) feed sales. Unit sales of dairy feed decreased because the number of dairy cattle on feed programs in the Company's trade territory decreased in 1995. Beef and swine feed unit sales decreased because the relatively low market prices available to livestock producers encouraged such producers to reduce input costs wherever possible and such efforts were aided by the mild winter during which pastures in most of the Company's trade area remained open and provided suitable grazing for beef cattle.

      Sales of feed products increased $48.7 million in 1994 compared with 1993. Unit sales of formula feed and feed ingredients each increased approximately 10% which generated a $39.6 million increase in sales. The balance of the sales increase resulted primarily from higher feed ingredient prices.

   OPERATING INCOME

      Operating income of the feed business increased $2.9 million in 1996 compared with 1995. This increase is attributable primarily to increased unit margins on feed grade phosphate and to increased sales of feed ingredients.

      Operating income of the feed business decreased $7.0 million in 1995 compared with 1994. This decease is attributable to decreased unit sales in traditional markets with cooperatives combined with a net loss on sales to commercial accounts.

      Operating income of the feed business segment decreased $3.7 million in 1994 compared with 1993. Gross margins decreased approximately $0.5 million reflecting lower margins on feed ingredients and pet food of $0.8 million and $0.4 million, respectively, partly offset by $0.7 million higher margins on animal health products. In addition, feed sales, marketing and administration expenses increased $3.2 million primarily due to higher commissions and other variable compensation plans.


FOOD PROCESSING AND MARKETING

   SALES

      Sales of the food processing and marketing business increased $528.1 million in 1996 compared with 1995. Beef sales increased $308.7 million due primarily to the effect of including operations of the Hyplains Beef L.C. ("Hyplains") beef plant in the Company's financial statements for a full year in 1996. The Company acquired a majority ownership in this plant in March 1995. Pork sales increased $219.4 million primarily as a result of higher unit sales of branded products mostly as a result of acquisitions (OhSe and Farmstead brands).

      Sales of the food processing and marketing business increased $337.3 million in 1995 compared with 1994. Sales of beef increased $350.6 million. Approximately $235.0 million of this increase resulted from NBPC's purchase of assets from Hyplains (formerly 50%-owned by Farmland). The balance of the increased sales of beef resulted primarily from increased volume (approximately 16%) at NBPC's plant. Sales of pork decreased $13.3 million reflecting the net effect of lower wholesale pork prices, partly offset by higher unit sales.

      Sales of the food processing and marketing business increased $943.0 million in 1994 compared with 1993. Sales of beef increased $747.0 million principally because NBPC has been included in the Company's 1994 results for the full year. NBPC was acquired in April 1993. Pork sales increased
$195.9 million, due mostly to including operations of the Monmouth, Illinois plant in the Company's results for a full year in 1994. This plant was acquired in February 1993. In addition, sales of specialty meats of the Company's Carando division increased $13.0 million.

   OPERATING INCOME

      Operating income of the food processing and marketing business of $66.0 million represents an $11.1 million decrease compared to 1995. This decrease primarily results from decreased margins on fresh pork and increased pork administrative expenses, partially offset by increased beef unit sales.

      Operating income of the food processing and marketing business increased $56.5 million in 1995 compared with 1994. This increase includes increased operating income of $43.5 million in beef operations and $13.0 million in pork operations. In addition, the Company's share of net income of Hyplains in 1995 (for the period prior to its acquisition by NBPC) increased $5.2 million compared with 1994. These increases reflect increased unit margins (mostly a result of lower cattle and hog market prices) and an increased number of cattle and hogs processed.

      Operating income in the food processing and marketing segment of $20.6 million in 1994 reflects an increase of $4.1 million compared with 1993. The increase includes $13.0 million higher operating income of the pork business partly offset by an $8.9 million decrease of operating income of the beef business. Operating income from pork processing and marketing operations increased primarily due to higher volume and higher margins on fresh pork, branded pork, hams and specialty meats of the Carando division. Operating income of the beef business decreased owing to weak consumer demands for beef and industry price competition.


GRAIN MARKETING

   SALES AND OPERATING INCOME

      Grain sales increased $1.6 billion, or 82%, principally owing to a 40% increase in units sold combined with increased grain prices. Grain had a $19.0 million operating loss in 1996 compared with $17.9 million operating income in 1995. The operating loss was principally attributable to drought conditions in certain major wheat producing regions of the United States which resulted in both shortages of and significantly higher prices for wheat. Due to this shortage, the Company had to source wheat (in order to meet contractual obligations), from domestic geographic areas further from the Company's Gulf coast export elevator than expected, resulting in higher than anticipated purchase prices and transportation charges. The Company's policy is to hedge its exposure to price fluctuations. However, in order to avoid influencing price movement in certain commodity futures markets, significant contracts are hedged over a period of time, but as soon as practical, after such contracts are written. In 1996, the Company entered into a significant fixed price sales contract. During the time required to fully hedge this contract, the market for wheat was relatively volatile but generally trended upward. The joint effect of these factors contributed to the loss in the Company's grain operations.

      Sales of grain increased $279.0 million in 1995 compared with 1994. This increase resulted from higher grain prices and unit sales, primarily export sales. Operating income of the grain business totaled $17.9 million in 1995 compared with a loss of $33.5 million in 1994. The increase in operating results was attributable to approximately 59.0 million bushels higher export volume by the North American grain division, increased volume of international grain brokered by Tradigrain and as a result of more favorable unit margins which developed as market prices increased in response to decreased worldwide production in 1995.

      Grain sales increased $673.6 million in 1994 compared with 1993 primarily due to the acquisition of Wells-Bowman Trading Company and from operating elevators in Utah and Idaho which were leased to the Company in 1994.

      The grain marketing business had an operating loss of $33.5 million in 1994 compared with near break-even operations in 1993. The operating loss in 1994 resulted primarily from negative unit margins on international grain transactions and higher domestic operating expenses.


SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses ("SG&A") increased $24.6 million, or 7.1%, in 1996 compared with 1995. Approximately $13.5 million of the increase was directly connected to business segments (primarily the pork and grain businesses) and has been included in the determination of the operating income of business segments. The increase of general corporate expenses, not identified to business segments ($11.1 million), includes higher expenses from improving the management information systems and higher employee related costs.

     SG&A increased $39.1 million in 1995 compared with 1994. Approximately $25.3 million of the increase was directly connected to business segments (primarily the grain and pork businesses) and has been included in the determination of the operating income of business segments. The increase of general corporate expenses, not identified to business segments ($13.8 million), reflects higher variable compensation, pension and other employee costs and higher costs for legal services.

     SG&A increased $81.5 million in 1994 compared with 1993. However, as a percent of sales, these expenses were slightly lower in 1994 than in 1993. Approximately $17.6 million of the increase resulted from acquisitions of subsidiaries and from including NBPC in the Company's financial statements for the full year in 1994. Approximately $29.0 million of the increase was in pork marketing and processing and resulted primarily from including the Monmouth, Illinois pork plant in the Company's operations for a full year, and from higher sales of pork. Farm supply businesses and the grain marketing business had higher SG&A of $13.1 million and $3.4 million, respectively. The balance of the SG&A increase was primarily due to variable compensation plans.


OTHER INCOME (DEDUCTIONS)

   INTEREST EXPENSE

      Interest expense increased $8.6 million in 1996 compared with 1995, reflecting higher average borrowings, partly offset by a slight decline in the average interest rate.

      Interest expense increased $2.4 million in 1995 compared with 1994, reflecting a higher average interest rate (approximately 1/2% higher), partly offset by a lower amount of average borrowings.

      Interest expense reflects an increase of $14.7 million in 1994 compared with 1993. The increase is primarily attributable to including the interest costs of NBPC's beef operations in the Company's financial statements for a full year in 1994, the acquisition of National Carriers, Inc. and Tradigrain in May 1994 and by higher interest rates.

   CAPITAL EXPENDITURES

      See "Business - Capital Expenditures and Investments in Ventures" included herein.


OTHER, NET

      In May 1996, the Company sold its interest in a communications joint venture, Broadcast Partners. The sale resulted in a gain before income taxes of $10.9 million, which has been included in the caption "Other income (deductions): Other, net" in the Company's 1996 Consolidated Statement of Operations. See Note 16 of the Notes to Consolidated Financial Statements included herein.

      In June 1993, the Company filed a lawsuit against 43 insurance carriers and other parties (the "Defendants") seeking declaratory judgments regarding the Defendants' insurance coverage obligations for environmental remediation costs. In 1994, 1995 and 1996, the Company negotiated settlements with 20, 2 and 3 insurance companies, respectively, and, as part of the settlements, the Company provided the Defendants with releases of various possible environmental obligations. As a result of these settlements, the Company received cash payments of $13.6 million, $0.3 million and $0.5 million in 1994, 1995 and 1996, respectively, and has included such amounts in the caption "Other income (deductions): Other, net" in the Company's and Consolidated Statement of Operations for the year then ended. See Note 16 of the Notes to Consolidated Financial Statements included herein.


MATTERS INVOLVING THE ENVIRONMENT

     See "Risk Factors - Environmental Matters" and "Business - Matters Involving the Environment" included herein.


RECENT ACCOUNTING PRONOUNCEMENTS

     In the first quarter of 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, ''Accounting for Certain Investments in Debt and Equity Securities'' (''Statement 115''), which was issued by the Financial Accounting Standards Board (''FASB'') in May 1993. Statement 115 expands the use of fair value accounting and the reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The effect of the Company's implementation of Statement 115 at September 1, 1994 was insignificant.

     In the first quarter of 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 112, ''Employer's Accounting for Postemployment Benefits'' (''Statement 112''), which was issued by FASB in November 1992. Statement 112 establishes standards of accounting and reporting for the estimated cost of benefits provided to former or inactive employees. The effect of the Company's implementation of Statement 112 at September 1, 1994 was insignificant.

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed of" ("Statement 121") was issued by FASB in March 1995 and is effective for fiscal years beginning after December 15, 1995 (the Company's 1997 fiscal year). Statement 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangible, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. Management expects that the adoption of Statement 121 will not have a significant impact on the Company's Consolidated Financial Statements.


CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

      The Company is including the following cautionary statement in this Form S-1 to make applicable and take advantage of the new "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statement made by, or on behalf of, the Company. The factors identified in this cautionary statement important factors (but not necessarily all important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

      Where any such forward-looking statement includes a statement of the assumptions or basis underlying such forward-looking statement, the Company cautions that, while it believes such assumptions or basis to be reasonable and makes them in good faith, assumed facts or basis almost always vary from actual results, and the differences between assumed facts or basis and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words "believe", "expect" and "anticipate" and similar expressions identify forward-looking statements.

      Taking into account the foregoing, the following are identified as important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the
Company:

1.Weather patterns (flood, drought, frost, etc.) or crop failure.

2.Federal or state regulations regarding agricultural programs and production efficiencies.

3.Federal or state regulations regarding the amounts of fertilizer and other chemical applications used by farmers.

4.Factors affecting the export of U.S. agricultural produce (including foreign trade and monetary policies, laws and regulations, political and governmental changes, inflation and exchange rates, taxes, operating conditions and world demand).

5.Factors affecting supply, demand and price of crude oil, refined fuels, natural gas and other commodities.

6.Regulatory delays and other unforeseeable obstacles beyond the Company's control that may affect growth strategies through acquisitions and investments in joint ventures.

7.Competitors in various segments which may be larger than the Company, offer more varied products or possess greater resources.

8.Unusual or unexpected events such as, among other things, litigation settlements, adverse rulings or judgments, and environmental remediation costs in excess of reserves.

9.The factors identified in "Risk Factors" included herein.


                 DETERMINATION OF THE CERTIFICATE INTEREST RATE

     The Certificate Interest Rate ("CIR") is the interest rate per annum on the Subordinated Debt Certificates as determined by Farmland, from time to time, after giving consideration to the current rates of interest established by various money markets, and Farmland's need for funds. With respect to the Demand Loan Certificates, the CIR is the interest rate for Demand Loan Certificates as determined, from time to time, by Farmland. Any change in the CIR will not affect the CIR on any Subordinated Capital Investment Certificates, Subordinated Monthly Income Capital Investment Certificates, or Demand Loan Certificates for which the full purchase price was received prior to the change. Except as hereinafter provided, each Demand Loan Certificate shall earn interest at the CIR in effect on the date of issuance of such Demand Loan Certificate for a period of six (6) months only; provided, however, that if during such six (6) month period the CIR for Demand Loan Certificates is increased to a rate higher than that currently in effect for a Demand Loan Certificate, then each such Demand Loan Certificate shall earn interest at the increased rate from the effective date of the increase to the end of such Demand Loan Certificate's then current six (6) month period. Six (6) months from the date of issuance of each Demand Loan Certificate and each six (6) month anniversary date thereafter, such Demand Loan Certificate shall, if not redeemed, earn interest at the CIR for Demand Loan Certificates in effect on such anniversary date, but only for a six
(6) month period from such anniversary date, subject to the escalation provisions previously set forth. A decrease in the CIR for Demand Loan Certificates will have no effect on the CIR of any Demand Loan Certificate issued prior to the decrease unless such decreased rate is in effect on the first day of the next subsequent six (6) month period of such outstanding Demand Loan Certificate.

     On the date of this Prospectus, the CIR was 7.5% on Five-Year and 8.0% on Ten-Year Subordinated Capital Investment Certificates; 7.5% on Five-Year and 8.0% on Ten-Year Subordinated Monthly Income Capital Investment Certificates; and 5.75% on Demand Loan Certificates. Whenever the CIR is changed, this Prospectus shall be amended to specify the interest rate in effect, after the effective date of the change as specified in the amendment, on the Certificates to be offered pursuant to such Prospectus. Whenever the CIR is changed, each respective Demand Loan Certificate and Subordinated Debt Certificate owner is notified in writing of the change as specified in the amendment. Information concerning the CIR can be obtained from the Prospectus or from Farmland Securities Company, Post Office Box 7305, Kansas City, Missouri 64116 (telephone 1-800-821-8000, extension 6360). See "Description of the Ten-Year Subordinated Capital Investment Certificates," "Description of the Five-Year Subordinated Capital Investment Certificates," "Description of the Ten-Year Subordinated Monthly Income Capital Investment Certificates," "Description of the Five-Year Subordinated Monthly Income Capital Investment Certificates" and "Description of the Demand Loan Certificates" included herein.

                                USE OF PROCEEDS

     The offering is made on a best efforts basis with no established minimum amount of Subordinated Debt Certificates and Demand Loan Certificates that must be sold. No assurance can be provided as to the amount of net proceeds the Company may receive as a result of this offering. Assuming that all of the Subordinated Debt and Demand Loan Certificates offered hereby are sold, net proceeds to the Company will be approximately $250.7 million after deducting estimated commissions and expenses. Any proceeds to the Company from this offering may be used: 1) to fund portions of the Company's capital expenditures and investments in ventures which are estimated to be approximately
$278.3 million through the two-year period ending August 31, 1998; 2) to refinance approximately $58.3 million of Subordinated Debt Certificates with interest rates of 7.25% to 10.5% which mature at various times prior to August 31, 1998; or 3) to redeem Subordinated Debt Certificates prior to maturity at owners' requests, restricted to the limited redemption rights of owners as described in each Subordinated Debt Certificate's respective trust indenture. To the extent that proceeds from sales of the securities offered hereby are less than amounts required for these purposes, such insufficient amounts may be obtained from operations, from bank or other borrowings or from other financing arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources", included herein, "- Capital Expenditures and Investments in Ventures", included herein, and the subcaption "Redemptions" within the description of each type of certificate included herein.

                              PLAN OF DISTRIBUTION

     The securities offered by this Prospectus for cash and for exchange are offered by FSC and AHI, and may be offered by other broker-dealers selected by Farmland. The offering is on a best efforts basis. There is no requirement that any minimum amount of securities offered hereby must be sold. The offering shall be for an indeterminate period of time not expected to be in excess of two years.

     FSC, located at 3315 North Farmland Trafficway, Kansas City, Missouri, is a wholly-owned subsidiary of Farmland organized for the sole purpose of offering Farmland's Demand Loan and Subordinated Debt Certificates for sale to the general public and/or for exchange and to solicit offers therefor which are subject to acceptance by Farmland. FSC is a member of the NASD and the Securities Investor Protection Corporation (SIPC). FSC's involvement in this offering is in compliance with terms of a partial exemption from requirements of Schedule E of the NASD Bylaws; no persons, other than persons associated with Farmland or FSC, participated in determining the price and other terms of the securities offered hereby. FSC is under no firm commitment or obligation to solicit offers for any specified amount of such debt securities. FSC's commitment is to use its best efforts to solicit such orders. Farmland will pay commissions to FSC not to exceed 4% of the aggregate price of Demand Loan Certificates and Subordinated Debt Certificates being offered. Farmland will pay all expenses and liabilities incurred by FSC, limited to an amount not to exceed 3% of the aggregate sales price of Demand Loan and Subordinated Debt Certificates being offered. FSC is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, but has only limited authority to engage in the offer and sale of securities issued by Farmland. Farmland will indemnify FSC for certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Company has engaged AHI, located at 110 E. Iron, P. O. Box 1303, Salina, Kansas 67402, to offer Farmland Demand Loan and Subordinated Debt Certificates to the general public and for exchange and to solicit offers therefore which are subject to acceptance by Farmland. Farmland may engage other broker-dealers that are qualified to offer and sell the Demand Loan Certificates and Subordinated Debt Certificates in a particular state and that are members of the National Association of Securities Dealers, Inc. AHI and each broker-dealer participating in this offering shall be held responsible for complying with all statutes, rules and regulations of all jurisdictions in which each participating broker-dealer offers the Demand Loan and Subordinated Debt Certificates for sale. Farmland will pay to AHI and may pay to other selected broker-dealers for their services a sales commission of not more than 4% of the face amount of Subordinated Debt Certificates and not more than 1/2 of 1% of the face amount of Demand Loan Certificates which AHI and other selected broker-dealers sell. In addition, Farmland will pay to AHI and may pay to other selected broker-dealers an unallocated due diligence and marketing fee of not more than 1/2 of 1% of the face amount of such certificates the broker-dealers sell. Farmland may indemnify AHI and other selected broker-dealers for certain liabilities arising out of violations by Farmland of blue sky laws, or the Securities Act.

     Interstate/Johnson Lane Corporation, a member of the NASD, participated as a qualified independent underwriter in the "due diligence" review with respect to the preparation of this Prospectus and received approximately $45,000 for such participation. As discussed above, Interstate/Johnson Lane Corporation will not be participating in the pricing of this issue.

                                 EXCHANGE OFFER

     Farmland is offering: (1) to the owners of its Subordinated Capital Investment Certificates the right to exchange such certificates for an equivalent principal amount of any Subordinated Monthly Income Capital Investment Certificate ($5,000 minimum) which, at the time of the exchange, is being offered by this Prospectus. The option to exchange a Subordinated Capital Investment Certificate into a Subordinated Monthly Income Capital Investment Certificate is not affected by the period of time the Subordinated Capital Investment Certificate has been held. Farmland will not redeem Subordinated Monthly Income Capital Investment Certificates prior to maturity except upon death of the owner. (2) Farmland is offering to the owners of its Subordinated Capital Investment Certificates, which have been held until eligible for redemption prior to maturity at the option of the owner, the right to exchange such certificates for an equivalent principal amount of any Subordinated Capital Investment Certificate which, at the time of the exchange, is being offered by this Prospectus.
     The option to exchange into Subordinated Capital Investment Certificates is affected by the period of time the outstanding certificate has been held. The required holding period is as follows:

  If, at the time of           Then, to be eligible
 issuance the maturity           for exchange, the
     period of the            certificate must  have
 certificate held was:            been held for:

      (In Years)                    (In Years)
           5                             2
          10                             3
          15                             5
          20                             5

     The exchange will be made effective on the day certificates eligible for exchange are received at Farmland's office in Kansas City, Missouri, provided, however, that any certificates received within a ten (10) day period preceding the record date of such certificates, the exchange shall be made effective as of the first day following such record date. The exchange is irrevocable after the effective date, but is revocable at any time prior to the effective date.
Notice of an owner's revocation may be in writing, delivered to the address given below (see "How to Accept Exchange Offer" included herein) or by telephone to (816) 459-6360. This exchange offer will expire at 12:00 P.M. Eastern Standard Time on December 31, 1997, unless terminated prior to such date.
Owners of certificates eligible for exchange shall be notified by letter from Farmland at least 30 days prior to the effective date of Farmland's termination of this exchange offer.

     Any interest accrued on a certificate being exchanged will be paid on the day the exchange is made effective.

     The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to exchanges of certificates. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences. Generally, the exchange of certificates would be considered as taxable exchanges. The basis for determining a taxable gain or loss on a taxable exchange is for an owner to take into account as gain or loss the difference between the fair market value of the security being received and his basis (usually cost) in the security being exchanged. As a practical matter, most owners should have no gain or loss since the securities were sold at 100% of Face Amount and are being exchanged at 100% of Face Amount. However, since it is possible for a prior owner to have sold his certificate to another person at a cost which is more or less than he had paid for it, a subsequent owner could have a different cost than the original issued cost. Any gain or loss recognized on a taxable exchange would be taken into account for purpose of federal income taxes as a gain or loss from the sale or disposition of a capital asset and would be short-term gain or loss unless, at the time of exchange, it had been held for a period of more than twelve months. Owners of these certificates should seek advice from their tax advisor before accepting the exchange offer.

                          HOW TO ACCEPT EXCHANGE OFFER

     The exchange offer may be accepted by delivering any of the Subordinated Capital Investment Certificates, which are eligible for exchange (see "Exchange Offer" immediately above), to Farmland Securities Company, P.O. Box 7305, Kansas City, Missouri 64116 or American Heartland Investments, Inc. P. O. Box 1303, Salina, Kansas, 67402. The certificates should be assigned to Farmland in the transfer section (on the reverse side of the certificate) and endorsed by all of the persons whose names appear on the face of the certificate. Should any registered owner be incapable of endorsing the certificate, additional documentation may be necessary. Call (816) 459-6360 or write to the above address for specific information. Should registered owners wish to have the new certificate issued to persons other than as shown on the certificate being surrendered in the exchange, the endorsement signatures must be guaranteed by a commercial bank or trust company officer or a NASD member firm representative. The exchange offer must be accompanied by a completed "Order and Receipt for Investment" form supplied by FSC or AHI. The U.S. Treasury Form W-9, Backup Withholding Certificate, included on the order form must be completed and signed by the principal owner of the new certificate.

                           HOW TO TRANSFER OWNERSHIP

     To transfer ownership of certificates, the certificates should be assigned to the new owner(s) in the transfer section on the reverse side of the certificate and endorsed by all persons named on the face of the certificate. Should any registered owner be incapable of endorsing the certificate, additional documentation may be necessary. Call (816) 459-6360 or write Farmland Industries, Inc., P.O. Box 7305, Kansas City, Mo. 64116, Dept. 79 for specific information. All transfer requests require that endorsement signatures be guaranteed by a commercial bank or trust company officer or an NASD member firm representative. Requests for transfer should be accompanied by a completed transfer form supplied by Farmland. The U.S. Treasury Form W-9 Backup Withholding Certificate included with or on the transfer form must be completed and signed by the new principal owner.

     The transfer will be made effective on the day certificates to be transferred are received at Farmland's office in Kansas City, Missouri, provided, however, that for any certificates received within a ten (10) day period preceding the record date of such certificates, the transfer shall be made effective as of the first day following such record date.

                    DESCRIPTION OF THE TEN-YEAR SUBORDINATED
                        CAPITAL INVESTMENT CERTIFICATES

     The Ten-Year Subordinated Capital Investment Certificates, hereinafter within this section ("Description of the Ten-Year Subordinated Capital Investment Certificates") referred to as "Certificates," bearing an interest rate hereinafter described in this section and referred to in this section as the "CIR", are issued under an indenture (the "Indenture of November 8, 1984") dated November 8, 1984, as amended January 3, 1985 and December 3, 1991, between Farmland Industries, Inc. ("Farmland") and Commerce Bank of Kansas City, National Association, Kansas City, Missouri, as Trustee (the "Trustee.")

     The following descriptive paragraphs are brief summaries of certain terms and provisions contained in the Indenture of November 8, 1984, and do not purport to be complete. The section references therein refer to the sections of the Indenture of November 8, 1984. Where references are made to particular sections of said Indenture, such sections are incorporated by reference as a part of the statements made, and such statements are qualified in their entirety by such reference.

GENERAL

     The Certificates are direct obligations of Farmland, but are not secured and are not negotiable. Interest on the principal sum at the CIR per annum is payable at the election of the owner, made at the time of purchase, (i) semiannually or (ii) at maturity or at the date of redemption if redeemed prior to maturity. See "Certificate Interest Rate" below. The Certificates are issued in amounts of $100 or more as of the first day on which payment of the full purchase price has been received by Farmland in Kansas City, Missouri. Any payments (other than wire transfers) received after noon shall be deemed received by Farmland on the next business day. Wire transfers are effective when funds are received. The Certificates mature ten years from date of issue. The payment of the principal at maturity may, at the request of the owner, be paid in a lump sum or in equal monthly, quarterly, semiannual or annual installments, including interest on the unpaid balance at the rate of six percent (6%) per annum, over a period of not more than thirty-six months.

     The issue of Certificates is limited to $500,000,000 outstanding at any one time under the Indenture of November 8, 1984, but such Indenture does not limit the amount of other securities, either secured or unsecured, which may be issued by Farmland. At August 31, 1996, a total of $158.3 million was outstanding.

     Farmland intends to mail to the Certificate owners a copy of the latest annual report containing Farmland's audited Consolidated Financial Statements upon written request of the owner to Farmland Industries, Inc., P. O. Box 7305, Kansas City, Missouri 64116. Attention: Executive Vice President and Chief Financial Officer, Telephone (816) 459-6348.
CERTIFICATE INTEREST RATE

     The CIR is the rate per annum stated on the face of the Certificate. The CIR will be such rate as in effect on the date of issuance, as Farmland may from time to time determine, but any change of the CIR will not affect the CIR on any Certificate for which the full purchase price was received prior to the change. See "Determination of the Certificate Interest Rate" included herein.

     Interest at the CIR per annum is payable on the principal sum at the election of the purchaser, made at the time of purchase, in one of the following ways: (i) semiannually on January 1 and July 1 to owners of record on the last preceding December 31 and June 30, respectively; or (ii) at maturity, or at the date of redemption if redeemed prior to maturity, compounded semiannually on December 31 and June 30 at the CIR which is stated on the face of the Certificate. Any election to receive payment of the interest semiannually is irrevocable. The election to receive payment of the interest at maturity, or at the date of redemption if redeemed prior to maturity, will be terminated upon written request of the owner, such termination to be effective as of the last previous interest compounding date. Such termination is irrevocable and, at the same time, is an election to thereafter receive payment of the interest semiannually. Any interest attributable to periods starting with the date of purchase and ending with the effective date of the written request of the holder to terminate the election to receive payment of the interest at maturity or at the date of redemption if redeemed prior to maturity will be paid upon receipt of the written request to terminate the election. Farmland shall have the right at any time by notice to the owner to terminate any obligation to continue retaining the interest of any owner pursuant to an owner's election. Such termination shall be effective as of the opening of business on the day following the first interest compounding date after such notice is mailed to the owner and the owner will be paid all the interest in the owner's account on the effective date.

REMEDIES IN EVENT OF DEFAULT

     The Indenture of November 8, 1984 contains provisions identifying events which are defined for all purposes of the Indenture as "defaults" (except when the terms are otherwise defined for specific purposes). The Indenture describes the duties and alternative courses of action which, upon the occurrence of a default, will be taken by the Trustee as directed by written notice of the holders of a majority of the principal amount of the Certificates then outstanding. The Indenture provides that action taken by the Trustee, as a result of default, will not impair and that no other provisions in the Indenture will impair the rights of any certificate owner to receive payment of the principal of and interest on such Certificates on or after the respective dates expressed on such Certificate nor will such act by the Trustee or other provisions in the Indenture impair the right of such certificate owner to institute suit for enforcement of such payment, except that 75 per centum in principal amount of the Certificates at the time outstanding may consent on behalf of the owners of all the outstanding Certificates to a postponement of an interest payment for a period not exceeding three years from its due date.

SUBORDINATION

     The payment of the principal and interest on the Certificates is, to the extent set forth in the Indenture of November 8, 1984, subordinate in right of payment to the prior payment in full of all Senior Indebtedness, whether now outstanding or hereafter incurred. "Senior Indebtedness" is defined as (a) the principal of and interest on indebtedness of Farmland (other than the indebtedness of Farmland with respect to its Subordinated Certificates of Investment issued under indentures dated February 25, 1970 and under indentures dated November 29, 1971; and with respect to its Subordinated Capital Investment Certificates issued under indentures dated July 29, 1974, and under an indenture dated November 29, 1976, and under an indenture dated October 24, 1978, and under an indenture dated October 24, 1979, and under an indenture dated May 20, 1980, and under indentures dated November 5, 1980 and under indentures dated November 8, 1984; and with respect to its Subordinated Monthly Income Capital Investment Certificates issued under an indenture dated July 29, 1974, and under an indenture dated October 24, 1979, and under an indenture dated November 5, 1980, and under an indenture dated November 8, 1984, and under an indenture dated November 11, 1985; and with respect to its Subordinated Individual Retirement Account Certificates issued under an indenture dated November 20, 1981 and under an indenture dated November 8, 1984) for money borrowed from or guaranteed to banks, trust companies, insurance companies, or pension trusts or evidenced by securities issued under the provisions of an indenture or similar instrument between Farmland and a bank or trust company other than indebtedness evidenced by instruments which expressly provide that such indebtedness is not superior, or (b) indebtedness created after the date of the Indenture of November 8, 1984, as to which the instrument creating or evidencing the indebtedness provides that such indebtedness is superior in right of payment to the Certificates.

     In the event of any distribution of assets of Farmland under any dissolution, winding up, total or partial liquidation, reorganization or in bankruptcy, insolvency, receivership or other proceeding of Farmland, the holders of all Senior Indebtedness shall be entitled to receive payment in full before the owners of the Certificates are entitled to receive payment. After payment in full of the Senior Indebtedness, the owners of the Certificates will be entitled to participate in any distribution of assets, both as such owners and by virtue of subrogation to the rights of the holders of the Senior Indebtedness to the extent that the Senior Indebtedness was benefited by the receipt of distributions to which the owners of the Certificates would have been entitled if there had been no subordination. By reason of such subordination, in the event of Farmland's insolvency, holders of Senior Indebtedness may receive more, ratably, and owners of the Certificates may receive less, ratably, than other creditors of Farmland (Section 4.05(a)).

     As of August 31, 1996, (i) the Company had outstanding $543.5 million of Senior Indebtedness, including the Demand Loan Certificates, (ii) the Company had outstanding $324.1 million aggregate principal amount of subordinated indebtedness, including the Subordinated Debt Certificates, (iii) certain of the Company's subsidiaries had outstanding $151.5 million aggregate principal amount of indebtedness, of which $128.0 million was nonrecourse to the Company, and
(iv) the Company had outstanding other instruments (principally long-term leases) which provide for aggregate payments of approximately $308.8 million over fourteen years.

     See "Risk Factors - Subordination and Additional Debt" included herein.


REDEMPTION

     The Certificates may be redeemed, after two (2) years from date of issuance, at the option of Farmland at any time prior to maturity, on at least ten days written notice, at face value plus accrued interest to the date of redemption only. The Indenture of November 8, 1984 permits Farmland to select in any manner at its discretion the Certificates to be redeemed.

     Commencing three (3) years after date of issuance, a limited amount of Certificates can be redeemed prior to maturity during each month. The maximum amount that Farmland will redeem prior to maturity during any month is the greater of $500,000 or 1/2 of 1% of the balance outstanding provided the balance outstanding is greater than $5,000,000. If the balance outstanding is less than $5,000,000 there will be no limitation on early redemption of eligible Certificates.

     The 1/2 of 1% limitation is determined as follows:

        (1)Add the face amount of Certificates held by all investors at the end of the preceding month to establish the "combined amount" held by investors at the end of the preceding month.

        (2)Multiply the "combined amount" by 1/2 of 1%.

     If the amount made available for redemption prior to maturity (as determined in step one and two) exceeds the amount requested for redemption prior to maturity, such excess is carried over to the next month and added to the amount available for redemption prior to maturity, provided however that any excess will not be carried beyond Farmland's fiscal year end.

     Redemption prior to maturity will be made upon the surrender of such eligible Certificates properly endorsed accompanied by written request for early redemption to Farmland, in the order in which such written requests for redemption prior to maturity are received by Farmland. In addition to the amount available for redemption prior to maturity as determined above, redemptions will be made in the case of death of an owner of the Certificates upon written request of the legal owner accompanied by satisfactory proof of ownership. Redemptions prior to maturity will be made at the face value of the Certificates plus interest to the date of redemption only. Amounts available for redemption prior to maturity are not set aside in a separate fund (Sections
3.01 and 3.02).


CONCERNING THE TRUSTEE

     The Commerce Bank of Kansas City, National Association, Kansas City, Missouri, is the Trustee under the Indenture of November 8, 1984, and is to perform only such duties as are specifically set forth in that Indenture. In the case of a default, the owners of a majority in aggregate principal amount of the Certificates outstanding at the time of the occurrence of a default have the right to require the Trustee to take action to remedy such default. Upon the occurrence of a default, the Trustee may, and upon the written request of a majority in aggregate principal amount of outstanding Certificates shall, declare the principal of all Certificates outstanding and interest accrued thereon immediately due and payable (Sections 6.03 and 7.02).


MODIFICATION OF THE INDENTURE

     The Indenture of November 8, 1984 contains provisions permitting Farmland, with the consent of the Trustee, to execute supplemental indentures (a) to evidence any succession for another corporation to Farmland and the assumption by the successor corporation of covenants and obligations of Farmland, (b) to add further covenants or provisions which Farmland's Board of Directors and the Trustee consider to be for the protection of the holders of the Certificates, or
(c) to cure any ambiguity in the Indenture (Section 10.01).

     The Indenture of November 8, 1984 contains provisions permitting Farmland and the Trustee, with the consent of the owners of not less than 66-2/3% in aggregate principal amount of the Certificates then outstanding, to execute supplemental indentures, provided that no such supplemental indenture shall
(1) extend the fixed maturity of any Certificates, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest, without the consent of the owner of each Certificate so affected, or (2) reduce the 66-2/3% requirement as to the consent of the owners of the Certificates for changes in any supplemental indenture, without the consent of the owners of all Certificates then outstanding (Section 10.02).


DEFAULTS AND NOTICE THEREOF

     The Indenture of November 8, 1984 provides that any of the following shall constitute a default: (1) failure to pay principal when due; (2) failure to pay interest on Certificates when due, continued for 60 days; (3) certain events of bankruptcy or insolvency; and (4) failure to perform any other covenant or agreement contained in the Indenture, continued for 90 days. Failure to pay either principal or interest when due during the pendency of any dissolution or liquidation proceeding or action to enforce payment of indebtedness shall also constitute such a default (Section 6.01).

     The Indenture of November 8, 1984 provides that the Trustee shall within 90 days after the occurrence of a default, not including periods of grace, give to the Certificate owners notice of all such defaults unless such defaults have been cured; provided that, except in the case of default in the payment of principal of or interest on any of the Certificates, the Trustee shall be protected in withholding such notice if and so long as the Trustee determines that the withholding of such notice is in the interest of the Certificate owners (Section 6.02).

     The Indenture of November 8, 1984 requires Farmland to file with the Trustee and the Securities and Exchange Commission such additional information, documents and reports with respect to compliance by Farmland with the conditions and covenants provided for in said Indenture as may be required from time to time by the Securities and Exchange Commission. Summaries of any such reports filed with the Trustee or the Securities and Exchange Commission pursuant to rules and regulations as prescribed by the Securities and Exchange Commission shall be transmitted to the owners of Certificates in the manner and to the extent provided for in the Indenture (Section 5.03).

     The Indenture of November 8, 1984 does not require any periodic evidence to be furnished as to the absence of default or as to compliance with the terms of the Indenture.


SATISFACTION AND DISCHARGE OF INDENTURE

     The Indenture of November 8, 1984 shall be discharged upon payment or redemption of all Certificates or upon deposit with the Trustee of funds sufficient therefor (Section 12.01).

                   DESCRIPTION OF THE FIVE-YEAR SUBORDINATED
                        CAPITAL INVESTMENT CERTIFICATES

     The Five-Year Subordinated Capital Investment Certificates, hereinafter within this section ("Description of the Five-Year Subordinated Capital Investment Certificates") referred to as "Certificates," bearing an interest rate hereinafter described in this section and referred to in this section as the "CIR", are issued under an indenture (the "Indenture of November 8, 1984") dated November 8, 1984, as amended January 3, 1985 and December 3, 1991, between Farmland Industries, Inc. ("Farmland") and Commerce Bank of Kansas City, National Association, Kansas City, Missouri, as Trustee (the "Trustee.")

     The following descriptive paragraphs are brief summaries of certain terms and provisions contained in the Indenture of November 8, 1984, and do not purport to be complete. The section references therein refer to the sections of the Indenture of November 8, 1984. Where references are made to particular sections of said Indenture, such sections are incorporated by reference as a part of the statements made, and such statements are qualified in their entirety by such reference.


GENERAL

     The Certificates are direct obligations of Farmland, but are not secured and are not negotiable. Interest on the principal sum at the CIR per annum is payable at the election of the owner made at the time of purchase (i) semiannually or (ii) at maturity or at the date of redemption if redeemed prior to maturity. See "Certificate Interest Rate" below. The Certificates are issued in amounts of $100 or more as of the day on which payment of the full purchase price has been received by Farmland in Kansas City. Any payments (other than wire transfers) received after noon shall be deemed received by Farmland on the next business day. Wire transfers are effective when funds are received. The Certificates mature five years from date of issue. The payment of the principal at maturity may, at the request of the owner, be paid in a lump sum or in equal monthly, quarterly, semiannual or annual installments, including interest on the unpaid balance at the rate of six percent (6%) per annum, over a period of not more than thirty-six months.

     The issue of Certificates is limited to $500,000,000 outstanding at any one time under the Indenture of November 8, 1984, but such Indenture does not limit the amount of other securities, either secured or unsecured, which may be issued by Farmland. At August 31, 1996 a total of $73.5 million was outstanding.

     Farmland intends to mail to the Certificate owners a copy of the latest annual report containing Farmland's audited Consolidated Financial Statements upon written request of the owner to Farmland Industries, Inc., P.O. Box 7305,
Kansas City, Missouri 64116.   Attention: Executive Vice President and Chief
Financial Officer, Telephone (816) 459-6348.


CERTIFICATE INTEREST RATE

     The CIR is the rate per annum stated on the face of the Certificate. The CIR will be such rate as is in effect on the date of issuance, as Farmland may from time to time determine, but any change of the CIR will not affect the CIR on any Certificate for which the full purchase price was received prior to the change. See "Determination of the Certificate Interest Rate" included herein.

     Interest at the CIR per annum is payable on the principal sum at the election of the purchaser, made at the time of purchase, in one of the following ways: (i) semiannually on January 1 and July 1, to owners of record on the last preceding December 31 and June 30, respectively; or (ii) at maturity or at the date of redemption if redeemed prior to maturity, compounded semiannually, on December 31 and June 30 at the CIR which is stated on the face of the Certificate. Any election to receive payment of the interest semiannually is irrevocable. The election to receive payment of the interest at maturity, or at the date of redemption if redeemed prior to maturity, will be terminated upon written request of the owner, such termination to be effective as of the last previous interest compounding date. Such termination is irrevocable and, at the same time, is an election to thereafter receive payment of the interest semiannually. Any interest attributable to periods starting with the date of purchase and ending with the effective date of the written request of the holder to terminate the election to receive payment of the interest at maturity or at the date of redemption if redeemed prior to maturity will be paid upon receipt of the written request to terminate the election. Farmland shall have the right at any time by notice to the owner to terminate any obligation to continue retaining the interest of any owner pursuant to an owner's election. Such termination shall be effective as of the opening of business on the day following the first interest compounding date after such notice is mailed to the owner and the owner will be paid all the interest in the owner's account on the effective date.


REMEDIES IN EVENT OF DEFAULT

     The Indenture of November 8, 1984 contains provisions identifying events which are defined for all purposes of the Indenture as "defaults" (except when the terms are otherwise defined for specific purposes). The Indenture describes the duties and alternative courses of action which, upon the occurrence of a default, will be taken by the Trustee as directed by written notice of the holders of a majority of the principal amount of the Certificates then outstanding. The Indenture provides that action taken by the Trustee, as a result of default, will not impair and that no other provisions in the Indenture will impair the rights of any certificate owner to receive payment of the principal of and interest on such Certificates on or after the respective dates expressed on such Certificate nor will such act by the Trustee or other provisions in the Indenture impair the right of such certificate owner to institute suit for enforcement of such payment, except that 75 per centum in principal amount of the Certificates at the time outstanding may consent on behalf of the owners of all the outstanding Certificates to a postponement of an interest payment for a period not exceeding three years from its due date. SUBORDINATION

     The payment of the principal and interest on the Certificates is, to the extent set forth in the Indenture of November 8, 1984, subordinate in right of payment to the prior payment in full of all Senior Indebtedness, whether now outstanding or hereafter incurred. "Senior Indebtedness" is defined as (a) the principal of and interest on indebtedness of Farmland (other than the indebtedness of Farmland with respect to its Subordinated Certificates of Investment issued under indentures dated February 25, 1970 and under indentures dated November 29, 1971; and with respect to its Subordinated Capital Investment Certificates issued under indentures dated July 29, 1974, and under an indenture dated November 29, 1976, and under an indenture dated October 24, 1978, and under an indenture dated October 24, 1979, and under an indenture dated May 20, 1980, and under indentures dated November 5, 1980 and under indentures dated November 8, 1984; and with respect to its Subordinated Monthly Income Capital Investment Certificates issued under an indenture dated July 29, 1974, and under an indenture dated October 24, 1979, and under an indenture dated November 5, 1980, and under an indenture dated November 8, 1984, and under an indenture dated November 11, 1985; and with respect to its Subordinated Individual Retirement Account Certificates issued under an indenture dated November 20, 1981 and under an indenture dated November 8, 1984) for money borrowed from or guaranteed to banks, trust companies, insurance companies, or pension trusts or evidenced by securities issued under the provisions of an indenture or similar instrument between Farmland and a bank or trust company other than indebtedness evidenced by instruments which expressly provide that such indebtedness is not superior, or (b) indebtedness created after the date of the Indenture of November 8, 1984, as to which the instrument creating or evidencing the indebtedness provides that such indebtedness is superior in right of payment to the Certificates.

     In the event of any distribution of assets of Farmland under any dissolution, winding up, total or partial liquidation, reorganization or in bankruptcy, insolvency, receivership or other proceeding of Farmland the holders of all Senior Indebtedness shall be entitled to receive payment in full before the owners of the Certificates are entitled to receive payment. After payment in full of the Senior Indebtedness, the owners of the Certificates will be entitled to participate in any distribution of assets, both as such owners and by virtue of subrogation to the rights of the holders of the Senior Indebtedness to the extent that the Senior Indebtedness was benefited by the receipt of distributions to which the owners of the Certificates would have been entitled if there had been no subordination. By reason of such subordination, in the event of Farmland's insolvency, holders of Senior Indebtedness may receive more, ratably, and owners of the Certificates may receive less, ratably, than other creditors of Farmland (Section 4.05(a)).

     As of August 31, 1996, (i) the Company had outstanding $543.5 million of Senior Indebtedness, including the Demand Loan Certificates, (ii) the Company had outstanding $324.1 million aggregate principal amount of subordinated indebtedness, including the Subordinated Debt Certificates, (iii) certain of the Company's subsidiaries had outstanding $151.5 million aggregate principal amount of indebtedness, of which $128.0 million was nonrecourse to the Company, and
(iv) the Company had outstanding other instruments (principally long-term leases) which provide for aggregate payments of approximately $308.8 million over fourteen years.

     See "Risk Factors - Subordination and Additional Debt" included herein.


REDEMPTION

     The Certificates may be redeemed, after two (2) years from date of issuance, at the option of Farmland at any time prior to maturity, on at least ten days' written notice, at face value plus accrued interest to the date of redemption only. The Indenture of November 8, 1984 permits Farmland to select in any manner at its discretion the Certificates to be redeemed.

     Commencing two (2) years after date of issuance, a limited amount of Certificates can be redeemed prior to maturity during each month. The maximum amount that Farmland will redeem prior to maturity during any month is the greater of $500,000 or 1/2 of 1% of the balance outstanding provided the balance outstanding is greater than $5,000,000. If the balance outstanding is less than $5,000,000 there will be no limitation on early redemption of eligible Certificates.

     The 1/2 of 1% limitation is determined as follows:

        (1)Add the face amount of Certificates held by each investor at the end of the preceding month to establish the "combined amount" held by investors at the end of the preceding month.

        (2)Multiply the "combined amount" by 1/2 of 1%.

     If the amount made available for redemption prior to maturity (as determined in step one and two) exceeds the amount requested for redemption prior to maturity, such excess is carried over to the next month and added to the amount available for redemption prior to maturity, provided however that any excess will not be carried beyond Farmland's fiscal year end.

     Redemption prior to maturity will be made upon the surrender of such eligible Certificates properly endorsed accompanied by written request for early redemption to Farmland, in the order in which such written requests for redemption prior to maturity are received by Farmland. In addition to the amount available for redemption prior to maturity as determined above, redemptions will be made in the case of death of an owner of the Certificates upon written request of the legal owner accompanied by satisfactory proof of ownership. Redemptions prior to maturity will be made at the face value of the Certificates plus interest to the date of redemption only. Amounts available for redemption prior to maturity are not set aside in a separate fund (Sections
3.01 and 3.02).


CONCERNING THE TRUSTEE

     The Commerce Bank of Kansas City, National Association, Kansas City, Missouri, is the Trustee under the Indenture of November 8, 1984, and is to perform only such duties as are specifically set forth in that Indenture. In the case of a default, the owners of a majority in aggregate principal amount of the Certificates outstanding at the time of the occurrence of a default have the right to require the Trustee to take action to remedy such default. Upon the occurrence of a default, the Trustee may, and upon the written request of a majority in aggregate principal amount of the outstanding Certificates shall, declare the principal of all Certificates outstanding and interest accrued thereon immediately due and payable (Sections 6.03 and 7.02).


MODIFICATION OF THE INDENTURE

     The Indenture of November 8, 1984 contains provisions permitting Farmland, with the consent of the Trustee, to execute supplemental indentures (a) to evidence any succession for another corporation to Farmland and the assumption by the successor corporation of covenants and obligations of Farmland, (b) to add further covenants or provisions which Farmland's Board of Directors and the Trustee consider to be for the protection of the holders of the Certificates, or
(c) to cure any ambiguity in the Indenture (Section 10.01).

     The Indenture of November 8, 1984 contains provisions permitting Farmland and the Trustee, with the consent of the owners of not less than 66-2/3% in the aggregate principal amount of the Certificates then outstanding, to execute supplemental indentures, provided that no such supplemental indenture shall
(1) extend the fixed maturity of any Certificates, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest, without the consent of the owner of each Certificate so affected, or (2) reduce the 66-2/3% requirement as to the consent of the owners of the Certificates for changes in any supplemental indenture, without the consent of the owners of all Certificates then outstanding (Section 10.02).


DEFAULTS AND NOTICE THEREOF

     The Indenture of November 8, 1984 provides that any of the following shall constitute a default: (1) failure to pay principal when due; (2) failure to pay interest on Certificates when due, continued for 60 days; (3) certain events of bankruptcy or insolvency; and (4) failure to perform any other covenant or agreement contained in the Indenture, continued for 90 days. Failure to pay either principal or interest when due during the pendency of any dissolution or liquidation proceeding or action to enforce payment of indebtedness shall also constitute such a default (Section 6.01).

     The Indenture of November 8, 1984 provides that the Trustee shall within 90 days after the occurrence of a default, not including periods of grace, give to the Certificate owners notice of all such defaults unless such defaults have been cured; provided that, except in the case of default in the payment of principal of or interest on any of the Certificates, the Trustee shall be protected in withholding such notice if and so long as the Trustee determines that the withholding of such notice is in the interest of the Certificate owners (Section 6.02).

     The Indenture of November 8, 1984 requires Farmland to file with the Trustee and the Securities and Exchange Commission such additional information, documents and reports with respect to compliance by Farmland with the conditions and covenants provided for in said Indenture as may be required from time to time by the Securities and Exchange Commission. Summaries of any such reports filed with the Trustee or the Securities and Exchange Commission pursuant to rules and regulations as prescribed by the Securities and Exchange Commission shall be transmitted to the owners of Certificates in the manner and to the extent provided for in said Indenture (Section 5.03).

     The Indenture of November 8, 1984 does not require any periodic evidence to be furnished as to the absence of default or as to compliance with the terms of the indenture.


SATISFACTION AND DISCHARGE OF INDENTURE

     The Indenture of November 8, 1984 shall be discharged upon payment or redemption of all Certificates or upon deposit with the Trustee of funds sufficient therefor (Section 12.01).

                    DESCRIPTION OF THE TEN-YEAR SUBORDINATED
                 MONTHLY INCOME CAPITAL INVESTMENT CERTIFICATES

     The Ten-Year Subordinated Monthly Income Capital Investment Certificates, hereinafter within this section ("Description of the Ten-Year Subordinated Monthly Income Capital Investment Certificates") referred to as "Certificates," bearing an interest rate hereinafter described in this section and referred to in this section as the "CIR", are issued under an indenture (the "Indenture of November 8, 1984") dated November 8, 1984, as amended January 3, 1985 and November 20, 1985, between Farmland Industries, Inc. ("Farmland") and Commerce Bank of Kansas City, National Association, Kansas City, Missouri, as Trustee (the "Trustee.")
     The following descriptive paragraphs are brief summaries of certain terms and provisions contained in the Indenture of November 8, 1984, and do not purport to be complete. The section references therein refer to the sections of the Indenture of November 8, 1984. Where references are made to particular sections of said Indenture, such sections are incorporated by reference as a part of the statements made, and such statements are qualified in their entirety by such reference.


GENERAL

     The Certificates are direct obligations of Farmland, but are not secured and are not negotiable. The Certificates are issued in amounts of $5,000 or more and in additional increments of $1,000 or more as of the day on which payment of the full purchase price has been received by Farmland in Kansas City, Missouri. Any payments (other than wire transfers) received after noon shall be deemed received by Farmland on the next business day. Wire transfers are effective when funds are received. The Certificates mature ten years from date of issue. Interest on the principal sum at the CIR per annum is payable monthly on the first day of each month following the month in which a Certificate is issued. The payment of the principal at maturity may, at the request of the owner, be paid in a lump sum or in equal monthly, quarterly, semiannual or annual installments, including interest on the unpaid balance at the rate of six percent (6%) per annum, over a period of not more than thirty-six months.

     The issue of Certificates is limited to $500,000,000 outstanding at any one time under the Indenture of November 8, 1984, but such Indenture does not limit the amount of other securities, either secured or unsecured, which may be issued by Farmland. At August 31, 1996, a total of $55.6 million was outstanding.

     Farmland intends to mail to the Certificate owners a copy of the latest annual report containing Farmland's audited Consolidated Financial Statements upon written request of the owner to Farmland Industries, Inc., P.O. Box 7305,
Kansas City, Missouri 64116.   Attention: Executive Vice President and Chief
Financial Officer, Telephone (816) 459-6348.


CERTIFICATE INTEREST RATE

     The CIR is the rate per annum stated on the face of the Certificate. The CIR will be such rate as is in effect on the date of issuance, as Farmland may from time to time determine, but any change of the CIR will not affect the CIR on any Certificate for which the full purchase price was received prior to the change. See "Determination of the Certificate Interest Rate" included herein.


REMEDIES IN EVENT OF DEFAULT

     The Indenture of November 8, 1984 contains provisions identifying events which are defined for all purposes of the Indenture as "defaults" (except when the terms are otherwise defined for specific purposes). The Indenture describes the duties and alternative courses of action which, upon the occurrence of a default, will be taken by the Trustee as directed by written notice of the holders of a majority of the principal amount of the Certificates then outstanding. The Indenture provides that action taken by the Trustee, as a result of default, will not impair and that no other provisions in the Indenture will impair the rights of any certificate owner to receive payment of the principal of and interest on such Certificates on or after the respective dates expressed on such Certificate nor will such act by the Trustee or other provisions in the Indenture impair the right of such certificate owner to institute suit for enforcement of such payment, except that 75 per centum in principal amount of the Certificates at the time outstanding may consent on behalf of the owners of all the outstanding Certificates to a postponement of an interest payment for a period not exceeding three years from its due date.


SUBORDINATION

     The payment of the principal and interest on the Certificates is, to the extent set forth in the Indenture of November 8, 1984, subordinate in right of payment to the prior payment in full of all Senior Indebtedness, whether now outstanding or hereafter incurred. "Senior Indebtedness" is defined as (a) the principal of and interest on indebtedness of Farmland (other than the indebtedness of Farmland with respect to its Subordinated Certificates of Investment issued under indentures dated February 25, 1970 and under indentures dated November 29, 1971; and with respect to its Subordinated Capital Investment Certificates issued under indentures dated July 29, 1974, and under an indenture dated November 29, 1976, and under an indenture dated October 24, 1978, and under an indenture dated October 24, 1979, and under an indenture dated May 20, 1980, and under indentures dated November 5, 1980, and under indentures dated November 8, 1984, and under an indenture dated November 11, 1985; and with respect to its Subordinated Monthly Income Capital Investment Certificates issued under an indenture dated July 29, 1974, and under an indenture dated October 24, 1979, and under an indenture dated November 5, 1980 and under an indenture dated November 8, 1984, and under an indenture dated November 11, 1985; and with respect to its Subordinated Individual Retirement Account Certificates issued under an indenture dated November 20, 1981 and under an indenture dated November 8, 1984) for money borrowed from or guaranteed to banks, trust companies, insurance companies, or pension trusts or evidenced by securities issued under the provisions of an indenture or similar instrument between Farmland and a bank or trust company other than indebtedness evidenced by instruments which expressly provide that such indebtedness is not superior, or (b) indebtedness created after the date of the Indenture of November 8, 1984, as to which the instrument creating or evidencing the indebtedness provides that such indebtedness is superior in right of payment to the Certificates.
     In the event of any distribution of assets of Farmland under any dissolution, winding up, total or partial liquidation, reorganization or bankruptcy, insolvency, receivership or other proceeding of Farmland, the holders of all Senior Indebtedness shall be entitled to receive payment in full before the owners of the Certificates are entitled to receive payment. After payment in full of the Senior Indebtedness, the owners of the Certificates will be entitled to participate in any distribution of assets, both as such owners and by virtue of subrogation to the rights of the holders of the Senior Indebtedness to the extent that the Senior Indebtedness was benefited by the receipt of distributions to which the owners of the Certificates would have been entitled if there had been no subordination. By reason of such subordination, in the event of Farmland's insolvency, holders of Senior Indebtedness may receive more, ratably, and owners of the Certificates may receive less, ratably, than other creditors of Farmland (Section 4.05(a)).

     As of August 31, 1996, (i) the Company had outstanding $543.5 million of Senior Indebtedness, including the Demand Loan Certificates, (ii) the Company had outstanding $324.1 million aggregate principal amount of subordinated indebtedness, including the Subordinated Debt Certificates, (iii) certain of the Company's subsidiaries had outstanding $151.5 million aggregate principal amount of indebtedness, of which $128.0 million was nonrecourse to the Company, and
(iv) the Company had outstanding other instruments (principally long-term leases) which provide for aggregate payments of approximately $308.8 million over fourteen years.

     See "Risk Factors - Subordination and Additional Debt" included herein.


REDEMPTION

     The Certificates can not be called for redemption by Farmland at any time prior to maturity (Section 3.01).

     In addition, Farmland will not redeem the Certificates prior to maturity upon request of the owner. Redemption will be made in the case of death of an owner of the Certificates upon written request of the legal owner accompanied by satisfactory proof of ownership. Redemptions prior to maturity will be made at the face value of the Certificates plus interest to the date of redemption only. Amounts available for redemption prior to maturity are not set aside in a separate fund (Section 3.02).


CONCERNING THE TRUSTEE

     The Commerce Bank of Kansas City, National Association, Kansas City, Missouri, is the Trustee under the Indenture of November 8, 1984, and is to perform only such duties as are specifically set forth in that Indenture. In the case of a default, the owners of a majority in aggregate principal amount of the Certificates outstanding at the time of the occurrence of a default have the right to require the Trustee to take action to remedy such default. Upon the occurrence of a default, the Trustee may, and upon the written request of a majority in aggregate principal amount of the outstanding Certificates shall, declare the principal of all Certificates outstanding and interest accrued thereon immediately due and payable (Section 6.03 and 7.02).


MODIFICATION OF THE INDENTURE

     The Indenture of November 8, 1984 contains provisions permitting Farmland, with the consent of the Trustee, to execute supplemental indentures (a) to evidence any succession for another corporation to Farmland and the assumption by the successor corporation of covenants and obligations of Farmland, (b) to add further covenants or provisions which Farmland's Board of Directors and the Trustee consider to be for the protection of the holders of the Certificates, or
(c) to cure any ambiguity in the Indenture (Section 10.01).

     The Indenture of November 8, 1984 contains provisions permitting Farmland and the Trustee, with the consent of the owners of not less than 66-2/3% in aggregate principal amount of the Certificates then outstanding, to execute supplemental indentures, provided that no such supplemental indentures shall
(1) extend the fixed maturity of any Certificates, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest, without the consent of the owner of each Certificate so affected, or (2) reduce the 66-2/3% requirement as to the consent of the owners of the Certificates for changes in any supplemental indenture, without the consent of the owners of all Certificates then outstanding (Section 10.02).


DEFAULTS AND NOTICE THEREOF

     The Indenture of November 8, 1984 provides that any of the following shall constitute a default: (1) failure to pay principal when due; (2) failure to pay interest on Certificates when due, continued for 60 days; (3) certain events of bankruptcy or insolvency; and (4) failure to perform any other covenant or agreement contained in the Indenture, continued for 90 days. Failure to pay either principal or interest when due during the pendency of any dissolution or liquidation proceeding or action to enforce payment of indebtedness shall also constitute such a default (Section 6.01).

     The Indenture of November 8, 1984 provides that the Trustee shall within 90 days after the occurrence of a default, not including periods of grace, give to the Certificate owners notice of all such defaults unless such defaults have been cured; provided that, except in the case of default in the payment of principal or interest on any of the Certificates, the Trustee shall be protected in withholding such notice if and so long as the Trustee determines that the withholding of such notice is in the interest of the Certificate owners (Section 6.02).

     The Indenture of November 8, 1984 requires Farmland to file with the Trustee and the Securities and Exchange Commission such additional information, documents and reports with respect to compliance by Farmland with the conditions and covenants provided for in said Indenture as may be required from time to time by the Securities and Exchange Commission. Summaries of any such reports filed with the Trustee or the Securities and Exchange Commission pursuant to rules and regulations as prescribed by the Securities and Exchange Commission shall be transmitted to the owners of Certificates in the manner and to the extent provided for in the Indenture (Section 5.03).

     The Indenture of November 8, 1984 does not require any periodic evidence to be furnished as to the absence of default or as to compliance with the terms of said Indenture.


SATISFACTION AND DISCHARGE OF INDENTURE

     The Indenture of November 8, 1984 shall be discharged upon payment or redemption of all Certificates or upon deposit with the Trustee of funds sufficient therefor (Section 12.01).


               DESCRIPTION OF THE FIVE-YEAR SUBORDINATED MONTHLY
                     INCOME CAPITAL INVESTMENT CERTIFICATES

     The Five-Year Subordinated Monthly Income Capital Investment Certificates, hereinafter within this section ("Description of the Five-Year Subordinated Monthly Income Capital Investment Certificates") referred to as "Certificates," bearing an interest rate hereinafter described in this section and referred to in this section as the "CIR", are issued under an indenture dated November 11, 1985 (the "Indenture of November 11, 1985") between Farmland Industries, Inc. ("Farmland") and Commerce Bank of Kansas City, National Association, Kansas City, Missouri, as Trustee (the "Trustee").

     The following descriptive paragraphs are brief summaries of certain terms and provisions contained in the Indenture of November 11, 1985, and do not purport to be complete. The section references therein refer to the sections of the Indenture of November 11, 1985. Where references are made to particular sections of said Indenture, such sections are incorporated by reference as a part of the statements made, and such statements are qualified in their entirety by such reference.


GENERAL

     The Certificates are direct obligations of Farmland, but are not secured and are not negotiable. The Certificates are issued in amounts of $5,000 or more and in additional increments of $1,000 or more as of the day on which payment of the full purchase price has been received by Farmland in Kansas City, Missouri. Any payments (other than wire transfers) received after noon shall be deemed received by Farmland on the next business day. Wire transfers are effective when funds are received. The Certificates mature five years from date of issue. Interest on the principal sum at the CIR per annum is payable monthly on the first day of each month to the owners of record on such payment date commencing with the first day of the month which follows the month in which the Certificate is issued. The payment of the principal at maturity may, at the request of the owner, be paid in a lump sum or in equal monthly, quarterly, semiannual or annual installments, including interest on the unpaid balance at the rate of six percent (6%) per annum, over a period of not more than thirty-six months.

     The issue of Certificates is limited to $500,000,000 outstanding at any one time under the Indenture of November 11, 1985, but such Indenture does not limit the amount of other securities, either secured or unsecured, which may be issued by Farmland. At August 31, 1996, a total of $22.7 million was outstanding.

     Farmland intends to mail to the Certificate owners a copy of the latest annual report containing Farmland's audited Consolidated Financial Statements upon written request of the owner to Farmland Industries, Inc., P. O. Box 7305, Kansas City, Missouri 64116. Attention: Executive Vice President and Chief Financial Officer, Telephone (816) 459-6348.


CERTIFICATE INTEREST RATE

     The CIR is the rate per annum stated on the face of the Certificate. The CIR will be such rate as is in effect at the date of issuance, as Farmland may from time to time determine, but any change of the CIR will not affect the CIR on any Certificate for which the full purchase price was received prior to the change. See "Determination of the Certificate Interest Rate" included herein.


REMEDIES IN EVENT OF DEFAULT

     The Indenture of November 11, 1985 contains provisions identifying events which are defined for all purposes of the Indenture as "defaults" (except when the terms are otherwise defined for specific purposes). The Indenture describes the duties and alternative courses of action which, upon the occurrence of a default, will be taken by the Trustee as directed by written notice of the holders of a majority of the principal amount of the Certificates then outstanding. The Indenture provides that action taken by the Trustee, as a result of default, will not impair and that no other provisions in the Indenture will impair the rights of any certificate owner to receive payment of the principal of and interest on such Certificates on or after the respective dates expressed on such Certificate nor will such act by the Trustee or other provisions in the Indenture impair the right of such Certificate owner to institute suit for enforcement of such payment, except that 75 per centum in principal amount of the Certificates at the time outstanding may consent on behalf of the owners of all the outstanding Certificates to a postponement of an interest payment for a period not exceeding three years from its due date.


SUBORDINATION

     The payment of the principal and interest on the Certificates is, to the extent set forth in the Indenture of November 8, 1984, subordinate in right of payment to the prior payment in full of all Senior Indebtedness, whether now outstanding or hereafter incurred. "Senior Indebtedness" is defined as (a) the principal of and interest on indebtedness of Farmland (other than the indebtedness of Farmland with respect to its Subordinated Certificates of Investment issued under indentures dated February 25, 1970, and under indentures dated November 29, 1971; and with respect to its Subordinated Capital Investment Certificates issued under indentures dated July 29, 1974, and under an indenture dated November 29, 1976, and under an indenture dated October 24, 1978, and under an indenture dated October 24, 1979, and under an indenture dated May 20, 1980, and under indentures dated November 5, 1980, and under indentures dated November 8, 1984, and under an indenture dated November 11, 1985; and with respect to its Subordinated Monthly Income Capital Investment Certificates issued under an indenture dated July 29, 1974, and under an indenture dated October 24, 1979, and under an indenture dated November 5, 1980, and under an indenture dated November 8, 1984, and under an indenture dated November 11, 1985; and with respect to its Subordinated Individual Retirement Account Certificates issued under an indenture dated November 20, 1981, and under an indenture dated November 8, 1984) for money borrowed from or guaranteed to banks, trust companies, insurance companies, or pension trusts or evidenced by securities issued under the provisions of an indenture or similar instrument between Farmland and a bank or trust company other than indebtedness evidenced by instruments which expressly provide that such indebtedness is not superior, or (b) indebtedness created after the date of the Indenture of November 11, 1985, as to which the instrument creating or evidencing the indebtedness provides that such indebtedness is superior in right of payment to the Certificates.

     In the event of any distribution of assets of Farmland under any dissolution, winding up, total or partial liquidation, reorganization or bankruptcy, insolvency, receivership or other proceeding of Farmland, the holders of all Senior Indebtedness shall be entitled to receive payment in full before the owners of the Certificates are entitled to receive payment. After payment in full of the Senior Indebtedness, the owners of the Certificates will be entitled to participate in any distribution of assets, both as such owners and by virtue of subrogation to the rights of the holders of the Senior Indebtedness to the extent that the Senior Indebtedness was benefited by the receipt of distributions to which the owners of the Certificates would have been entitled if there had been no subordination. By reason of such subordination, in the event of Farmland's insolvency, holders of Senior Indebtedness may receive more, ratably, and owners of the Certificates may receive less, ratably, than other creditors of Farmland (Section 4.05(a)).

     As of August 31, 1996, (i) the Company had outstanding $543.5 million of Senior Indebtedness, including the Demand Loan Certificates, (ii) the Company had outstanding $324.1 million aggregate principal amount of subordinated indebtedness, including the Subordinated Debt Certificates, (iii) certain of the Company's subsidiaries had outstanding $151.5 million aggregate principal amount of indebtedness, of which $128.0 million was nonrecourse to the Company, and
(iv) the Company had outstanding other instruments (principally long-term leases) which provide for aggregate payments of approximately $308.8 million over fourteen years.

     See "Risk Factors - Subordination and Additional Debt" included herein.


REDEMPTION

     The Certificates can not be called for redemption by Farmland at any time prior to maturity (Section 3.01).

     In addition, Farmland will not redeem the Certificates prior to maturity upon request of the owner. Redemption will be made in the case of death of an owner of the Certificates upon written request of the legal owner accompanied by satisfactory proof of ownership. Redemptions prior to maturity will be made at the face value of the Certificates plus interest to the date of redemption only. Amounts available for redemption prior to maturity are not set aside in a separate fund (Section 3.02).


CONCERNING THE TRUSTEE

     The Commerce Bank of Kansas City, National Association, Kansas City, Missouri, is the Trustee under the Indenture of November 11, 1985, and is to perform only such duties as are specifically set forth in that Indenture. In the case of a default, the owners of a majority in aggregate principal amount of the Certificates outstanding at the time of the occurrence of a default have the right to require the Trustee to take action to remedy such default. Upon the occurrence of a default, the Trustee may, and upon the written request of a majority in aggregate principal amount of the outstanding Certificates shall, declare the principal of all Certificates outstanding and interest accrued thereon immediately due and payable (Sections 6.03 and 7.02).


MODIFICATION OF THE INDENTURE

     The Indenture of November 11, 1985 contains provisions permitting Farmland, with the consent of the Trustee, to execute supplemental indentures (a) to evidence any succession for another corporation to Farmland and the assumption by the successor corporation of covenants and obligations of Farmland, (b) to add further covenants or provisions which Farmland's Board of Directors and the Trustee consider to be for the protection of the holders of the Certificates, or
(c) to cure any ambiguity in the Indenture (Section 10.01).

     The Indenture of November 11, 1985 contains provisions permitting Farmland and the Trustee, with the consent of the owners of not less than 66-2/3% in aggregate principal amount of the Certificates then outstanding, to execute supplemental indentures, provided that no such supplemental indentures shall
(1) extend the fixed maturity of any Certificates, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest, without the consent of the owner of each Certificate so affected, or (2) reduce the 66-2/3% requirement as to the consent of the owners of the Certificates for changes in any supplemental indenture, without the consent of the owners of all Certificates then outstanding (Section 10.02).
DEFAULTS AND NOTICE THEREOF

     The Indenture of November 11, 1985 provides that any of the following shall constitute a default: (1) failure to pay principal when due; (2) failure to pay interest on Certificates when due, continued for 60 days; (3) certain events of bankruptcy or insolvency; and (4) failure to perform any other covenant or agreement contained in the Indenture, continued for 90 days. Failure to pay either principal or interest when due during the pendency of any dissolution or liquidation proceeding or action to enforce payment of indebtedness shall also constitute such a default (Section 6.01).

     The Indenture of November 11, 1985 provides that the Trustee shall within 90 days after the occurrence of a default, not including periods of grace, give to the Certificate owners notice of all such defaults unless such defaults have been cured; provided that, except in the case of default in the payment of principal or interest on any of the Certificates, the Trustee shall be protected in withholding such notice if and so long as the Trustee determines that the withholding of such notice is in the interest of the Certificate owners (Section 6.02).

     The Indenture of November 11, 1985 requires Farmland to file with the Trustee and the Securities and Exchange Commission such additional information, documents and reports with respect to compliance by Farmland with the conditions and covenants provided for in said Indenture as may be required from time to time by the Securities and Exchange Commission. Summaries of any such reports filed with the Trustee or the Securities and Exchange Commission pursuant to rules and regulations as prescribed by the Securities and Exchange Commission shall be transmitted to the owners of Certificates in the manner and to the extent provided for in said Indenture (Section 5.03).
     The Indenture of November 11, 1985 does not require any periodic evidence to be furnished as to the absence of default or as to compliance with the terms of the Indenture.


SATISFACTION AND DISCHARGE OF INDENTURE

     The Indenture of November 11, 1985 shall be discharged upon payment or redemption of all Certificates or upon deposit with the Trustee of funds sufficient therefor (Section 12.01).

                  DESCRIPTION OF THE DEMAND LOAN CERTIFICATES

     The Demand Loan Certificates are issued under an indenture (the "Indenture of November 20, 1981") dated November 20, 1981, as amended January 4, 1982, between Farmland Industries, Inc. ("Farmland") and Commerce Bank of Kansas City, National Association, Kansas City, Missouri as Trustee (the "Trustee.") Effective January 31, 1989, Commerce Bank resigned as Trustee and UMB Bank, National Association, Kansas City, Missouri has been appointed the Trustee.

     The following descriptive paragraphs are brief summaries of certain terms and provisions contained in the Indenture of November 20, 1981 and do not purport to be complete. The section references therein refer to the sections of the Indenture of November 20, 1981. Where references are made to particular sections of said Indenture, such sections are incorporated by reference as part of the statements made, and such statements are qualified in their entirety by such reference.


GENERAL

     The Demand Loan Certificates are direct obligations of Farmland but are not secured and are not negotiable. The Demand Loan Certificates are issued in amounts of $100 or more, and dated on the day payment of the full purchase price is received by Farmland in Kansas City, Missouri. Any payments (other than wire transfers) received after noon shall be deemed received by Farmland on the next business day. Wire transfers are effective when funds are received. If purchased and held by a member of Farmland for a one (1) month period or by any other purchaser for a six (6) month period immediately following the date of issue the principal amount of the Demand Loan Certificates will bear interest at the Certificate Interest Rate (herein referred to as the "CIR"). The CIR is the interest rate for the Demand Loan Certificates as determined, from time to time, by Farmland. Except as hereinafter provided, each Demand Loan Certificate shall earn interest at the CIR in effect on the date of issuance of such Demand Loan Certificate for a period of six (6) months only; provided, however, that if during such six (6) month period the CIR is increased to a rate higher than that currently in effect for the Demand Loan Certificates, then each such Demand Loan Certificate shall earn interest at the increased rate from the effective date of the increase to the end of such Demand Loan Certificate's then current six (6) month period. Six (6) months from the date of issue of each Demand Loan Certificate and each six (6) month anniversary date thereafter, such Demand Loan Certificate shall, if not redeemed, earn interest at the CIR in effect on such anniversary date, but only for a six (6) month period from such anniversary date, subject to the escalation provisions previously set forth. A decrease in the CIR will have no effect on any Demand Loan Certificate issued prior to the decrease until the first day of the next subsequent six (6) month period of such outstanding Demand Loan Certificate. Holders of Demand Loan Certificates are notified of the effective date of any change of the CIR which affects the Demand Loan Certificates held. The Demand Loan Certificates may be redeemed at face value plus interest to date of redemption at the option of the owner, at any time. No partial redemptions will be permitted. If redeemed by a Farmland member cooperative during a one (1) month period or by any other purchaser during a six (6) month period immediately following the date of issuance, the Demand Loan Certificates shall bear interest from date of issuance to date of redemption at a demand rate of 2% below the CIR. Interest on the principal amount of any Demand Loan Certificate held longer than six (6) months will be computed at the effective CIR and is payable in one of the following ways at the option of the owner, made at the time of purchase and irrevocable as to the purchaser: (i) six (6) months after the date of issuance and at the end of each and every six (6) month period thereafter until the Demand Loan Certificate is surrendered for redemption, or (ii) only at the date of redemption compounded semi-annually at the effective CIR.

     The issuance of Demand Loan Certificates is limited to $500,000,000 outstanding at any one time under the Indenture of November 20, 1981 but such Indenture does not limit the amount of other securities either secured or unsecured, which may be issued by Farmland. At August 31, 1996, a total of $40.1 million was outstanding.

     Farmland intends to mail to the Certificate owners a copy of the latest annual report containing Farmland's audited Consolidated Financial Statements upon written request of the owner to Farmland Industries, Inc., P.O. Box 7305,
Kansas City, Missouri 64116.   Attention: Executive Vice President and Chief
Financial Officer, Telephone (816) 459-6348.

     See "Risk Factors - Subordination and Additional Debt" included herein.


REDEMPTION

     Farmland will redeem the Demand Loan Certificates at any time upon written request of the owner. If the certificate is surrendered for redemption by a Farmland member cooperative during a one (1) month period or by any other owner during a six (6) month period immediately following the date of issuance, interest computed at the applicable demand rate from date of issuance to date of redemption will be paid at the time of redemption of the Demand Loan Certificate. If the Demand Loan Certificate is held for a period longer than six (6) months from date of issuance, interest from the last previous date on which interest was paid or compounded to the date of redemption computed at the applicable CIR will be paid upon redemption. Any interest held for compounding by Farmland in accordance with an interest option made by the purchaser will be paid upon redemption of the Demand Loan Certificate (Section 3.01).


CONCERNING THE TRUSTEE

     The Commerce Bank of Kansas City, National Association, Kansas City, Missouri, the corporation designated to act as Trustee under the Indenture, resigned effective January 31, 1989 and UMB Bank, National Association, Kansas City, Missouri, has been appointed the Trustee under the Indenture of November 20, 1981 and is to perform only such duties as are specifically set forth in that Indenture. In the case of a default, the owners of a majority in aggregate principal amount of the Demand Loan Certificates outstanding at the time of the occurrence of a default have the right to require the Trustee to take action to remedy such default. Upon the occurrence of a default, the Trustee may, and upon the written request of a majority in aggregate principal amount of the Demand Loan Certificates outstanding shall, declare the principal of all Demand Loan Certificates and interest accrued thereon immediately due and payable (Sections 6.03 and 7.02).


MODIFICATION OF THE INDENTURE

     The Indenture of November 20, 1981 contains provisions permitting Farmland, with the consent of the Trustee, to execute supplemental indentures (a) to evidence any succession for another corporation to Farmland and the assumption by the successor corporation of covenants and obligations of Farmland, (b) to add further covenants or provisions which Farmland's Board of Directors and the Trustee consider to be for the protection of the holders of the Certificates, or
(c) to cure any ambiguity in the Indenture (Section 10.01).

     The Indenture of November 20, 1981 contains provisions permitting Farmland and the Trustee, with the consent of the owners of not less than 66-2/3% in aggregate principal amount of the Demand Loan Certificates then outstanding, to execute supplemental indentures adding to or changing any provisions of the indenture of November 20, 1981, or supplemental indentures, provided that no such supplemental Indenture shall (1) extend the fixed maturity of any Demand Loan Certificates, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest, without the consent of the owner of each Demand Loan Certificate so affected, or (2) reduce the 66-2/3% requirement as to the consent of the owners of the Demand Loan Certificates for changes in any supplemental indenture, without the consent of the owner of all Demand Loan Certificates then outstanding (Section 10.02).


DEFAULTS AND NOTICE THEREOF

     The Indenture of November 20, 1981 provides that any of the following shall constitute a default: (1) failure to pay principal on Demand Loan Certificates when due; (2) failure to pay interest on Demand Loan Certificates when due, continued for 60 days; (3) certain events of bankruptcy or insolvency; and (4) failure to perform any other covenant or agreement contained in the Indenture, continued for 90 days. Failure to pay either principal or interest when due during the pendency of any dissolution or liquidation proceeding or action to enforce payment of indebtedness shall also constitute such a default (Section 6.01).

     The Indenture of November 20, 1981 provides that the Trustee shall within 90 days after the occurrence of a default, not including periods of grace, give to the Demand Loan Certificate owners notice of all such defaults unless such defaults have been cured; provided that, except in the case of default in the payment of principal of or interest on any of the Demand Loan Certificates, the Trustee shall be protected in withholding such notice if and so long as the Trustee determines that the withholding of such notice is in the interest of the Demand Loan Certificate owners (Section 6.02).

     The Indenture of November 20, 1981 requires Farmland to file with the Trustee and the Securities and Exchange Commission such additional information, documents and reports with respect to compliance by Farmland with the conditions and covenants provided for in said Indenture as may be required from time to time by the Securities and Exchange Commission. Summaries of any such reports filed with the Trustee or the Securities and Exchange Commission pursuant to rules and regulations as prescribed by the Securities and Exchange Commission shall be transmitted to the owners of Demand Loan Certificates in the manner and to the extent provided for in said Indenture (Section 5.03).

     The Indenture of November 20, 1981 does not require any periodic evidence to be furnished as to the absence of default or as to compliance with the terms of the Indenture.


SATISFACTION AND DISCHARGE OF INDENTURE

     The Indenture of November 20, 1981 shall be discharged upon payment or redemption of all Demand Loan Certificates or upon deposit with the Trustee of funds sufficient therefor (Section 12.01).


                                 LEGAL MATTERS

     Robert B. Terry, Vice President and General Counsel of the Registrant, has given an opinion upon the legality of the securities being registered and upon certain other legal matters in connection with the registration of these securities.

                                  THE COMPANY

     Farmland is an agricultural farm supply and processing and marketing cooperative headquartered in Kansas City, Missouri that is primarily owned by its members and operates on a cooperative basis. Founded originally in 1929, Farmland has grown from revenues of $310,000 during its first year of operation to over $9.7 billion during 1996. Members are entitled to receive patronage refunds distributed by Farmland from its member-sourced annual net earnings. Unless the context otherwise requires, the term "member" herein means (i) any voting member, (ii) any associate member, or (iii) any other person with which Farmland is a party to a currently effective patronage refund agreement (a "patron"). See "Business - Patronage Refunds and Distribution of Annual Earnings" included herein.

     Farmland was formally incorporated in Kansas in 1931. Its principal executive offices are at 3315 North Farmland Trafficway, Kansas City, Missouri 64116 (telephone 816-459-6000). Unless the context requires otherwise, (i) "Farmland" or the "Company" herein refers to Farmland Industries, Inc. and its consolidated subsidiaries, (ii) all references herein to "year" or "years" are to fiscal years ended August 31, (iii) all references herein to "tons" are to United States short tons.


MEMBERSHIP

      Membership requirements are determined by Farmland's Articles of Incorporation and the Board of Directors of Farmland (the ''Board of Directors'').

   VOTING MEMBERS

      As of August 31, 1996, Farmland's requirements for voting membership were as follows: the voting member must (1) own a minimum of $1,000 of Farmland's common stock; and (2) transact business with Farmland on a patronage basis; and
(3) not be a significant direct competitor with Farmland in any of Farmland's major business lines; and (4) (a) be a natural person, a family farm corporation or a family farm partnership that (i) derives a majority of earned income from a farming operation (excluding any earned income of a spouse from other sources) and (ii) is a vendor of livestock to Farmland and/or a contract producer of livestock for Farmland; or (b) be an association of producers of agricultural products that (i) is organized and conducts business on a cooperative basis;
(ii) distributes its earnings based on patronage; and (iii) is controlled directly by its voting producer members.

   ASSOCIATE MEMBERS

      To qualify for associate membership in Farmland, all of the following
conditions must be met:   the associate member must (1) own a minimum of $1,000
of Farmland's associate member common stock; and (2) not be a significant direct competitor of Farmland in any of the business line(s) in which the associate member expects to conduct patronage business with Farmland; and (3)(a) be a natural person, a family farm corporation, or a family farm partnership that (i) derives a majority of earned income from a farming operation (excluding any earned income of a spouse from other sources) and (ii) is a vendor of livestock to Farmland and/or a contract producer of livestock for Farmland; or (b) be an association conducting business on a cooperative basis; or (c) be a business entity owned 100%, directly or indirectly, by Farmland or its members or associate members; or (d) be a hog-and/or cattle-feeding business entity that agrees to provide Farmland with the information it needs to pass on patronage refunds from Farmland's hog- and/or cattle-marketing operations to those agricultural producer-members of Farmland who have conducted business with the entity.

   PATRONAGE AGREEMENTS WITH PATRONS

      All existing patronage agreements with patrons will remain in force until such time as either (a) the patron has been inactive with Farmland during any single fiscal year; or (b) the patronage agreement is canceled by mutual consent. No new patronage agreements will be authorized without prior approval by the Board of Directors.

      As of August 31, 1996, Farmland's membership, associate membership and patrons eligible for patronage refunds consisted of approximately 1,800 cooperative associations of farmers and ranchers and 11,800 pork or beef producers or associations of such producers. See ''Business - Patronage Refunds and Distribution of Annual Earnings'' included herein.

      In the event the Board of Directors of Farmland shall determine that any holder of the common stock or associate member common stock of Farmland does not meet the qualifications as may be established by the Board of Directors for holders thereof, such person shall have no rights or privileges on account of such common stock to vote for director(s) or to vote on the management or affairs of Farmland, and Farmland shall have the right, at its option, (a) to purchase such common stock at its book or par value, whichever is less, as determined by the Board of Directors, or (b) in exchange for such common stock or associate member common stock to issue or record on the books of Farmland capital credits in an equivalent amount. On the failure of any holder, following any demand by Farmland therefor, to deliver the certificate or certificates evidencing any common stock or associate member common stock, Farmland may cancel the same on its books and issue or record on the books of Farmland an equivalent amount of capital credits in lieu thereof.

                                    BUSINESS

GENERAL

      The Company is one of the largest cooperatives in the United States in terms of revenues. In 1996, Farmland had exports to approximately 70 countries, and derived approximately 42% of its grain revenues from export sales. Substantially all of the Company's foreign grain sales are paid in U.S. Dollars.

      The Company conducts business primarily in two operating areas: agricultural inputs and outputs. On the input side of the agricultural industry, the Company operates as a farm supply cooperative. On the output side of the agricultural industry, the Company operates as a processing and marketing cooperative.

      The Company's farm supply operations consist of three principal product divisions: petroleum, crop production and feed. Principal products of the petroleum division are refined fuels, propane, by-products of petroleum refining and car, truck and tractor tires, batteries and accessories. Principal products of the crop production division are nitrogen-, phosphate- and potash-based fertilizers ("plant nutrients"), and, through the Company's ownership in WILFARM (a 50%-owned venture formed in 1995) ("WILFARM"), a complete line of insecticides, herbicides and mixed chemicals. Principal products of the feed division include swine, dairy, pet, beef, poultry, mineral and specialty feeds, feed ingredients and supplements, animal health products and livestock services. Over 50% of the Company's farm supply products sold in 1996 was produced in plants owned by the Company or operated by the Company under long-term lease arrangements. Approximately 60% of the Company's farm supply products sold in 1996 were sold at wholesale to farm cooperative associations which are members of Farmland. These farm cooperatives distribute products primarily to farmers and ranchers in states which comprise the corn belt and the wheat belt and who utilize the products in the production of farm crops and livestock.

      On the output side, the Company's operations include the processing of pork and beef, the marketing of fresh pork, processed pork and fresh beef and the storage, marketing and processing of grain. In 1996, approximately 66% of the hogs processed, 14% of the beef cattle processed and 45% of the grain marketed by the Company were supplied to the Company by its members. Substantially all of the Company's pork and beef products sold in 1996 were processed in plants owned by the Company.

      No material part of the business of any segment of the Company is dependent on a single customer or a few customers. Financial information about the Company's industry segments is presented in Note 12 of the Notes to Consolidated Financial Statements included herein.

      The principal businesses of the Company are highly seasonal.
Historically, the majority of sales of farm supply products occur in the spring. Revenues in the beef business and in grain marketing historically have been concentrated in the summer, and summer is the lowest sales period for pork products.

      The Company competes for market share with numerous participants with various levels of vertical integration, product and geographical diversification, sizes and types of operations. In the petroleum industry, competitors include major oil companies, independent refiners, other cooperatives and product brokers. Competitors in the crop production industry include global producers (some of which are cooperatives) of nitrogen and phosphate fertilizers and product importers and brokers. The feed, pork and beef industries are comprised of a large variety of competitive participants.

PETROLEUM

   MARKETING

      The principal product of this business segment is refined fuels. Approximately 58% of refined fuels products sold in 1996 resulted from transactions with Farmland's members. The balance of the Company's refined fuels products sales were principally to retailing chains in urban areas. Other petroleum products include lube oil, grease, by-products of petroleum refining and car, truck and tractor tires, batteries and accessories. Sales of petroleum products as a percent of the Company's consolidated sales for 1994, 1995 and 1996 were 13%, 12% and 11%, respectively.

      Competitive methods in the petroleum industry include service, product quality and prices. However, in refined fuel markets, price competition is most dominant. Many participants in the industry engage in one or more of the industry's processes (oil production and transportation, refining, wholesale distribution and retailing). The Company participates in the industry primarily as a mid-continent refiner and as a wholesale distributor of petroleum products.

   PRODUCTION

      The Company owns a refinery at Coffeyville, Kansas. Production volume for 1994, 1995 and 1996 was as follows:

                          Barrels of Crude Oil Processed
                                   Daily Average
                            Based on 365 Days per year
                        1994            1995            1996
                                     (barrels)
Coffeyville, Kansas    63,872          66,367          64,276

      The Coffeyville refinery produced approximately 25 million barrels of motor fuels, heating fuels and other petroleum products in 1994, 26 million barrels in 1995, and 25 million barrels in 1996. Production at the refinery reflects a decrease in 1996 compared with 1995 primarily because production was suspended for 35 days for scheduled maintenance during that year. Approximately 65% of petroleum product sales in 1996 represented products produced at this location.

      In July 1994, the Company acquired a mothballed refinery in Texas for reassembly at the Coffeyville refinery site. Reassembly was completed during the fourth quarter of 1996 which expanded crude oil processing capacity to 95,000 barrels per day.

   RAW MATERIALS

      Farmland's refinery at Coffeyville, Kansas presently is designed to process high quality crude oil with low sulfur content ("sweet crude"). Competition for sweet crude and declining production in proximity of the refinery has increased its cost of raw material relative to such cost for coastal refineries with the capacity for processing and access to lower quality crude grades. In 1996, the Company's pipeline/trucking gathering system collected approximately 25% of its crude oil supplies from producers near its refineries. Additional supplies are acquired from diversified sources.

      Modifications to the Coffeyville refinery to increase its capability to process efficiently crude oil streams containing greater amounts of lower quality crude are continuing. In October 1996, Farmland entered into various 20-year agreements with Tessenderlo KERLEY Inc. ("TKI") whereby TKI will build, own and operate a sulfur processing plant at the Coffeyville refinery (the Company anticipates the plant will be completed by the first quarter of 1998). Under the agreements, Farmland will provide high sulfur gas streams to TKI's plant. High sulfur gas streams, a by-product of Farmland's refinery, will be utilized by TKI's plant as a source of feedstock to manufacture sulfur. TKI's facility will have the capacity to process 100 tons sulfur per day. The refinery operations currently include a sour gas stripper and sulfur plant but additional sulfur handling capacity will be required to accommodate any additional expansion of refinery capacity.

      Crude oil is purchased approximately 45 to 60 days in advance of the time the related refined products are to be marketed. Certain of these advance crude oil purchase transactions, as well as fixed price refined products advance sales contracts, are hedged utilizing petroleum futures contracts. See "Risk Factors
- General Factors Affecting the Business" included herein.

      During periods of volatile crude oil price changes or in extremely short crude supply conditions, the Company's petroleum operations could be affected to a greater extent than petroleum operations of more vertically integrated competitors with crude oil supplies available from owned producing reserves. In past periods of relatively severe crude oil shortages, various governmental regulations such as price controls and mandatory crude oil allocating programs have been implemented. There can be no assurance as to what, if any, government action would be taken if a crude oil shortage were to develop.


CROP PRODUCTION

   MARKETING

      The Company's crop production business plant nutrients and, through the Company's ownership in WILFARM, a complete line of crop protection products such as insecticides, herbicides and mixed chemicals. Sales of the crop production business segment as a percent of consolidated sales for 1994, 1995 and 1996 were 17%, 16% and 14%, respectively.

      Competition in the plant nutrient industry is dominated by price considerations. However, during the spring and fall plant nutrient application seasons, farming activities intensify and delivery service capacity is a significant competitive factor. The Company maintains a significant capital investment in distribution assets and a seasonal investment in inventory to enhance its manufacturing and distribution operations. The Company owns or leases plant nutrient custom dry blending, liquid mixing, storage and distribution facilities at 177 locations throughout its trade territory to conform delivery capacity more closely to customer demands for delivery services.

      The Company's sales of crop production products are primarily at wholesale to local cooperative associations who are members of Farmland. In view of this member/customer relationship, management believes that, with respect to such customers, the Company has a slight competitive advantage.

      Domestic competition, mainly from other regional cooperatives and integrated crop production companies, is intense due to customers' sophisticated buying tendencies and production strategies that focus on costs and service. Also, foreign competition exists from producers of crop production products manufactured in countries with lower cost natural gas supplies (the principal raw material in nitrogen-based fertilizer products). In certain cases, foreign producers of fertilizer for export to the United States may be subsidized by their respective governments.

   PRODUCTION

      The Company manufactures nitrogen-based crop production products. Based on total production capacity, the Company is one of the largest producers of anhydrous ammonia fertilizer in the United States. The Company owns and produces nitrogen-based products at four anhydrous ammonia plants and operates three anhydrous ammonia plants under long-term lease arrangements.

      The Company owns and produces phosphate-based products at one plant and has 50% ownership interests in two ventures which produce phosphate-based products.

      Nitrogen fertilizer production information for 1994, 1995 and 1996 is as follows:

                                Actual Annual Production Anhydrous
                                              Ammonia
  Plant Location                  1994         1995         1996
                                             (tons)
Lawrence, Kansas............     443,000       430,000      431,000
Dodge City, Kansas..........     257,000       276,000      285,000
Fort Dodge, Iowa............     256,000       258,000      263,000
Beatrice, Nebraska..........     277,000       281,000      276,000
Enid, Oklahoma (2 plants)(A)     985,000       998,000    1,005,000
Pollock, Louisiana(A).......     526,000       497,000      508,000

      (A) Leased plants

      Natural gas is the major raw material used in production of synthetic anhydrous ammonia. Synthetic anhydrous ammonia is the basic component of other commercially produced nitrogen-based crop production products including urea, urea ammonium nitrate ("UAN") solutions and other products. The Company produces such value-added nitrogen-based products at four plants. Production of such value-added products from anhydrous ammonia for 1994, 1995 and 1996 was as follows:

                                     Actual Annual Production
  Plant Location                  1994         1995         1996
                                             (tons)
Lawrence, Kansas............     654,000       719,000      710,000
Enid, Oklahoma (2 plants)(A)     433,000       473,000      475,000
Dodge City, Kansas..........     163,000       202,000      187,000
Beatrice, Nebraska..........     162,000       165,000      161,000

     (A) Leased plants

      Ammonia also is used to react with phosphoric acid to produce phosphoric acid products such as liquid mixed fertilizer, diammonium phosphate and monoammonium phosphate.

      The Company owns land in Florida which contains an estimated 40 million tons of phosphate rock and a phosphate chemical plant located in Joplin, Missouri. The Joplin plant produces ammonium phosphate which is combined in varying ratios with muriate of potash to produce 12 different fertilizer grade products. In addition, feed grade phosphate (dicalcium phosphate) is produced at this facility.

      Production at the Joplin plant for 1994, 1995 and 1996 was as follows:

                                     Actual Annual Production
                                  1994         1995         1996
                                             (tons)
Ammonium Phosphate...........     75,000        64,000       65,000
Feed Grade Phosphate.........    157,000       159,000      160,000

      The Company and Norsk Hydro a.s. are each 50% owners of a joint venture, Farmland Hydro, L.P. ("Hydro"), which is a manufacturer of phosphate fertilizer products for distribution principally to international markets. Hydro operates a phosphate plant at Green Bay, Florida and owns phosphate rock reserves located in Hardee County, Florida which contain an estimated 40 million tons of phosphate rock. The Company provides management and administrative services and Norsk Hydro a.s. provides marketing services to Hydro. Hydro's plant produces phosphoric acid products such as super acid, diammonium phosphate and monoammonium phosphate. Annual production in tons of such products for 1994, 1995 and 1996 was 1,437,000, 1,471,000 and 1,494,000, respectively. The phosphate rock required to operate Hydro's plant is presently purchased from outside suppliers and adequate supplies of sulfur are available from several producers.

      Plans for development of the phosphate reserves owned by the Company and Hydro have not been established in view of the availability of adequate supplies of phosphate rock from alternative sources.

      The Company and J.R. Simplot Company are each 50% owners of a joint venture, SF Phosphates Limited Company ("SF Phosphates"), which operates a phosphate mine located in Vernal, Utah, a phosphate chemical plant located in Rock Springs, Wyoming and a 96-mile pipeline connecting the mine to the plant. The plant produces monoammonium phosphate and super acid with annual production in tons for 1994, 1995 and 1996 of 465,000, 451,000 and 506,000, respectively.
Under the joint venture agreement, the Company and J.R. Simplot Company purchase the production of the joint venture in proportion to their ownership. Based on current recovery methods and the levels of plant production in recent years, the Company estimates that the phosphate rock reserves owned by SF Phosphates are adequate to provide the phosphate rock requirements of the plant for approximately 75 years.

      The Company and Mississippi Chemical Company are each 50% owners of a joint venture formed to develop, construct and operate a 1,850 metric ton per day ammonia production facility in The Republic of Trinidad and Tobago. The plant construction is funded by a combination of nonrecourse project financing and equity. The Company expects to fund its equity position in the project (estimated to amount to approximately $67.0 million) from currently available sources of capital. Construction is tentatively scheduled to be completed in 1998. See "Business - Capital Expenditures and Investments in Ventures" included herein.

   RAW MATERIALS

      Natural gas, the largest single component of nitrogen-based fertilizer production, is purchased directly from natural gas producers. Natural gas purchase contracts are generally market sensitive and contract prices change as the market price for natural gas changes. The Company's management believes that the flexible pricing attributes of its gas supply contracts, without relinquishing rights to long-term supplies, are essential to its competitive position. In addition, the Company has a hedging program which utilizes natural gas futures and options to reduce risks of market price volatility. See "Risk Factors - General Factors Affecting the Business" included herein.

      Natural gas is delivered to the Company's facilities under pipeline transportation service agreements which have been negotiated with each plant's delivering pipeline. Natural gas delivery to the plants could be curtailed under regulations of the Federal Energy Regulatory Commission if a delivering pipeline's capacity was required to serve priority users such as residences, hospitals and schools. In such case, production could be curtailed. No significant production has been lost because of curtailments in pipeline transportation, and no such curtailment is anticipated.


FEED

      Products in the Company's feed line include swine, beef, poultry, dairy, pet, mineral and specialty feeds, feed ingredients and supplements and animal health products. The primary component of feed products is grain and grain by-products, which are generally available in the region in which the company operates.

      This business segment's sales were approximately 8%, 6% and 6% of consolidated sales for the years 1994, 1995 and 1996, respectively. Approximately 56% of the feed business segment's sales in 1996 was attributable to products manufactured in the Company's feed mills. The Company operates feed mixing plants at 22 locations throughout its territory, an animal protein and premix plant located in Eagle Grove, Iowa, a premix plant in Marion, Ohio and a pet food plant in Muncie, Kansas.

      Feed production for 1994, 1995 and 1996 was as follows:

                                     Actual Annual Production
                                  1994         1995         1996
                                             (tons)
25 feed mills (combined).....  1,118,000     1,112,000    1,103,000

      The Company conducts research in genetic selection, breeding, animal health and nutrition at its research facility in Bonner Springs, Kansas. Through local cooperative associations of farmers and ranchers, the Company participates in livestock and hog services designed to produce lean, feed-efficient animals and help livestock producers select feed formulations which maximize weight gain.


FOOD PROCESSING AND MARKETING

  PORK

   PROCESSING

      The Company's pork processing and marketing operations are conducted through a 99%-owned subsidiary, Farmland Foods, Inc. ("Foods"), which operates 11 food processing facilities including facilities at Topeka, Kansas, Albert Lea, Minnesota and Dubuque, Iowa which were purchased during 1996. Meat processing facilities at Springfield, Massachusetts, Carey, Ohio, and New Riegel, Ohio produce Italian-style specialty meats and ham products. Plants in Wichita and Topeka, Kansas and Albert Lea, Minnesota process fresh pork into a variety of products including ham, bacon and sausage. Additionally, the Wichita, Kansas facility processes pork, beef and chicken into hot dogs, dry sausage and other luncheon meats. Facilities in Denison, Iowa, Monmouth, Illinois, Dubuque, Iowa and Crete, Nebraska function as pork abattoirs and have additional capabilities for processing pork into bacon, ham and smoked meats. These facilities also process fresh pork into primal cuts for additional processing into fabricated meats which are sold to commercial users and to retail grocery chains, as well as case-ready and label-branded cuts for retail distribution. The plant located in Carroll, Iowa is primarily a packaging facility for canned or cook-in-bag products.

      Production for 1994, 1995 and 1996 is as follows:

                                     Actual Weekly Production
                                  1994         1995         1996
                                            (pounds)
Crete, Nebraska..............  2,800,000     3,100,000    3,300,000
Denison, Iowa................  2,700,000     2,800,000    2,700,000
Wichita, Kansas..............  1,900,000     2,200,000    2,600,000
Monmouth, Illinois...........  1,400,000     1,900,000    1,900,000
Carroll, Iowa................  1,100,000     1,400,000    1,200,000
Springfield, Massachusetts...    750,000       725,000      782,619
Carey/New Riegel, Ohio.......    275,000       425,000      434,996
Dubuque, Iowa(A).............     n/a          n/a        1,200,000
Albert Lea, Minnesota (A)....     n/a          n/a        1,300,000
Topeka, Kansas (a) ..........     n/a          n/a          810,000



    (A) Actual weekly averages since acquisition of the plant by the Company.

                                  Actual Weekly Head Slaughtered
                                  1994         1995         1996

Crete, Nebraska..............     46,000        46,000       43,000
Denison, Iowa................     40,000        41,000       37,000
Monmouth, Illinois...........     27,000        33,000       31,000

     MARKETING

      The Company's products include fresh pork, fabricated pork, smoked meats, ham, bacon, fresh sausage, dry sausage, hot dogs, and packing house by-products. These products are marketed under a variety of brand names including: Farmland, Farmstead, OhSe, Maple River, Carando, Roegelein, Regal and Marco Polo.
Product distribution is through national and regional retail food chains, food service accounts, distributors and through international marketing brokers.

      Pork marketing is a highly competitive industry with many suppliers of fresh and processed pork products competing for shelf space in retail food stores. Other meat products such as beef, poultry and fish also compete directly with pork products. Competitive methods in this segment include price, product quality, product differentiation and customer service.


BEEF

   PROCESSING

      The Company's beef processing and marketing operations are conducted through National Beef Packing Company, L.P. ("NBPC"), which was formed in April 1993, and at September 1, 1996, was 75%-owned by Farmland. The processing facilities for these beef operations are located in Liberal, Kansas and Dodge City, Kansas. These facilities function as beef abattoirs and process fresh beef into primal cuts for additional processing into fabricated or boxed beef. During 1994, 1995 and 1996, the two plants slaughtered an aggregate of 1.7 million, 1.9 million and 2.1 million cattle, respectively.

   MARKETING

      Products in the Company's beef processing and marketing operations include fresh beef, boxed beef and packing house by-products. Product distribution is through national and regional retail and food service customers as well as under
the Farmland Black Angus Beef label.   In addition, certain beef products are
distributed in international markets.

      Beef marketing is a highly competitive industry with many suppliers of fresh and boxed beef. Other meat products such as pork, poultry and fish also compete directly with beef products. Competitive methods in this industry include price, product quality and customer service.


GRAIN

   MARKETING

      The Company markets wheat, milo, corn, soybeans, barley and oats, with corn and wheat constituting the majority of the marketing business. The Company purchases grain from members and nonmembers located in the Midwestern part of the United States. Once the grain is purchased, the Company assumes all risks related to selling such grain. Since grain is a commodity, the pricing of grain in the United States is principally conducted through bids based on the commodity futures markets.

      The Company is exposed to risk of loss in the market value of its grain inventory and fixed price purchase contracts if grain market prices decrease, and is exposed to loss on its fixed price sales contracts if grain market prices increase. To reduce the price change risk associated with holding positions in grain, the Company takes opposite and offsetting positions by entering into grain commodity futures contracts. Such contracts have terms of up to one year. The Company's strategy is to maintain hedged positions on as close to 100% of its position in grain as is possible. During 1994, 1995 and 1996, the Company maintained hedges on approximately 95.3%, 97.9% and 94.8%, respectively, of its grain positions. Based on total assets at the beginning and end of 1996, the average market value of grain positions not hedged during the year amounted to less than 1% of the Company's average total assets. While hedging activities reduce the risk of loss from changing market values of grain, such activities also limit the gain potential which otherwise could result from changes in market prices of grain.

      In 1996, approximately 42% of grain revenues were from export sales or sales to domestic customers for export. In 1994 and 1995, export sales or sales to domestic customers for export accounted for approximately 37% and 47%, respectively, of consolidated grain revenues. Export-related sales are subject to international political upheavals and changes in other countries' trade policies which are not within the control of the United States or the Company. Foreign sales of grain generally are paid in U.S. Dollars.

      Heartland Wheat Growers, L.P. (79%-owned by Farmland and 21%-owned by five cooperative members of Farmland), which processes wheat into gluten for use primarily in commercial baking and pet food markets and starch for numerous industrial purposes, started commercial operations during May 1996. The plant has capacity to process 4.3 million bushels of wheat annually; actual production for 1996 was approximately 0.6 million bushels of wheat.

   PROPERTY

      The Company owns or leases 33 inland elevators and one export elevator in North America with a total capacity of approximately 179.2 million bushels of grain, six of which elevators (with an aggregate capacity of 55.5 million bushels of grain) are temporarily closed due to current demand for grain holding and storage facilities.

   TRADIGRAIN

      Eight international grain trading subsidiaries of Farmland (collectively referred to as "Tradigrain") import, export and ship all major grains from the major producing countries to final consumers which are either governmental entities, private companies or other major grain companies.

      Tradigrain's purchases of grain are made on a cash basis against presentation of documents. Its sales of grain are mostly done against confirmed letters of credit at sight or on 180/360 days deferred basis. For purposes of the Company's Consolidated Financial Statements, on Tradigrain transactions, the Company recognizes as revenues net margin on grain merchandised rather than the gross value of such products merchandised.


RESEARCH

     The Company operates a research and development farm near Bonner Springs, Kansas where many aspects of animal nutrition are studied. The research is directed toward improving the nutrition, breeding and feeding practices of livestock and pets.

     Expenditures related to Company-sponsored product research and process improvements amounted to $2.7 million, $2.3 million and $2.4 million for 1994, 1995 and 1996, respectively.

CAPITAL EXPENDITURES AND INVESTMENTS IN VENTURES

     In 1996, the Company made capital expenditures and investments in ventures totaling $233.5 million. See "Business - Petroleum", " - Crop Production", " - Feed"," - Food Processing and Marketing" and " - Grain" included herein.

     The Company plans expenditures for capital additions, improvements and investments in ventures of an aggregate of approximately $278.3 million during the years 1997 and 1998 (of which $61.0 million was committed as of August 31, 1996) as described in the following paragraphs. Of this amount, the Company plans expenditures of $248.6 million for capital additions and improvements and $29.7 million for investments in ventures.

     Capital expenditures and investments planned for the crop production business segment total approximately $127.7 million and include: an investment in a 50%-owned venture organized to construct and operate an anhydrous ammonia plant in The Republic of Trinidad and Tobago, construction of a 525,000 ton per year UAN facility in Ft. Dodge, Iowa and expenditures for operating efficiencies, environmental and safety issues and for operating necessities or betterments.

     Capital expenditures and investments planned for the feed business segment total approximately $11.5 million for feed mill efficiencies, operating necessities and replacements.

     Capital expenditures and investments planned for the petroleum business segment total approximately $39.4 million and are for operating necessities, increased operating efficiency and for environmental and safety issues.

     Capital expenditures and investments of approximately $72.8 million are planned for the food processing and marketing business segment. These expenditures are primarily for operating necessities and improvements.

     Capital expenditures and investments of approximately $6.3 million planned for the grain business segment are mainly for expansion and replacements.

     Capital expenditures and investments of approximately $20.6 million are planned for the other operations and corporate groups. These expenditures include upgrades of management information services. The remaining expenditures are planned for operating necessities and improvements.

     The Company intends to fund its capital program with cash from operations or through borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources" included herein.


MATTERS INVOLVING THE ENVIRONMENT

     The Company is subject to various stringent federal, state and local environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous materials, as the Company uses hazardous substances and generates hazardous wastes in the ordinary course of its manufacturing processes. The Company recognizes liabilities related to remediation of contaminated properties when the related costs are probable and can be reasonably estimated. Estimates of these costs are based upon currently available facts, existing technology, undiscounted site specific costs and currently enacted laws and regulations. In reporting environmental liabilities, no offset is made for potential recoveries. Such liabilities include estimates of the Company's share of costs attributable to potentially responsible parties (''PRPs'') which are insolvent or otherwise unable to pay. All liabilities are monitored and adjusted regularly as new facts or changes in law or technology occur.

     The Company wholly or jointly owns or operates 34 grain elevators and 58 manufacturing properties and has potential responsibility for environmental conditions at a number of former manufacturing facilities and at waste disposal facilities operated by third parties. The Company also has been identified as a PRP under CERCLA at various National Priority List sites and has unresolved liability with respect to the past disposal of hazardous substances at five such sites. CERCLA may impose joint and several liability on certain statutory classes of persons for the costs of investigation and remediation of contaminated properties, regardless of fault or the legality of the original disposal. These persons include the present and former owners or operators of a contaminated property, and companies that generated, disposed of, or arranged for the disposal of hazardous substance found at the property. The Company is investigating or remediating contamination at 28 properties under CERCLA and/or the state and federal hazardous waste management laws. During 1994, 1995 and 1996, the Company paid approximately $1.4 million, $3.2 million and $1.8 million, respectively, for environmental investigation and remediation.

     The Company currently is aware of probable obligations for environmental matters at 39 properties. As of August 31, 1996, the Company has an environmental accrual in its Consolidated Balance Sheet for probable and reasonably estimated cost for remediation of contaminated property of $18.9 million. The Company periodically reviews and, as appropriate, revises its environmental accruals. Based on current information and regulatory requirements, the Company believes that the accruals established for environmental expenditures are adequate.

     The Company's actual final costs of addressing certain environmental matters are not quantifiable, and therefore have not been accrued, because such matters are in preliminary stages and the timing, extent and costs of various actions which governmental authorities may require are currently unknown. Management is aware of other environmental matters for which there is a reasonable possibility that the Company will incur costs to resolve. It is possible that the costs of resolution of the matters described in this paragraph may exceed the liabilities which, in the opinion of management, are probable and which costs are reasonably estimable at August 31, 1996. In the opinion of management, it is reasonably possible for such costs to be approximately an additional $20.6 million.

     Under the Resource Conservation Recovery Act of 1976 (''RCRA''), the Company has four closure and four post-closure plans in place for six locations. Closure and post-closure plans also are in place for three landfills and two injection wells as required by state regulations. Such closure and post-closure costs are estimated to be $5.2 million at August 31, 1996 (and is in addition to the $20.6 million discussed in the prior paragraph). Operations are being conducted at these locations and the Company does not plan to terminate such operations in the foreseeable future. Therefore, the Company has not accrued these environmental exit costs. The Company accrues these liabilities when plans for termination of plant operations have been made.

     The Company and the Environmental Protection Agency (''EPA'') reached an agreement to settle three proceedings brought by Region VII of the EPA with respect to alleged violations under the Clean Air Act, the Emergency Planning and Community Right-to-Know Act and RCRA at the Coffeyville refinery. The major terms of the settlement are: (1) the Company does not acknowledge liability or fault; (2) the Company will spend approximately $4.3 million to implement Supplemental Environmental Projects; and (3) the Company will pay penalties of approximately $1.5 million. The penalties have been included in the Company's August 31, 1996 environmental accrual of $18.9 million.

     Protection of the environment requires the Company to incur expenditures for equipment or processes, which expenditures may impact the Company's future net income. However, the Company does not anticipate that its competitive position will be adversely affected by such expenditures or by laws and regulations enacted to protect the environment. Environmental expenditures are capitalized when such expenditures provide future economic benefits. In 1994, 1995 and 1996, the Company had capital expenditures of approximately $2.6 million, $4.7 million and $10.7 million, respectively, to prevent future discharges into the environment. The majority of such expenditures were for improvements at the Coffeyville refinery. Management believes the Company currently is in substantial compliance with existing environmental rules and regulations.


GOVERNMENT REGULATION

     The Company's business is conducted within a legal environment created by numerous federal, state and local laws which have been enacted to protect the public's interest by promoting fair trade practices, safety, health and welfare. The Company's operating procedures conform to the intent of these laws and management believes that the Company currently is in compliance with all such laws, the violation of which could have a material adverse effect on the Company.

     Certain policies may be implemented from time to time by the United States Department of Agriculture, the Department of Energy or other governmental agencies which may impact the demands of farmers and ranchers for the Company's products or which may impact the methods by which certain of the Company's operations are conducted. Such policies may impact the Company's farm supply and food processing and marketing operations.

      The Federal Agriculture Improvement and Reform Act of 1996 ("FAIR") represents the most significant change in government farm programs in more than 60 years. FAIR greatly accelerates the trend toward greater market orientation and reduced Government influence on the agricultural sector. As a result, the Company expects the number of acres under cultivation to increase. This increase could favorably impact demand of producers for the Company's plant nutrients and crop protection products and fuels. Whether demand for the Company's products is favorably impacted depends in a large part on whether U.S. agriculture becomes more competitive in world markets as this industry moves toward greater market orientation, the extent which governmental actions expand international trade agreements and whether markets access opportunities for U.S. agriculture is increased.

     Management is not aware of any newly implemented or pending policies, other than as discussed above, having a significant impact or which may have a significant impact on operations of the Company.


EMPLOYEE RELATIONS

     At August 31, 1996, the Company had approximately 14,700 employees. Approximately 50% of the Company's employees were represented by unions having national affiliations. The Company considers its relationship with employees to be generally satisfactory. No labor strikes or work stoppages within the last three fiscal years have had a materially adverse effect on the Company's operating results. Current labor contracts expire on various dates through February 1999.


PATRONAGE REFUNDS AND DISTRIBUTION OF ANNUAL EARNINGS

      For purposes of this section, (1) annual earnings for 1994 and earlier years means earnings before income taxes determined in accordance with federal income tax law, and (2) annual earnings for 1995 and after means earnings before income taxes determined in accordance with generally accepted accounting principles.

      Farmland operates on a cooperative basis. In accordance with its bylaws, Farmland returns the member-sourced portion of its annual net earnings to its members as a patronage refund. Member-sourced earnings are the earnings attributed to transactions with members. Each member's portion of the annual patronage refund is determined by the earnings of Farmland attributed to the quantity or value of business transacted by the member with Farmland during the year for which the patronage is paid.

      Generally, the members receive a portion of the annual patronage refund in cash and, for the balance of the patronage refund (the "non-cash portion"), the members receive Farmland common shares, associate member common shares or capital credits (the equity type received is determined by the membership status). The non-cash portion of the patronage refund is determined annually by the Board of Directors. The annual patronage refund is returned to members as soon as practical after the end of each fiscal year. The Internal Revenue Code of 1986, as amended, allows a cooperative to deduct from its taxable income the total amount of the patronage refunds returned, provided that not less than 20% of the total patronage refund returned is cash. The bylaws of Farmland provide that the Board of Directors has complete discretion with respect to the handling and ultimate disposition of any member-sourced losses.

      For the years ended 1994, 1995 and 1996, Farmland returned the following patronage refunds:

              Cash or Cash
               Equivalent        Non-Cash          Total
               Portion of       Portion of       Patronage
               Patronage         Patronage        Refunds
                Refunds           Refunds

                         (Amounts in thousands)
1994.........  $   26,552      $    44,032      $   70,584
1995.........  $   33,038      $    61,356      $   94,394
1996.........  $   32,719      $    60,776      $   93,495

     Nonmember-sourced income (earnings attributed to transactions with persons not eligible to receive patronage refunds, i.e. nonmembers) and nonpatronage income or loss (income or loss from activities not directly related to the cooperative marketing or purchasing activities of Farmland) is subject to income taxes computed on the same basis as such taxes are computed on the income or loss of other corporations.


EQUITY REDEMPTION PLANS

     The Equity Redemption Plans described below, namely the Base Capital Plan (as defined below), the estate settlement plan and the special equity redemption plans (collectively, the "Plans") may be changed at any time or from time to time at the sole and absolute discretion of the Board of Directors. The Plans are also not binding upon the Board of Directors or the Company, and the Board of Directors reserves the right to redeem, or not redeem, any equities of the Company without regard to whether such action or inaction is in accordance with the Plans. The factors which may be considered by the Board of Directors in determining when, and under what circumstances, the Company may redeem equities include, but are not limited to, the terms of the Company's Base Capital Plan, the Company's results of operations, financial position, cash flow, capital requirements, long-term financial planning needs, income and other tax considerations and other relevant considerations. By retaining discretion to determine the amount, timing and ordering of any equity redemptions, the Board of Directors believes that it can continue to assure that the best interests of the Company and thus of its owners will be protected.

   BASE CAPITAL PLAN

     For the purposes of acquiring and maintaining adequate capital to finance the business of the Company, the Board of Directors has established a base capital plan ("Base Capital Plan").

     The Base Capital Plan provides a mechanism for determining the Company's total capital requirements and each voting member's and associate member's share thereof (the base capital requirement). As part of the Base Capital Plan, the Board of Directors may, in its discretion, provide for redemption of Farmland common stock or associate member common stock held by voting members or associate members whose holdings of common shares or associate member shares exceed the voting members' or associate members' base capital requirement. The Base Capital Plan provides a mechanism under which the cash portion of the patronage refund payable to voting members or associate members will depend upon the degree to which such voting members or associate members meet their base capital requirements.

   ESTATE SETTLEMENT PLAN

      The estate settlement plan provides that equity holdings of deceased natural persons (except for equity purchased and held for less than five years) will be redeemed at par value. This provision is subject to a limitation of $1.0 million in any one fiscal year without further authorization by the Board of Directors for such year.

   SPECIAL EQUITY REDEMPTION PLANS

      From time to time, the Company has redeemed portions of its outstanding equity under various special equity redemption plans. The special equity redemption plans (collectively, the "Plans") may be changed at any time or from time to time at the sole and absolute discretion of the Board of Directors. The Plans are also not binding upon the Board of Directors or the Company, and the Board of Directors reserves the right to redeem, or not redeem, any equities of the Company without regard to whether such action or inaction is in accordance compliance with the Plans.

      The special equity redemption plans are designed to return cash to members or former members of Farmland or Foods by a systematic method for redemption of outstanding equity which is not subject to redemption through other Plans, such as the Base Capital Plan or the estate settlement plan. The order in which each type of equity is redeemed is determined by the Board of Directors.
      Presented below are the amounts of equity approved for redemption by the Board of Directors under the Base Capital Plan, the estate settlement plan, special equity redemption plans and redemptions of Foods equities for each of the years in the five-year period ended 1996. Substantially all amounts approved for redemptions are paid in cash in the year following approval.

                                          Estate
               Base Capital Plan      Settlement Plan       Special Equity        Total Plan
                  Redemptions           Redemptions         Redemption(A)         Redemptions
                                              (Amounts in Thousands)
1992........... $       6,707          $        234          $      6,755   $           13,696
1993........... $         -0-          $        127          $         12   $              139
1994........... $       8,740          $        126          $      4,108   $           12,974
1995........... $      14,159          $        128          $     13,451   $           27,738
1996........... $      14,024          $        138          $     11,277   $           25,439

(A)  Included in 1995 and 1996 are redemptions of preferred stock.



                               LEGAL PROCEEDINGS

     The Company believes there is no litigation existing or pending against Farmland or any of its subsidiaries that, based on the amounts involved or the defenses available to the Company, would have a material adverse effect on the financial position of the Company except for the pending tax litigation relating to Terra Resources, Inc. ("Terra"), a former subsidiary of the Company, as explained in Note 7 of the Notes to Consolidated Financial Statements. See "Risk Factors - Income Tax Matters" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources" included herein.

In accordance with Securities and Exchange Commission regulations, the Company reports that, during the fourth quarter, it resolved (see "Business - Matters Involving the Environment" included herein) the following civil and administrative proceedings in which violations of environmental laws were alleged and civil penalties in excess of $100,000 were sought.

   1. COFFEYVILLE CERCLA/EPCRA PENALTIES. Administrative complaint issued August 10, 1993, by Region VII of the EPA seeking $350,000 in civil penalties for alleged violations of notification requirements under the CERCLA and the Emergency Planning and Community Right to Know Act.

   2. COFFEYVILLE RCRA DOCKET NO. VII-94-H-0018. Administrative compliant issued August 2, 1994, by Region VII of the EPA seeking $1.4 million in civil penalties for alleged violations of the RCRA and of regulations issued thereunder.

   3. COFFEYVILLE CLEAN AIR ACT CIVIL PENALTY. Federal civil complaint filed August 15, 1996, by the U.S. Department of Justice for alleged violations of the Clean Air Act.



                                    EXPERTS

      The Consolidated Financial Statements of Farmland as of August 31, 1995 and 1996 and for each of the years in the three-year period ended August 31, 1996 included herein and elsewhere in the Registration Statement, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing.

                       QUALIFIED INDEPENDENT UNDERWRITER

      Interstate/Johnson Lane Corporation, a member of the NASD, has participated as a qualified independent underwriter in the "due diligence" review with respect to the preparation of this Prospectus. See "Plan of Distribution", included herein, regarding the exception from pricing by the qualified independent underwriter.



                              MANAGEMENT


     The directors of Farmland are as follows:
                                                           Total
                                                          Years
                                              Expiration   of
                      Age as of   Positions   of Present  Service
                      August 31,  Held With    Term as    as Board
 Name                   1996       Farmland    Director    Member  Business Experience During Last Five Years

Albert J. Shivley         53     Chairman of   1998        12      General Manager--American Pride Co-op
                                  the Board                        Association, Brighton, Colorado, a local
                                                                   cooperative association of farmers and
                                                                   ranchers.

H. D. Cleberg             57    President and  1997         6      Mr. Cleberg has been with Farmland since
                                    Chief                          1968.  He was named as president-elect in
                                  Executive                        February 1991 and became President in April
                                   Officer                         1991.  From September 1990 to January 1991 he
                                                                   served as Senior Vice President and Chief
                                                                   Operating Officer, Agricultural Group.  From
                                                                   April 1989 to August 1990 he served as
                                                                   Executive Vice President, Operations.

Otis H. Molz              65    Vice Chairman  1997        13      Producer--Deerfield, Kansas.  Mr. Molz has
                                  and Vice                         served as Chairman of the Board of the
                                  President                        National Bank for Cooperatives since January
                                                                   1993.  He served as Chairman of the Board of
                                                                   Directors of Farmland Industries, Inc. from
                                                                   December 1991 to December 1992.  He served as
                                                                   First Vice President of the National Bank for
                                                                   Cooperatives from January 1990 to January of
                                                                   1993.  He was Second Vice Chairman from
                                                                   January 1, 1989 to January 1, 1990.

Lyman Adams, Jr.          45                   1998         4      General Manager--Cooperative Grain and
                                                                   Supply, Hillsboro, Kansas, a local
                                                                   cooperative association of farmers and
                                                                   ranchers.

Ronald J. Amundson        52                   1997         8      General Manager--Central Iowa Cooperative,
                                                                   Jewell, Iowa, a local cooperative association
                                                                   of farmers and ranchers.

Baxter Ankerstjerne       60                   1996         6      Producer--Peterson, Iowa.  Since December
                                                                   1988 Mr. Ankerstjerne has served as Chairman
                                                                   of the Board of Directors of Farmers
                                                                   Cooperative, Association, Marathon, Iowa, a
                                                                   local cooperative association of farmers and
                                                                   ranchers.

Jody Bezner               55                   1997         5      Producer--Texline, Texas.

Richard L. Detten         62                   1996         9      Producer--Ponca City, Oklahoma.

Steven Erdman             46                   1998         4      Producer--Bayard, Nebraska.

Warren Gerdes             48                   1998         3      General Manager--Farmers Cooperative Elevator
                                                                   Company, Buffalo Lake, Minnesota, a local
                                                                   cooperative association of farmers and
                                                                   ranchers.

Ben Griffith              47                   1998         7      General Manager--Central Cooperatives, Inc.,
                                                                   Pleasant Hill, Missouri, a local cooperative
                                                                   association of farmers and ranchers.

Gail D. Hall              54                   1997         8      General Manager--Lexington Cooperative Oil
                                                                   Company, Lexington, Nebraska, a local
                                                                   cooperative association of farmers and
                                                                   ranchers.

Jerome Heuertz            55                   1997         2      General Manager--Farm Service Cooperative,
                                                                   Council Bluffs, Iowa, a local cooperative
                                                                   association of farmers and ranchers.

Barry Jensen              51                   1996         6      Producer--White River, South Dakota.
                                                                   Mr. Jensen currently serves as a Director,
                                                                   and was President from May 1989 to May 1993,
                                                                   of Farmers Co-op Oil Association, Winner,
                                                                   South Dakota, a local cooperative association
                                                                   of farmers and ranchers.

Ron Jurgens               58                   1998         1      General Manager-Agri Co-op in Holdrege,
                                                                   Nebraska, a local cooperative association of
                                                                   farmers and ranchers.

Greg Pfenning             47                   1997         4      Producer--Hobart, Oklahoma.  Director of
                                                                   Hobart & Roosevelt Cooperative, a local
                                                                   cooperative association of farmers and
                                                                   ranchers.

Vonn Richardson           63                   1996         9      Producer--Plains, Kansas.  President of The
                                                                   Plains Equity Exchange and Cooperative Union,
                                                                   Plains, Kansas, a local cooperative
                                                                   association of farmers and ranchers.

Monte Romohr              43                   1996         6      Producer--Gresham, Nebraska.  From March 1988
                                                                   to March 1991, Mr. Romohr served as President
                                                                   of Farmers Co-op Business Association,
                                                                   Shelby, Nebraska, a local cooperative
                                                                   association of farmers and ranchers.

Joe Royster               44                   1996         3      General Manager--Dacoma Farmers Cooperative,
                                                                   Inc., Dacoma, Oklahoma, a local cooperative
                                                                   association of farmers and ranchers.

Raymond J. Schmitz        65                   1996         9      Producer--Baileyville, Kansas.

Frank Wilson              50                   1998         1      General Manager-Elkhart Farmers Co-op
                                                                   Association, Elkhart, Texas, a local
                                                                   cooperative association of farmers and
                                                                   ranchers.

Robert Zinkula            66                   1996         6      Producer--Mount Vernon, Iowa.  Secretary and
                                                                   Treasurer of Linn Cooperative Oil Company,
                                                                   Marion, Iowa, a local cooperative association
                                                                   of farmers and ranchers.

     Directors are elected for a term of three years by the shareholders of Farmland at its annual meeting. The expiration dates for such three-year terms are sequenced so that about one-third of the Board of Directors is elected each year. H. D. Cleberg is serving as director-at-large; the remaining 21 directors were elected from nine geographically defined districts. The executive committee consists of Ronald Amundson, Ben Griffith, Otis Molz, Monte Romohr, Albert Shivley and H. D. Cleberg. With the exception of H. D. Cleberg, President and Chief Executive Officer, members of the executive committee serve as chairman of standing committees of the Board of Directors as follows: Ronald Amundson, corporate responsibility committee; Ben Griffith, audit committee; Otis Molz, compensation committee; Monte Romohr, finance committee; and Albert Shivley, nominating committee.

   The executive officers of Farmland are:


                     Age as of
                    August 31,
Name                     1996             Principal Occupation and Other Positions

J. F. Berardi            53    Executive Vice President and Chief Operating Officer, Grain Businesses - Mr.
                                 Berardi joined Farmland March 1992, serving as Executive Vice President and
                                 Chief Financial Officer.  He was appointed to his present position in July 1996.
                                 He served as Executive Vice President and Treasurer of Harcourt Brace
                                 Jovanovich, Inc., a diversified Fortune 200 company, and was a member of its
                                 Board of Directors from 1988 until 1990.

T. M. Campbell           46    Executive Vice President and Chief Financial Officer - Mr. Campbell jointed
                                 Farmland August 1992, serving as Vice President and Treasurer.  He was appointed to his present position in August 1996.  He served as Vice President and
                                 Assistant Treasurer of Harcourt Brace Jovanovich, Inc., a diversified Fortune
                                 200 company, from 1986 to 1992.

H. D. Cleberg            57    President and Chief Executive Officer - Mr. Cleberg has been with Farmland since
                                 1968.  He was appointed to his present position effective April 1991.  From
                                 September 1990 to March 1991 he served as Senior Vice President and Chief
                                 Operating Officer.  From April 1989 to August 1990 he served as Executive Vice
                                 President, Operations.  Prior to April 1989 he held several executive management positions with Farmland.

S. P. Dees               53    Executive Vice President, Business Development and International Marketing - Mr.
                                 Dees joined Farmland in 1984, serving as Vice President and General Counsel, Law and Administration.  He was appointed to his present position in September 1995.
                                 From September 1993 to September 1995 he served as Executive Vice President,
                                 Farmland and Director General of Farmland Industrias, S.A. de C.V.  From October
                                 1990 to September 1993 he served as Executive Vice President, Administrative
                                 Group and General Counsel.

 G. E. Evans             52    Executive Vice President and Chief Operating Officer, Livestock and Meat
                                 Businesses - Mr. Evans has been with Farmland since 1971.  He was appointed to his present position in September 1995.  From January 1992 to September 1995 he
                                 served as Senior Vice President, Agricultural Production Marketing/Processing.
                                 From April 1991 to January 1992 he served as Senior Vice President, Agricultural
                                 Inputs.  He served as Executive Vice President, Agricultural Marketing from
                                 October 1990 to March 1991.

 R. W. Honse             53    Executive Vice President and Chief Operating Officer, Ag Input Businesses - Mr.
                                 Honse has been with Farmland since 1983.  He was appointed to his present position in September 1995.  From January 1992 to September 1995, he served as
                                 Executive Vice President, Agricultural Inputs Operations.  From October 1990 to
                                 January 1992 he served as Executive Vice President, Agricultural Operations.

B. L. Sanders            55    Senior Vice President and Corporate Secretary - Dr. Sanders has been with Farmland since 1968.  He was appointed to his present position in September 1991.  From
                                 April 1990 to September 1991 he served as Vice President, Strategic Planning and
                                 Development.  From October 1987 to March 1990 he served as Vice President,
                                 Planning.

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual compensation awarded to, earned by, or paid to the Chief Executive Officer and the Company's next four most highly compensated executive officers for services rendered to the Company in all capacities during 1994, 1995 and 1996.

                                                                                                     Long-Term
                                                      Annual Compensation                          Compensation
                                     Year                           Employee        Other Annual          LTIP
Name and Principal Position         Ending         Salary           Variable        Compensation        Payouts
                                  August 31                       Compensation
                                                                      Plan

H. D. Cleberg,                       1994        $     439,728     $     338,481     $         -0-     $         -0-
President and                        1995        $     456,218     $     346,944     $         -0-     $         -0-
Chief Executive Officer              1996        $     497,713     $     356,485     $         -0-     $   1,296,482

G. E. Evans,                         1994        $     278,304     $     217,761     $         -0-     $         -0-
Executive Vice President and         1995        $     283,988     $     217,761     $         -0-     $         -0-
Chief Operating Officer              1996        $     298,848     $     216,121     $         -0-     $     648,241
Livestock and Meat Businesses

R. W. Honse,                         1994        $     251,532     $     205,206     $         -0-     $         -0-
Executive Vice President and         1995        $     280,248     $     210,337     $         -0-     $         -0-
Chief Operating Officer              1996        $     303,364     $     216,121     $         -0-     $     648,241
Ag Input Businesses

J. F. Berardi,                       1994        $     216,252     $     146,576     $         -0-     $         -0-
Executive Vice President and         1995        $     226,914     $     150,241     $         -0-     $         -0-
Chief Operating Officer,             1996        $     244,770     $     154,372     $         -0-     $     549,204
Grain Businesses

S. P. Dees,                          1994        $     205,066     $     119,093     $     124,138(a)  $         -0-
Executive Vice President             1995        $     211,000     $     122,070     $     127,878(a)  $         -0-
Business Development and             1996        $     236,765     $     125,427     $       5,357(a)  $     459,171
International Marketing

(a)Mr. Dees received a differential remuneration and reimbursements in 1994, 1995 and 1996 for taxes in connection with foreign assignments. Mr. Dees' foreign assignment ended in September 1995.


     An Annual Employee Variable Compensation Plan, a Management Long-Term Incentive Plan and an Executive Deferred Compensation Plan have been established by the Company to meet the competitive salary programs of other companies, and to provide a method of compensation which is based on the Company's performance.

     Under the Company's Annual Employee Variable Compensation Plan, all regular salaried employees' total compensation is based on a combination of base and variable pay. The variable compensation payment is dependent upon the employee's position, the performance of the Company for the fiscal year or other performance criteria of the individual's operating unit. Variable compensation is awarded only in years that the Company achieves a threshold performance level as approved each year by the Board of Directors. The Company intends for its total cash compensation (base plus variable) to be competitive, recognizing that in the event the Company fails to achieve a predetermined threshold level of performance, the base pay alone will place the employees well under market rates. This system of variable compensation allows the Company to keep its fixed costs (base salaries) lower and only increase payroll costs consistent with the Company's ability to pay. Distributions under this plan are made annually after the close of each fiscal year.

     During 1996, under the Company's Management Long-Term Incentive Plan for 1996 through 1998, certain management employees became eligible for future payments (contingent on satisfying the terms and conditions of the Plan as set forth below herein) including those executives set forth below.

       (A)                 (B)                    (C)                Estimated Future Payouts Under Non-Stock
                                                                                 Price Based Plans

                   Number of Shares,     Performance or Other           (D)              (E)             (F)
       Name          Units or Other     Period Until Maturation      Threshold       Target (2)      Maximum (2)
                       Rights (1)              or Payout

                                                                              (Amounts in Thousands)
H. D. Cleberg                                 1996 - 1998             $   392

G. E. Evans                                   1996 - 1998             $   196

R. W. Honse                                   1996 - 1998             $   196

J. F. Berardi                                 1996 - 1998             $   153

S. P. Dees                                    1996 - 1998             $   139


(1) Rights in the incentive pool are expressed as a minimum percentage of the total pool. See discussion contained below herein.

(2) Not applicable as payouts are based on a percentage of aggregate income; the plan does not specify a target or maximum payment. See discussion contained below herein.

     Under the Management Long-Term Incentive Plan, certain of the Company's management employees are paid cash incentive amounts determined by a formula which takes into account the level of management and the aggregate income of the Company over a three year period. The Management Long-Term Incentive Plan provides for three year performance and reward cycles and, in general, participants must be active employees of the Company at the end of the cycle in order to receive payment of the award with respect to such cycle. Periods currently covered by the Management Long-Term Incentive Plan are: 1995 through 1997 ("1997 Plan"); 1996 through 1998 ("1998 Plan") and 1997 through 1999 ("1999
Plan"). The income threshold ("Threshold") for the three year period of the 1997 Plan, the 1998 Plan and 1999 Plan is $235,043,000, $393,481,000 and
$541,768,000, respectively. For each plan, if the aggregate income is less than the Threshold or if the sum of the cash returned to members during the 1997 Plan, the 1998 Plan and the 1999 Plan, as patronage refunds, redemptions under the base capital plan, estate settlement plans and special allocated equity redemption plans is less than $61,938,000, $90,000,000 and $147,285,000, respectively, subject to the following sentence, no payment will occur with respect to such plan. The Board of Directors may, in its sole discretion, amend or discontinue the Management Long-Term Incentive Plan, adjust or cancel any awards otherwise payable thereunder should the Company incur a loss in the final year of any performance cycle or impact the goals and rewards of the plan by approving for inclusion or exclusion in the calculation of performance results the financial results of extraordinary events occurring during the cycle. Subject to the preceding sentence, if aggregate income equals or exceeds the Threshold and the cash returned to members equals or exceeds the specified amounts, then .83% of aggregate income for the 1997 Plan, the 1998 Plan and the 1999 Plan is allocated to an incentive pool for each such plan from which awards to management will be paid. Absent a significant change in their status, in which event such percentages may be adjusted, of the amount, if any, allocated to the incentive pool Messrs. Cleberg, Evans, Honse, Berardi and Dees will receive at least : 12%, 6% 6%, 5.6% and 4.25%, respectively, for the 1997 Plan; 12%, 6%, 6%, 6% and 4.25%, respectively, for the 1998 Plan; and 11.2%, 5.6%,
5.6%, 5.6% and 4.0%, respectively, for the 1999 Plan.

     The Company's Executive Deferred Compensation Plan permits executive employees to defer part of their salary and/or part or all of their bonus compensation. The amount to be deferred and the period for deferral is specified by an election made semi-annually. Payments of deferred amounts shall begin at the earlier of the end of the specified deferral period, retirement, disability or death. The employee's deferred account balance is credited annually with interest at the highest rate of interest paid by the Company on any subordinated debt certificate sold during the year. Payment of an employee's account balance shall, at the employee's election, be a lump sum or in ten annual installments. Amounts deferred pursuant to the plan for the accounts of the named individuals during the years 1994, 1995 and 1996 are included in the cash compensation table.

     The Company established the Farmland Industries, Inc. Employee Retirement Plan (the "Plan") in 1986 for all employees whose customary employment is at the rate of at least 1,000 hours per year. Participation in the Plan is optional prior to age 34, but mandatory thereafter. Approximately 6,890 active and 7,640 inactive employees were participants in the Plan on August 31, 1996. The Plan is funded by employer and employee contributions to provide lifetime retirement income at normal retirement age 65, or a reduced income beginning as early as age 55. The Plan also contains provisions for death and disability benefits. The Plan has been determined qualified under the Internal Revenue Code. The Plan is administered by a committee appointed by the Board of Directors, and all funds of the Plan are held by a bank trustee in accordance with the terms of the trust agreement. It is the present intent to continue this plan indefinitely. The Company's funding policy is to make the maximum annual contributions to the Plan's trust fund that can be deducted for federal income tax purposes. Company contributions made to the Plan for the years ended August 31, 1994, 1995 and 1996 were $2.9 million, $5.3 million and $12.2 million, respectively.

     Payments to participants in the Plan are based upon length of participation and compensation reported to the Plan for the four highest of the last ten years of employment. Compensation for this purpose includes base salary and compensation earned under the Company's Annual Employee Variable Compensation Plan discussed above. However, at the present time, the maximum compensation (per participant) which may be covered by a qualified pension plan is limited to $150,000 ($160,000 for the plan year beginning in 1997) annually and the maximum retirement benefit which may be paid by such plan is limited to $120,000 ($125,000 for the limitation year beginning in 1997) annually by the Internal Revenue Code ("IRC").

     The Company established the Farmland Industries, Inc. Supplemental Executive Retirement Plan ("SERP") effective January 1, 1994. The SERP is intended to supplement the retirement income of executive participants in the Farmland Industries, Inc. Employee Retirement Plan whose retirement benefit would otherwise be reduced because of the limitation of the IRC on the amount of annual salary which can be included in the computation of retirement income (currently $150,000) or the amount of annual retirement benefit which may be paid by a qualified retirement plan (currently $120,000).

     The Board of Directors has appointed an Administrative Committee to administer the SERP. The Company purchased cash value life insurance polices on the lives of certain plan participants to recover its cost of providing benefits under the SERP. The Company owns these insurance policies and has the sole right to name policy beneficiaries. The total SERP premiums charged to operations for the years ended August 31, 1994, 1995 and 1996 were $0.4 million, $0.6 million and $-0-, respectively.

     The Company's obligation to pay supplemental retirement benefits under the SERP is limited to the aggregate cash value of the life insurance policies designated by the Administrative Committee as policies of the SERP. If the benefit payments under this Plan for a year would, when added to all prior benefit payments made from this Plan, exceed (a) the total cash value, on August 31 of the preceding year, of the policies designated by the Administrative Committee, increased by (b) any previous reductions in cash value caused by withdrawals from the policies by the Corporation, each Participant's payment shall be reduced.

     The following table sets forth, for compensation levels up to $150,000, the estimated annual benefits payable at age 62 for members of the Retirement Plan, which benefits are not reduced by virtue of Social Security payments. The following table also sets forth, for compensation levels exceeding $150,000, the combined estimated annual benefits payable under the Retirement Plan and SERP for each of the first 10 years following retirement (no SERP payouts are to be made after 10 years) assuming: retirement occurs on or after age 62; the portion of the employee's benefit lost (due to the IRC limitations), which would have been provided by the employer's contribution to the Retirement Plan, is 85%; the employee lives for 10 years after retirement; and, the aggregate payments under the SERP are less than the cash value of life insurance policies designated (see above) as SERP policies.


  Final Average                                       Years of Service
       Wage                     15                    20                    25                    30

   $       100,000       $        26,250       $        35,000       $        43,750       $        52,500
           125,000                32,812                43,750                54,687                65,625
           150,000                39,375                52,500                65,625                78,750
           200,000                46,813                62,417                78,021                93,625
           250,000                54,250                72,333                90,417               108,500
           300,000                61,688                82,250               102,813               123,375
           350,000                69,125                92,167               115,209               138,250
           400,000                76,563               102,083               127,604               153,125
           450,000                84,000               112,000               140,000               168,000
           500,000                91,437               121,917               152,396               182,875
           600,000               106,313               141,750               177,188               212,626
           700,000               121,188               161,584               201,980               242,376
           800,000               136,063               181,417               226,771               272,126
           900,000               150,938               201,251               251,564               301,876
         1,000,000               165,813               221,083               276,355               331,626


     The following table sets forth the credited years of service for certain executive officers of the Company at August 31, 1996.

                  Name                   Years of Creditable Service

                 H. D. Cleberg                       31
                 G. E. Evans                         22
                 R. W. Honse                         22
                 J. F. Berardi                        4
                 S. P. Dees                          12


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following persons, none of whom, except as indicated below, is either currently or formerly an officer or employee of the Company or any of its subsidiaries, served as members of the Company's compensation committee during 1996. Messrs. Lyman Adams, Jody Bezner, Warren Gerdes, Gail Hall and Otis Molz. Mr. Molz was Chairman of the Board of the Company from December 1991 to December 1992. No executive officer of the Company (i) served as a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee of the Company, (ii) served as a director of another entity, one of whose executive officers served on the compensation committee of the Company, or (iii) served as a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

COMPENSATION OF DIRECTORS

     Directors' compensation consists of payment of three hundred dollars ($300.00) per day of attendance at the Board of Directors or committee meetings, plus reimbursement of necessary expenses incurred in connection with their official duties.





                              CERTAIN TRANSACTIONS

     The Company transacts business in the ordinary course with its directors and with its local cooperative members with which the directors are associated on terms no more favorable than those available to its other local cooperative members.

              INDEX TO FARMLAND CONSOLIDATED FINANCIAL STATEMENTS


    Independent Auditors' Report ......

    Consolidated Balance Sheets, August 31, 1995 and
    1996 ..............................

    Consolidated Statements of Operations for each of
    the years in the three-year period ended August
    31, 1996 ..........................

    Consolidated Statements of Cash Flows for each of the years in the three-year period ended August 31, 1996

    Consolidated Statements of Capital Shares and
    Equities for each of the years in the three-year
    period ended August 31, 1996 ......

    Notes to Consolidated Financial Statements



                           INDEPENDENT AUDITORS' REPORT


The Board of Directors
Farmland Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Farmland Industries, Inc. and subsidiaries as of August 31, 1995 and 1996, and the related consolidated statements of operations, cash flows and capital shares and equities for each of the years in the three-year period ended August 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Farmland Industries, Inc. and subsidiaries as of August 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended August 31, 1996, in conformity with generally accepted accounting principles.




                                   KPMG Peat Marwick LLP




Kansas City, Missouri
October 18, 1996


                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS

                                    ASSETS

                                                                                     August 31

                                                                            1995               1996

                                                                            (Amounts in Thousands)
Current Assets:
  Accounts receivable - trade........................................  $      446,232      $      624,002
  Inventories (Note 3)...............................................         772,528             736,620
  Other current assets...............................................          60,883             101,748


       Total Current Assets..........................................  $    1,279,643      $    1,462,370




Investments and Long-Term Receivables (Note 4).......................  $      185,687      $      241,124



Property, Plant and Equipment (Notes 5 and 6):
  Property, plant and equipment, at cost.............................  $    1,334,849      $    1,506,460
  Less accumulated depreciation and amortization.....................         742,704             789,236


  Net Property, Plant and Equipment..................................  $      592,145      $      717,224



Other Assets.........................................................  $      128,468      $      147,728



Total Assets.........................................................  $    2,185,943      $    2,568,446


FN>
See accompanying Notes to Consolidated Financial Statements.

                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS

                           LIABILITIES AND EQUITIES

                                                                                         August 31

                                                                                1995                 1996
                                                                                (Amounts in Thousands)
Current Liabilities:
  Demand loan certificates...............................................   $       13,524      $       40,099
  Short-term notes payable (Note 6)......................................          346,133             315,428
  Current maturities of long-term debt (Note 6)..........................           42,394              41,080
  Accounts payable - trade...............................................          245,905             392,436
  Accrued payroll........................................................           50,337              48,893
  Other current liabilities..............................................          261,837             302,384


       Total Current Liabilities.........................................   $      960,130      $    1,140,320


Long-Term Liabilities (Note 6):
  Long-term borrowings (excluding current maturities)....................   $      469,718      $      616,258
  Other long-term liabilities............................................           36,315              35,983

       Total Long-Term Liabilities.......................................   $      506,033      $      652,241


Deferred Income Taxes (Note 7)...........................................   $       12,501      $        6,709


Minority Owners' Equity in Subsidiaries (Note 8).........................   $       19,992      $       13,845


Capital Shares and Equities (Note 9):
  Preferred shares, $25 par value--Authorized 8,000,000 shares, 50,565 shares issued and outstanding
    (98,113 shares in 1995)..............................................   $        2,453      $        1,264
  Common shares, $25 par value--Authorized 50,000,000
  shares, 16,580,112 shares issued and outstanding
     (15,416,370 shares in 1995).........................................          385,409             414,503
  Associate member common shares (nonvoting), $25 par value --Authorized
  2,000,000 shares, 623,058 shares
    issued and outstanding (445,323 shares in 1995)......................           11,133              15,576
  Earned surplus and other equities......................................          288,292             323,988



            Total Capital Shares and Equities............................   $      687,287      $      755,331



Contingent Liabilities and Commitments (Notes 6, 7 and 10)


Total Liabilities and Equities............................................. $    2,185,943      $    2,568,446


See accompanying Notes to Consolidated Financial Statements.

                   FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             Year Ended August 31
                                                                  1994               1995               1996
                                                                             (Amounts in Thousands)
Sales........................................................ $    6,677,933       $   7,256,869      $    9,788,587
Cost of sales................................................      6,284,084           6,699,178           9,272,002


Gross income................................................. $      393,849       $     557,691      $      516,585


Selling, general and administrative expenses................. $      305,279       $     344,364      $      368,954


Other income (deductions):
   Interest expense.......................................... $      (51,485)      $     (53,862)     $      (62,445)
   Interest income...........................................          6,170               8,334               5,021
   Other, net (Note 16)......................................         20,111              11,600              24,257

Total other income (deductions).............................. $      (25,204)      $     (33,928)     $      (33,167)


Income before income taxes and equity in net income of
  investees and minority owners'
    interest in net (income) loss of subsidiaries............ $       63,366       $     179,399      $      114,464

Income tax  expense (Note 7).................................          4,890              29,628              21,755


Income before equity in net income of investees and minority owners' interest  in net
    (income) loss of subsidiaries............................ $       58,476       $     149,771      $       92,709

Equity in net income of investees
   (Note 4)..................................................         10,878              22,785              41,092

Minority owners' interest in net (income)
   loss of subsidiaries......................................          4,522              (9,757)             (7,383)


Net income .................................................. $      73,876        $    162,799       $     126,418



Distribution of net income (Note 9):
   Patronage refunds:
   Farm supply patrons....................................... $       59,685       $      74,557      $       83,739
   Pork marketing patrons....................................         10,927              16,087               6,998
   Beef marketing patrons....................................             -0-              2,488               2,753
   Grain marketing patrons...................................             -0-              1,285                  -0-
   Livestock production......................................             -0-                 -0-                  5

                                                              $       70,612       $      94,417      $       93,495
   Earned surplus and other equities (Note 9)................          3,264              68,382              32,923


                                                              $       73,876       $     162,799      $      126,418


See accompanying Notes to Consolidated Financial Statements.

                   FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              Year Ended August 31
                                                                     1994              1995              1996
                                                                              (Amounts in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................... $    73,876       $   162,799         $   126,418
Adjustments to reconcile net income to net cash provided by
operating activities:
  Depreciation and amortization................................      62,960            69,138              77,741
  Gain on disposition of investments...........................         -0-               -0-            (11,300)
  (Gain) loss on disposition of fixed assets...................      (1,794)            1,882                (967)
  Patronage refunds received in equities.......................      (2,171)           (2,025)             (2,244)
  Proceeds from redemption of patronage equities...............         573             3,776               5,112
  Equity in net income of investees............................     (10,878)          (22,785)            (41,092)
  Deferred income tax (benefit) expense........................      (5,034)            6,161              11,034
  Minority owners' equity in net
    income (loss) of subsidiaries..............................      (4,522)            9,757               7,383
  Other........................................................       5,292               412              (2,335)
  Changes in assets and liabilities (exclusive
    of assets and liabilities of businesses acquired):
    Accounts receivable........................................     (12,079)          (70,413)           (175,991)
    Inventories................................................      (4,692)         (186,570)             47,220
    Other assets...............................................     (34,873)           38,889             (40,774)
    Accounts payable...........................................      17,884               782             140,721
    Other liabilities..........................................      32,617            35,684              41,194


Net cash provided by operating activities...................... $   117,159       $    47,487         $   182,120

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses...................................... $   (35,790)      $       -0-        $    (39,536)
Proceeds from sale of investments
  and collection of notes receivable...........................      34,577            39,780              31,003
Acquisition of investments and notes receivable................     (22,117)          (26,789)            (51,923)
Capital expenditures...........................................     (69,776)         (124,722)           (168,272)
Acquisition of other long-term assets..........................     (11,117)           (2,141)            (23,768)
Proceeds from sale of fixed assets.............................      14,785             3,828               5,996
Distribution from joint venture...............................           -0-              513              22,239
Proceeds from sale of assets to
  joint venture partner.......................................        2,310               -0-                 -0-
Other..........................................................       5,547               -0-              (6,803)


Net cash used in investing activities.......................... $   (81,581)      $  (109,531)        $  (231,064)

See accompanying Notes to Consolidated Financial Statements.




                                                 Year Ended August 31


                                               1994       1995         1996
                                                   (Amounts in Thousands)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in demand loan      $ (6,702)   $ (9,634)   $ 26,575
certificates................................
Proceeds from bank loans and notes payable.. 888,088     522,916     597,959
Payments of bank loans and notes payable....(924,731)   (513,672)   (526,814)
Proceeds from issuance of subordinated debt   57,636      46,715      67,965
certificates................................
Payments for redemption of subordinated
  debt certificates......................... (33,034)    (26,866)    (43,803)
Net increase (decrease) in checks
  and drafts outstanding....................      -0-     37,088      (6,144)
Payments for redemption of equities.........  (3,244)    (12,431)    (27,470)
Payments of patronage refunds and dividends.      -0-    (26,648)    (32,781)
Other, increase (decrease)..................   2,120         492      (6,543)


Net cash provided by (used in) financing    $(19,867)   $ 17,960    $ 48,944
activities..................................

Net increase (decrease) in cash and cash    $ 15,711    $(44,084)  $     -0-
equivalents.................................
Cash and cash equivalents at beginning of     28,373      44,084         -0-
year........................................
Cash and cash equivalents at end of year....$ 44,084    $     -0-  $     -0-



SUPPLEMENTAL SCHEDULE OF CASH PAID FOR
INTEREST AND INCOME TAXES:
Interest....................................$ 43,419    $ 50,551   $ 58,125



Income taxes (net of refunds)...............$  9,746    $ 30,422   $ 27,943



SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
AND FINANCING ACTIVITIES:
Equities and minority owners' interest
called
  for redemption............................$ 12,935    $ 27,738   $ 25,214


Transfer of assets in exchange for
investment in
  joint ventures............................$    309    $  2,061   $    -0-


Appropriation of current year's net income
  as patronage refunds......................$ 70,612    $ 94,417   $ 93,495


Acquisition of businesses:
  Fair value of net assets acquired.........$131,847    $     -0-  $ 52,401
  Goodwill..................................   1,094          -0-     3,181
  Minority owners' investment...............    (843)         -0-       -0-
  Cash Paid................................. (35,790)         -0-   (39,536)

Liabilities assumed.........................$ 96,308    $     -0-  $ 16,046


                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF CAPITAL SHARES AND EQUITIES

                                                                Years Ended August 31, 1994, 1995 and 1996
                                                                                 Associate      Earned        Total
                                                                                  Member     Surplus and     Capital
                                                      Preferred      Common       Common        Other       Shares and
                                                       Shares        Shares       Shares       Equities      Equities

                                                                          (Amounts in Thousands)
BALANCE AT AUGUST 31, 1993.........................   $ 3,708      $ 379,996     $ 8,196      $ 169,807     $  561,707
Issue, redemption and cancellation of equities.....        -0-          (355)         17         (3,397)        (3,735)
Appropriation of current year's net income.........        -0-            -0-         -0-        73,876         73,876
Patronage refund payable in cash transferred
  to current liabilities...........................        -0-            -0-         -0-       (26,552)       (26,552)
Base capital redemptions transferred
  to current liabilities...........................        -0-        (8,628)       (112)            -0-        (8,740)
Other equity redemptions transferred
  to current liabilities...........................        (6)            (9)         -0-        (3,440)        (3,455)
Transferred to liabilities.........................        -0-            -0-         -0-        (8,084)        (8,084)
Dividends on preferred stock.......................        -0-            -0-         -0-            (4)            (4)
Exchange of common stock, associate member
  common stock and other equities..................        -0-        (7,442)      1,167          6,275             -0-



BALANCE AT AUGUST 31, 1994.........................   $ 3,702      $ 363,562     $ 9,268      $ 208,481     $  585,013
Issue, redemption and cancellation of equities.....        -0-           (51)        332           (990)          (709)
Appropriation of current year's net income.........        -0-            -0-         -0-       162,799        162,799
Patronage refund payable in cash transferred
  to current liabilities...........................        -0-            -0-         -0-       (33,061)       (33,061)
Base capital redemptions transferred
  to current liabilities...........................        -0-       (13,939)       (220)            -0-       (14,159)
Other equity redemptions transferred
  to current liabilities...........................    (1,249)           (30)         -0-       (11,477)       (12,756)
Prior year patronage refund allocation.............        -0-        35,940       1,508        (37,284)           164
Dividends on preferred stock.......................        -0-            -0-         -0-            (4)            (4)
Exchange of common stock, associate member
  common stock and other equities..................        -0-           (73)        245           (172)            -0-


BALANCE AT AUGUST 31, 1995.........................   $ 2,453      $ 385,409     $11,133      $ 288,292     $  687,287
Issue, redemption and cancellation of equities.....         1           (166)         (6)            29           (142)
Appropriation of current year's net income.........        -0-            -0-         -0-       126,418        126,418
Patronage refund payable in cash transferred
  to current liabilities...........................        -0-            -0-         -0-       (32,719)       (32,719)
Base capital redemptions transferred
  to current liabilities...........................    (1,190)       (13,922)       (103)            -0-       (14,025)
Other equity redemptions transferred
  to current liabilities...........................        -0-        (6,578)       (287)        (3,272)       (11,327)
Prior year patronage refund allocation.............        -0-        49,644       6,493        (56,294)          (157)
Dividends on preferred stock.......................        -0-            -0-         -0-            (4)            (4)
Exchange of common stock, associate member
  common stock and other equities..................        -0-           116      (1,654)         1,538             -0-

BALANCE AT AUGUST 31, 1996                            $ 1,264      $ 414,503     $15,576      $ 323,988     $  755,331

See accompanying Notes to Consolidated Financial Statements.

                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Farmland Industries, Inc., a Kansas corporation, is organized and operated as a cooperative and its mission is to be a producer-driven, customer-focused and profitable agricultural supply to consumer foods cooperative system.

     General -- The consolidated financial statements include the accounts of Farmland Industries, Inc. and all of its majority-owned subsidiaries ("Farmland" or the "Company", unless the context requires otherwise). All significant intercompany accounts and transactions have been eliminated. When necessary, the financial statements include amounts based on informed estimates and judgments of management. The Company's fiscal year ends August 31.
Accordingly, all references to "year" or "years" are to fiscal years ended August 31.

     Cash and Cash Equivalents -- Investments with maturities of less than three months are included in "Cash and cash equivalents."

     Investments -- Investments in companies over which the Company exercises significant influence (20% to 50% voting control) are accounted for by the equity method. Other investments are stated at cost, less any provision for impairment (other than temporary impairment).

     Accounts Receivable -- The Company uses the allowance method to account for doubtful accounts and notes. Pursuant to the Company's right to offset, as contained in its bylaws, uncollectible accounts and notes receivable from members are written off against the common shares held by members before such uncollectible accounts are charged to operations.

     Inventories -- Grain inventories are valued at market adjusted for net unrealized gains or losses on open commodity contracts. Crude oil, refined petroleum products, cattle and beef inventories are valued at the lower of last-in, first-out ("LIFO") cost or market. Other inventories are valued at the lower of first-in, first-out ("FIFO") cost or market. Supplies are valued at cost.

     Property, Plant and Equipment -- Assets, including assets under capital leases, are stated at cost. Depreciation and amortization are computed principally using the straight-line method over the estimated useful lives of the assets and the remaining terms of the capital leases, respectively.

     Goodwill -- The excess of cost over the fair market value of assets of businesses purchased is amortized on a straight-line basis over a period of 15 to 25 years. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows. Goodwill is reflected in the accompanying Consolidated Balance Sheets net of accumulated amortization of $6.9 million and $10.3 million, respectively at August 31, 1995 and 1996.

     Sales -- The Company's policy is to recognize sales at the time product is shipped. Net margins on international grain merchandised, rather than the gross value of such products merchandised, are included in net sales. The gross value of international grain merchandised in 1994, 1995 and 1996 was $590.2 million, $1.6 billion and $2.6 billion, respectively.

     Environmental Expenditures -- Liabilities related to remediation of contaminated properties are recognized when the related costs are considered probable and can be reasonably estimated. Estimates of these costs are based upon currently available facts, existing technology, undiscounted site specific costs, and currently enacted laws and regulations. In reporting environmental liabilities, no offset is made for potential recoveries. All liabilities are monitored and adjusted as new facts or changes in law or technology occur. Environmental expenditures are capitalized when such costs provide future economic benefits.

     Federal Income Taxes -- Farmland is subject to income taxes on all income not distributed to patrons as patronage refunds. Farmland files consolidated federal and state income tax returns.

     Reclassification -- Certain prior-year amounts have been reclassified to conform with the current year presentation.


(2)  ACQUISITIONS

     In December 1993, the Company acquired all the common stock of seven international grain trading companies (collectively referred to as "Tradigrain"). The purchase price for Tradigrain ($31.4 million) was paid in cash.

     The acquisition of Tradigrain has been accounted for by the purchase method of accounting and, accordingly, the operating results have been included in the Company's Consolidated Financial Statements from the date of acquisition. The excess of the cash paid over the fair value of the net assets acquired has been recorded as goodwill. The pro forma effect of the acquisition of Tradigrain on the Consolidated Financial Statements is not significant.


(3)  INVENTORIES

     Major components of inventories are as follows:

                                              August 31

                                          1995         1996

                                        (Amounts in Thousands)
 Finished and in-process products..... $ 682,801    $ 620,794
 Materials............................    39,399       58,526
 Supplies.............................    50,328       57,300

                                       $ 772,528    $ 736,620

     The carrying values of crude oil and refined petroleum inventories stated under the lower of LIFO cost or market at August 31, 1995 and 1996 were $82.6 million and $111.8 million, respectively. Replacement cost approximated the LIFO carrying values of inventories at both August 31, 1995 and 1996.

     The carrying values of beef inventories stated under the lower of LIFO or market at August 31, 1995 and 1996 were $30.2 million and $32.3 million, respectively. At both August 31, 1995 and 1994, market value was lower than LIFO and, accordingly, such inventories were valued at market.

(4) INVESTMENTS AND LONG-TERM RECEIVABLES

     Investments and long-term receivables are as follows:

                                                         August 31
                                                      1995         1996
                                                    (Amounts in Thousands)

Investments accounted for by the equity method      $ 88,786    $ 147,028
Investments in and advances to other cooperatives     47,328       44,944
National Bank for Cooperatives ............           27,000       24,913
Other investments and long-term receivables           18,355       22,796
Notes receivable from ventures, 20% to 50% owned       4,218        1,443

                                                    $185,687     $241,124


     National Bank for Cooperatives ("CoBank") requires its borrowers to maintain an investment in stock of the bank. The amount of investment required is based on the average amount borrowed from CoBank during the previous five years. At August 31, 1995 and 1996, Farmland's investment in CoBank approximated its requirement. CoBank maintains a statutory lien on the investment held by the Company in CoBank.

     Summarized financial information of investees accounted for by the equity method is as follows:

                                                   August 31
                                               1995         1996
                                             (Amounts in Thousands)

Current Assets.............................  $243,259     $228,883
Long-Term Assets...........................   238,297      319,166

   Total Assets............................  $481,556     $548,049

Current Liabilities........................ $ 205,713     $191,632
Long-Term Liabilities......................    94,029       57,208

   Total Liabilities.......................  $299,742     $248,840

Net Assets.................................  $181,814     $299,209


                                       Year Ended August 31
                                  1994         1995         1996
                                      (Amounts in Thousands)
Net sales..................... $ 803,516    $1,212,592    $1,154,195

Net income.................... $  24,285    $  46,803     $ 83,075

   Farmland's equity in net
    income.....................$  10,878    $  22,785     $ 41,092


     The Company's investments accounted for by the equity method consist principally of 50% equity interests in three manufacturers of crop production products, Farmland Hydro, L.P., SF Phosphates Limited Company and Farmland MissChem, Limited (expected to commence production in 1998) and a 50% equity interest in a distributor of crop protection products, WILFARM, LLC.

     Effective September 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The cumulative effect of this change in the use of fair value accounting and reporting for certain investments in debt and equity securities was immaterial.

(5) PROPERTY, PLANT AND EQUIPMENT

     A summary of cost for property, plant and equipment is as follows:

                                           August 31
                                       1995            1996
                                    (Amounts in Thousands)
Land and improvements......        $  42,355      $  50,800
Buildings..................          245,460        278,097
Machinery and equipment....          765,383        880,152
Automotive equipment.......           67,124         67,754
Furniture and fixtures.....           54,888         61,426
Capital leases.............           49,241         50,562
Leasehold improvements.....           21,763         24,539
Other......................            7,124          8,837
Construction in progress...           81,511         84,293

                                   $1,334,849     $1,506,460



     During 1994, 1995 and 1996, the Company capitalized construction period interest of $0.4 million, $0.7 million and $1.6 million, respectively.


(6) BANK LOANS, SUBORDINATED DEBT CERTIFICATES AND NOTES PAYABLE

     Bank loans, subordinated debt certificates and notes payable are as follows:

                                                August 31
                                            1995          1996
                                         (Amounts in Thousands)
Subordinated capital investment
certificates
  --6% to 9.5%, maturing 1997 through 2004    $ 225,132      $ 245,792
Subordinated monthly income certificates
  --6.25% to 10.5%, maturing 1997 through 2006   74,863         78,313
Syndicated Credit Facility
  --5.73% to 6.05%, maturing 2001.......         85,000        175,000
Other bank notes--7.2% to 10.75%,
  maturing 1997 through 2001............         71,498         88,704
Industrial revenue bonds--6.75% to
9.25%, maturing 1997 through 2007............    21,750         18,930
Promissory notes--7% to 8.5%,
  maturing 1997 through 2002............         17,210         16,917
Other--5% to 14.92%.....................         16,659         33,682

                                                512,112        657,338
Less current maturities.................         42,394         41,080

                                              $ 469,718      $ 616,258



     The Company has a $1.1 billion Credit Agreement ("the Agreement"). The Agreement provides short-term credit of up to $650.0 million to finance seasonal operations and inventory, and revolving term credit of up to $450 million. At August 31, 1996, the Company had $236.6 million of short-term borrowings under the Agreement, $175.0 million of revolving term borrowings and $69.5 million was being utilized to support letters of credit issued on behalf of the Company by participating banks.

     The Company pays commitment fees under the Agreement of 1/10 of 1% annually on the unused portion of the short-term commitment and 1/4 of 1% annually on the unused portion of the revolving term commitment. In addition, the Company must comply with the Agreement's financial covenants regarding working capital, the ratio of certain debt to average cash flow and the ratio of equity to total capitalization, all as defined therein. The short-term provisions of the Credit Agreement are reviewed and/or renewed annually. The next review date is in May 1997. The revolving term provisions of this agreement expire in May 2001.

     The Company maintains other borrowing arrangements with banks and financial institutions. At August 31, 1996, $18.0 million was borrowed under such agreements.

     National Beef Packing Company, L.P. ("NBPC") maintains a $90.0 million borrowing agreement with a group of banks which provides financing support for its beef packing operations. Such borrowings are nonrecourse to Farmland or Farmland's other affiliates (except to the extent of $10 million). At
August 31, 1996, $47.0 million was borrowed under this agreement and $0.6 million was utilized to support letters of credit. In addition, NBPC has incurred certain long-term borrowings from Farmland. NBPC has pledged certain assets to Farmland and such group of banks to support its borrowings.

     Tradigrain has borrowing agreements with various international banks which provide financing and letters of credit to support current international grain trading transactions. At August 31, 1996, such short-term borrowings totaled $78.8 million. Obligations of Tradigrain under these loan agreements are nonrecourse to Farmland or Farmland's other affiliates.

     Subordinated debt certificates have been issued under several different indentures. Certain subordinated capital investment certificates may be redeemed prior to maturity at the option of the owner in accordance with the indenture. Subject to limitations in the Agreement, the Company has an option to redeem certain subordinated capital investment certificates in advance of scheduled maturities. Additionally, the Company may redeem subordinated capital investment certificates and subordinated monthly interest certificates upon death of the holder.

     Outstanding subordinated debt certificates are subordinated to senior indebtedness ($522.6 million at August 31, 1996) and additional financings (principally long-term operating leases). See Note 10.

     Under industrial revenue bonds and other agreements, property, plant and equipment with a carrying value of $20.5 million have been pledged.

     Borrowings from CoBank, totaling $94.3 million at August 31, 1996, are partially secured by liens on the equity investment held by the Company in CoBank. See Note 4.

     Bank loans, subordinated debt certificates and notes payable mature during the fiscal years ending August 31 in the following amounts:

                                 (Amounts in Thousands)
               1997.................   $  41,080
               1998.................     132,769
               1999.................      22,016
               2000.................      31,070
               2001.................     226,551
               2002 and after.......     203,852

                                       $ 657,338



     At August 31, 1995 and 1996, the Company had demand loan certificates and short-term bank debt outstanding of $365.3 million (weighted average interest rate of 6.4%) and $355.5 million (weighted average interest rate of 6.29%), respectively.


(7)  INCOME TAXES

   A.     TERRA RESOURCES, INC.

     In July 1983, Farmland sold the stock of Terra Resources, Inc. ("Terra"), a wholly owned subsidiary engaged in oil and gas exploration and production operations, and exited its oil and gas exploration and production activities. The gain from the sale of Terra amounted to $237.2 million for tax reporting purposes.

     On March 24, 1993, the Internal Revenue Service ("IRS") issued a statutory notice to Farmland asserting deficiencies in federal income taxes (exclusive of statutory interest thereon) in the aggregate amount of $70.8 million. The asserted deficiencies relate primarily to the Company's tax treatment of the $237.2 million gain resulting from its sale, in July 1983, of the stock of Terra and the IRS's contention that Farmland incorrectly treated the Terra sale gain as income against which certain patronage-sourced operating losses could be offset. The statutory notice further asserts that Farmland incorrectly characterized for tax purposes gains aggregating approximately $14.6 million, and a loss of approximately $2.3 million, from dispositions of certain other assets.

     On June 11, 1993, Farmland filed a petition in the United States Tax Court contesting the asserted deficiencies in their entirety. The case was tried on June 13-15, 1995. The parties submitted post-trial briefs to the court in September 1995 and reply briefs were submitted to the court in November 1995.

     If the United States Tax Court decides in favor of the IRS on all unresolved issues raised in the statutory notice, Farmland would have additional federal and state income tax liabilities aggregating approximately $85.8 million plus accumulating statutory interest thereon (approximately $209.2 million, before tax benefits of the interest deduction, through August 31, 1996), or $295.0 million in the aggregate at August 31, 1996. In addition, such a decision would affect the computation of Farmland's taxable income for its 1989 tax year and, as a result, could increase Farmland's federal and state income taxes for that year by approximately $5.0 million plus accumulating statutory interest thereon (approximately $6.6 million), or $11.6 million in the aggregate at August 31, 1996. The asserted federal and state income tax liabilities and accumulated interest thereon would become immediately due and payable unless the Company appealed the decision and posted the requisite bond to stay assessment and collection.

     The liability resulting from an adverse decision by the United States Tax Court would be charged to current earnings and would have a material adverse effect on the Company. In the event of such an adverse determination of the Terra tax issue, certain financial covenants of the Company's Credit Agreement (the "Agreement"), dated May 15, 1996, become less restrictive. Had the United States Tax Court decided in favor of the IRS on all unresolved issues, and had all related additional federal and state income taxes and accumulated interest thereon been due and payable on August 31, 1996, Farmland's borrowing capacity under the Agreement was adequate at that time to finance the liability. However, Farmland's ability to finance such an adverse decision depends substantially on the financial effects of future operating events on its borrowing capacity under the Agreement.

     No provision has been made in the Consolidated Financial Statements for federal or state income taxes (or interest thereon) in respect of the IRS claims described above. The Company believes that it has meritorious positions with respect to all of these claims.

     In the opinion of Bryan Cave LLP, the Company's special tax counsel, it is more likely than not that the courts will ultimately conclude that the Company's treatment of the Terra sale gain was substantially, if not entirely, correct. Such counsel has further advised, however, that none of the issues involved in this dispute is free from doubt, and there can be no assurance that the courts will ultimately rule in favor of the Company on any of these issues.

   B.   OTHER INCOME TAX MATTERS

     Income tax expense is comprised of the following:

                                Year Ended August 31
                           1994         1995         1996
                               (Amounts in Thousands)
Federal:
  Current............... $ 10,076    $  18,533    $   7,322
  Deferred..............   (3,217)       4,255        9,430

                         $  6,859    $  22,788    $  16,752

State:
   Current.............. $  1,965    $   3,356    $   1,292
   Deferred.............     (755)         665        1,664

                         $  1,210    $   4,021    $   2,956

Foreign:
   Current.............. $ (2,117)   $   1,578    $   2,107
   Deferred.............   (1,062)       1,241          (60)

                         $ (3,179)   $   2,819    $   2,047

Total income tax expense $  4,890    $  29,628    $  21,755

     During the year ended August 31, 1994, a charge in lieu of taxes, resulting from initial recognition of acquired tax benefits that are allocated to reduce goodwill related to the acquired entity, decreased Farmland's deferred tax benefit by $3.0 million.

     Income (loss) before income tax expense from foreign sources amounted to ($14.3 million), $19.3 million and $13.5 million for 1994 , 1995 and 1996, respectively.

     Income tax expense attributable to income from continuing operations differs from the "expected" income tax expense using statutory rate of 35% as follows:

                                       Year Ended August 31
                                  1994         1995         1996
                                      (Amounts in Thousands)
Computed "expected" income tax
  expense on income
  before income taxes ........    35.0 %        35.0%       35.0 %
Increase (reduction) in income
  tax expense attributable to:
Patronage refunds.............   (33.3)        (18.3)      (20.4)
State income tax expense net of
  federal income tax effect ..     1.1           2.2         2.5
Other, net....................     3.8          (2.4)        1.9

Income tax expense............     6.6 %        16.5%       19.0 %


     The tax effect of temporary differences that give rise to significant portions of deferred tax liabilities and deferred tax assets at August 31, 1995 and 1996 are as follows:

                                        August 31
                                    1995         1996
                                  (Amounts in Thousands)
Deferred tax liabilities:
   Property, plant and
   equipment, principally due
   to differences
   in depreciation............    $ 26,009      $40,182
  Prepaid pension cost .......      19,807       21,500
  Other ......................      15,065        2,080

   Total deferred tax             $ 60,881      $63,762
  liabilities ................

Deferred tax assets:
  Safe harbor leases .........    $  5,096      $ 4,699
  Accrued expenses ...........      29,394       47,140
   Accounts receivable,
   principally due to
   allowance for
   doubtful accounts..........       2,300        1,971
  Other ......................      11,590        3,243

  Total deferred tax assets ..    $ 48,380      $57,053


Net deferred tax liability....    $ 12,501      $ 6,709



     A valuation allowance for deferred tax assets was not necessary at August 31, 1995 or 1996.


(8) MINORITY OWNERS' EQUITY IN SUBSIDIARIES

     A summary of the equity of subsidiaries owned by others is as follows:

                                               August 31
                                            1995        1996
                                         (Amounts in Thousands)
National Beef Packing Company, L.P.
and  G.P.                                $12,473       $6,455
Farmland Foods, Inc. ....................  4,682        4,594
Other subsidiaries.......................  2,837        2,796

                                          $19,992      $13,845

(9)  PREFERRED STOCK, EARNED SURPLUS AND OTHER EQUITIES

     A summary of preferred stock is as follows:

                                               August 31
                                           1995        1996
                                        (Amounts in Thousands)
Preferred shares, $25 par value -
Authorized 8,000,000 shares:  6% - 608
 shares issued and outstanding, 6% -
 608 shares issued and
   outstanding, (608 shares in 1995)... $    15     $     15

  5-1/2% - 2,412 shares issued and
   outstanding
   (2,436 shares in 1995)..............      61           60

Series F - 47,545 shares issued and
   outstanding
  (95,069 shares in 1995)..............   2,377        1,189

                                        $ 2,453     $  1,264



     The 5-1/2% and 6% preferred stocks have preferential liquidation rights over the Series F nondividend bearing preferred stock. Dividends on the 5-1/2% and 6% preferred stock are cumulative if declared by the Farmland Board of Directors and only to the extent earned each year. Upon liquidation, holders of all preferred stock are entitled to the par value thereof and, with respect to the 5-1/2% and 6% preferred stock, any declared or unpaid earned dividends.

     A summary of earned surplus and other equities is as follows:

                                                   August 31
                                               1995        1996
                                             (Amounts in Thousands)
Earned surplus.........................   $ 197,666   $ 230,340
Patronage refund payable in equities...      61,356      60,776
Capital credits........................      27,645      31,237
Additional paid-in surplus.............       1,603       1,616
Currency translation adjustment........          22          19

                                          $ 288,292   $ 323,988



     In accordance with the bylaws of Farmland, the member-sourced portion of its net income or loss and the resulting patronage refund payable to members and patrons are determined annually.

     Farmland maintains a base capital plan. The plan's objectives are as follows: 1) to achieve proportionality between the dollar amount of business a member or associate member of Farmland ("Participant") transacts with Farmland and the equity of Farmland which the Participant should hold (hereinafter referred to as the Participant's "Base Capital Requirement"); and, 2) provide a method for the Board of Directors, in its discretion, to redeem equities held by a Participant when the amount of such equity held by the Participant exceeds the Participant's Base Capital Requirement. This plan provides a mechanism under which the cash portion of the patronage refund payable to voting members or associate members will depend upon the degree to which such voting members or associate members meet their base capital requirements.

     The Base Capital Requirement is determined annually by the Farmland Board of Directors at its sole discretion. At August 31, 1995 and 1996, common stock and associate member common stock with an aggregate par value of $14.2 million and $14.0 million, respectively, were approved for redemption by the Board of Directors under the base capital plan and such amounts have been included in "Other current liabilities" in the Consolidated Balance Sheets at August 31, 1995 and 1996, respectively.

     Farmland maintains an estate settlement plan for redemption of equities held by estates of deceased individuals (except purchased equities held less than five years) and special equity redemption plans. Under these plans, the Board of Directors, in its discretion, may redeem equities based on certain factors, including the financial position and consolidated net income of the Company.

     At August 31, 1995 and 1996, certain equities of Farmland with a face amount of $12.8 million and $11.3 million, respectively, and capital equity fund certificates held by certain members of Farmland Foods, Inc. in the amount of $0.8 million and $0.1 million, respectively, have been approved by the Board of Directors for redemption under the estate settlement and special allocated equity redemption plan and such amounts have been included in "Other current liabilities" in the Consolidated Balance Sheets at August 31, 1995 and 1996, respectively.

     Capital credits are issued: 1) for payment of patronage refunds to patrons who do not satisfy requirements for membership or associate membership; and,
2) upon conversion of common stock or associate member common stock held by persons who do not meet qualifications for membership or associate membership in Farmland.

     Additional paid-in surplus results from members donating Farmland equity to Farmland.

     None of the aforementioned equities are held by or for the account of Farmland or in any sinking or other special fund of Farmland and none have been pledged by Farmland.


(10) CONTINGENT LIABILITIES AND COMMITMENTS

     The Company leases various equipment and real properties under long-term operating leases. For 1994, 1995 and 1996, rental expenses totaled $41.8 million, $44.6 million and $43.6 million, respectively. Rental expense is reduced for mileage credits received on leased railroad cars ($1.9 million in 1994, $1.8 million in 1995 and $1.4 million in 1996).

     The leases have various remaining terms ranging from one year to fourteen years. Some leases are renewable, at the Company's option, for additional periods. The minimum required payments for these leases during the fiscal years ending August 31 are as follows:

                                         (Amounts in Thousands)
                1997...........................$   46,750
                1998...........................    50,498
                1999...........................    43,847
                2000...........................    39,296
                2001...........................    36,143
                2002 and after.................    92,296

                                               $  308,830



     Commitments for capital expenditures and investments in joint ventures aggregated $61.0 million at August 31, 1996.

     The Company has been designated by the Environmental Protection Agency as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), at various National Priority List ("NPL") sites. In addition, the Company is aware of possible obligations associated with environmental matters at other sites, including sites where no claim or assessment has been made. The Company's accrued liability for probable and reasonably determinable obligations for resolution of environmental matters at NPL and other sites was $18.5 million and $18.9 million at August 31, 1995 and 1996, respectively.

     The ultimate costs of resolving certain environmental matters are not quantifiable because many such matters are in preliminary stages and the timing and extent of actions which governmental authorities may ultimately require are unknown. It is possible that the costs of such resolution may be greater than the liabilities which, in the opinion of management, are probable and reasonably determinable at August 31, 1996. In the opinion of management, it is reasonably possible for such costs to approximate an additional $20.6 million.

     In the ordinary course of conducting international grain trading, Tradigrain, as of August 31, 1996, was contingently liable in respect of $114.2 million of guarantees, performance and bid bonds, and letters of credit.

     The Company is involved in various lawsuits arising in the normal course of business. In the opinion of management, the ultimate resolution of these litigation issues will not have a material adverse effect on the Company's Consolidated Financial Statements.


(11) EMPLOYEE BENEFIT PLANS

     The Farmland Industries, Inc. Employee Retirement Plan (the "Plan") is a defined benefit plan covering substantially all employees of the Company who meet minimum age and length-of-service requirements. Benefits payable under the Plan are based on years of service and the employee's average compensation during the highest four of the employee's last ten years of employment.

     The assets of the Plan are maintained in a trust fund. The majority of the Plan's assets are invested in common stocks, corporate bonds, United States Government securities and short-term investment funds.

     The Company's funding policy is to make the maximum annual contribution to the Plan's trust fund that can be deducted for federal income tax purposes. The Company charges pension cost as accrued based on actuarial valuation of the Plan.

     Components of the Company's pension cost are as follows:
                                                         August 31
                                                  1994      1995      1996
                                                    (Amounts in Thousands)
Service cost - benefits earned during the period $ 8,663   $10,336   $10,886
Interest cost on projected benefit obligation.    15,292    16,707    18,843
Actual return on Plan assets..................   (10,949)  (27,422)  (46,630)
Net amortization and deferral.................    (7,860)    8,677    24,634

Pension expense...............................   $ 5,146    $8,298   $ 7,733

     The discount rate, the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations and the expected long-term rate of return on assets were 8.0%, 4.5% and 8.5%, respectively, at August 31, 1994, 1995 and 1996.

     The following table sets forth the Plan's funded status and amounts recognized in the Company's Consolidated Balance Sheets at August 31, 1995 and 1996. Such prepaid pension cost is based on the Plan's funded status as of May 31, 1995 and 1996.
                                                        August 31
                                                    1995          1996
                                                 (Amounts in Thousands)
Actuarial present value of benefit obligations:
  Vested benefits..............................  $ 170,105      $180,253
  Nonvested benefits...........................     11,584        12,024
  Accumulated benefit obligation...............  $ 181,689      $192,277
  Increase in benefits due to future
     compensation increases.........................56,353        56,030

  Projected benefit obligation.................  $ 238,042      $248,307
  Estimated fair value of Plan assets..........    259,262       301,504

  Plan assets in excess of projected benefit
   obligation....................................$  21,220      $ 53,197.
  Unrecognized net loss from past experience
   different from that assumed and effects of
   changes in assumptions.......................    27,750           450
  Unrecognized prior service cost..............      1,089           871

Prepaid pension cost at end of year............  $  50,059      $ 54,518


(12) INDUSTRY SEGMENT INFORMATION

     The Company conducts business primarily in two operating areas: agricultural inputs and outputs. On the input side of the agricultural industry, the Company operates as a farm supply cooperative. On the output side of the agricultural industry, the Company operates as a processing and marketing cooperative.

     The Company's farm supply operations consist of three principal product divisions: petroleum, crop production and feed. Principal products of the petroleum division are refined fuels, propane, jet fuels, by-products of petroleum refining and car, truck and tractor tires, batteries and accessories. Principal products of the crop production division are nitrogen-, phosphate- and potash-based fertilizers, and, through the Company's ownership in the WILFARM joint venture, a complete line of insecticides, herbicides and mixed chemicals. Principal products of the feed division include swine, dairy, pet, beef, poultry, mineral and specialty feeds, feed ingredients and supplements, animal health products and livestock services.

     On the output side, the Company's processing and marketing operations include the processing of pork and beef, the marketing of fresh pork, processed pork and fresh beef and the storage and marketing of grain.

     Other operations primarily includes livestock production and services such as computer services, accounting, financial, management, printing and transportation.

     The operating income (loss) of each industry segment includes the revenue generated on transactions involving products within that industry segment less identifiable and allocated expenses. In computing operating income (loss) of industry segments, none of the following items has been added or deducted: interest expense, interest income, other income (deductions) or corporate expenses (included in the statements of operations as selling, general and administrative expenses), which cannot practicably be identified or allocated by industry segment. Corporate assets include cash, investments in other cooperatives, the Company's corporate headquarters and certain other assets.

     Following is a summary of industry segment information as of and for the years ended August 31, 1994, 1995 and 1996 Export sales to unaffiliated customers from U.S. operations for the years ended August 31, 1994, 1995 and 1996 were $842.5 million, $1.3 billion and $2.0 billion, respectively.

                                                                                                    Unallocated
                                                                                                     Corporate
                                                                                                       Items
                          Cooperative Farm Supply           Cooperative Marketing                    and Inter-
                                    Crop                        and Processing           Other        Segment
                     Petroleum   Production      Feed         Foods         Grain      Operations   Eliminations  Consolidated
                                                           (Amounts in Thousands)
1994
Sales to unaffiliated
  customers........$855,479    $1,163,357    $527,864    $2,355,599    $1,627,156    $ 148,478     $     -0-    $6,677,933

Transfers between
  segments.........   4,843         9,513       2,072         3,007           -0-       19,467       (38,902)          -0-

Total sales and
  transfers........$860,322    $1,172,870    $529,936    $2,358,606    $1,627,156    $ 167,945     $ (38,902)   $6,677,933


Operating income
  (loss) of industry
  segments.........$ 27,172    $  126,047    $ 17,019    $   20,608    $  (33,637)   $  (2,410)                 $  154,799

Equity in net income
  (loss) of investees
  (Note 4).........$    (41)   $   15,466    $    155    $   (4,404)   $      -0-    $    (298)                 $   10,878

General corporate
  expenses..........                                                                                               (66,229)

Other corporate
  income............                                                                                                26,281

Interest  expense...                                                                                               (51,485)

Minority interest...                                                                                                 4,522

Income tax expense..                                                                                                (4,890)

Net income..........                                                                                            $   73,876

Identifiable assets at
  August 31, 1994..$306,366    $  357,178    $ 92,767    $  395,159    $  341,367    $  62,301                  $1,555,138

Investment in and
  advances to
  investees........$    746    $   76,439    $  1,761    $   13,927    $      -0-    $   8,560                  $  101,433

Corporate assets....                                                                                               270,060

Total assets........                                                                                            $1,926,631


Provision for
  depreciation and
  amortization.....$  9,911    $   14,700    $  3,815    $   16,776    $    4,011    $   7,982     $   5,765    $   62,960


Capital expenditures
  (including $16.9
  million of capital
  assets of
  businesses
  acquired)........$ 14,399    $   14,136    $  4,508    $   19,040    $    6,256    $  26,051     $   2,274    $   86,664


1995
Sales to unaffiliated
  customers........$876,776    $1,171,389    $467,695    $2,692,892    $1,906,191    $ 141,926     $     -0-    $7,256,869

Transfers between
  segments.........   2,877         6,547         940         3,100           -0-       29,100       (42,564)          -0-

Total sales and
  transfers........$879,653    $1,177,936    $468,635    $2,695,992    $1,906,191    $ 171,026     $ (42,564)   $7,256,869

Operating income
  (loss) of industry
  segments.........$ (8,029)   $  198,720    $ 10,061    $   77,060    $   17,942    $  (2,373)                 $  293,381

Equity in net income
  (loss) of investees
  (Note 4).........$    168    $   22,096    $    130    $      823    $      688    $  (1,120)                 $   22,785

General corporate
  expenses..........                                                                                               (80,054)

Other corporate
  income............                                                                                                19,934

Interest  expense...                                                                                               (53,862)

Minority interest...                                                                                                (9,757)

Income tax expense..                                                                                               (29,628)

Net income..........                                                                                            $  162,799

Identifiable assets at
  August 31, 1995..$313,478    $  410,979    $ 93,438    $  491,257    $  525,032    $  59,108                  $1,893,292


Investment in and
  advances to
  investees........$    953    $   80,805    $  1,497    $      325    $      120    $   9,304                  $   93,004

Corporate assets....                                                                                               199,647

Total assets........                                                                                            $2,185,943

Provision for
  depreciation and
  amortization.....$  9,858    $   15,530    $  4,319    $   21,891    $    5,156    $   5,308     $   7,076    $   69,138


Capital
  expenditures     $ 27,638    $   23,845    $  5,766    $   32,219    $      905    $   7,504     $  28,986    $  126,863


1996
Sales to
  affiliated
  customers......$1,058,258    $1,336,307    $569,869    $3,220,996    $3,472,009    $ 131,148     $     -0-    $9,788,587

Transfers between
  segments.........   3,351         1,402         923         2,959           -0-       33,255       (41,890)          -0-

Total sales and
  transfers........$1,061,609  $1,337,709    $570,792    $3,223,955    $3,472,009    $ 164,403     $ (41,890)   $9,788,587

Operating income
  (loss)
  of industry
  segments.........$    4,990  $  179,008    $ 12,952    $   65,953    $  (18,993)   $  (5,085)                 $  238,825

Equity in net
  income (loss) of
  investees
  (Note 4).........$      (98) $   41,899    $    382    $      -0-    $      (10)   $  (1,081)                 $   41,092

General corporate
  expenses.........                                                                                                (91,194)

Other corporate
  income...........                                                                                                 29,278

Interest  expense..                                                                                                (62,445)

Minority interest..                                                                                                 (7,383)

Income tax expense.                                                                                                (21,755)

Net income.........                                                                                             $  126,418

Identifiable assets at
  August 31, 1996..$433,352    $  438,559    $107,267    $  618,122    $  492,919    $  64,403                  $2,154,622

Investment in and
  advances to
  investees........$    611    $  136,959    $  3,399    $       18    $      468    $   7,016                  $  148,471

Corporate assets...                                                                                                265,353

Total assets.......                                                                                             $2,568,446

Provision for
  depreciation and
  amortization.....$ 11,024    $   16,797    $  4,625    $   26,438    $    5,729    $   6,171     $   6,957    $   77,741

Capital
  expenditures
  (Including $29.9
  million of
  capital
  assets of
  businesses
  acquired)........$ 42,075    $   37,296    $  5,083    $   84,493    $   15,084    $  10,603     $  27,342    $  221,976

(13) SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK

     The Company extends credit to its customers on terms generally no more favorable than standard terms of sale for the industries it serves. A substantial portion of the Company's receivables are concentrated in the agricultural industry. Collection of these receivables may be dependent upon economic returns from farm crop and livestock production. The Company's credit risks are continually reviewed and management believes that adequate provisions have been made for doubtful accounts.

     The Company maintains investments in and advances to cooperatives, cooperative banks and joint ventures from which it purchases products or services. A substantial portion of the business of these investees is dependent upon the agribusiness economic sector. See Note 4.

(14) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS


     Estimates of fair values are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could affect the estimates.
Except as follows, the fair market value of the Company's financial instruments approximates the carrying value:

                                                       August 31, 1995                     August 31, 1996
                                                  Carrying                            Carrying
                                                   Amount          Fair Value          Amount          Fair Value
                                                                    (Amounts in Thousands)
FINANCIAL ASSETS:
Notes receivable from investees,
  20% to 50% owned............................ $       4,218     $     3,747        $     1,443       $     1,454
National Bank for Cooperatives................        27,000            ****             24,913              ****
Other cooperatives:
  Equities....................................        27,728            ****             27,187              ****
  Notes receivable............................        19,600          17,327             17,757            17,073

FINANCIAL LIABILITIES:
Subordinated capital investment certificates
and subordinated monthly
income certificates........................... $    (299,995)    $  (304,450)       $  (324,105)      $  (317,476)


****Investments in National Bank for Cooperatives and other cooperatives' equities which have been purchased are carried at cost and equities received as patronage refunds are carried at par value, less provisions for other than temporary impairment. The Company believes it is not practicable to estimate the fair value of these equities because there is no established market for these equities and estimated future cash flows, which are largely dependent on the future equity redemptions policy of each cooperative, are not determinable.


     The estimated fair value of notes receivable has been determined by discounting future cash flows using a market interest rate.

     The estimated fair value of the subordinated debt certificates was calculated using a discount rate equal to the interest rate on subordinated debt certificates with similar maturities currently offered for sale by the Company. The carrying amounts of the Company's other debt borrowings approximate their fair market value.


(15) RELATED PARTY TRANSACTIONS

     The Company has a 50% interest in two manufacturers of phosphate products, Farmland Hydro, L.P. and SF Phosphates Limited Company, and a 50% interest in a distributor of crop production products, WILFARM, LLC. During 1994, 1995 and 1996, the Company purchased $83.1 million, $106.2 million and $117.4 million, respectively, of product from these ventures. Accounts payable includes $4.8 million and $2.9 million due to these ventures at August 31, 1995 and 1996, respectively. The Company also has notes receivable from these ventures in the amount of $16.6 million and $12.9 million at August 31, 1995 and 1996, respectively.


(16) OTHER INCOME

     In May 1996, the Company sold its interest in a communications joint venture, Broadcast Partners. The sale resulted in a gain before income taxes of $10.9 million, which has been included in the caption "Other income (deductions): Other, net" in the Company's 1996 Consolidated Statement of Operations.

     In June 1993, the Company filed a lawsuit against 43 insurance carriers and other parties (the "Defendants") seeking declaratory judgments regarding the Defendants' insurance coverage obligations for environmental remediation costs. The Company negotiated settlements with 20, 2 and 3 insurance companies in 1994, 1995 and 1996, respectively. As part of the settlements, the Company provided the Defendants with releases of various possible environmental obligations. As a result of these settlements, the Company received cash payments in 1994, 1995 and 1996 of $13.6 million, $0.3 million and $0.5 million, respectively, and included such amounts in the caption "Other income (deductions): Other, net" in the Consolidated Statement of Operations for the years ended.



                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
     The expenses (excluding commissions) to be incurred in connection with the issuance and distribution of the securities to be offered are estimated as follows and will be borne by the Company:

                                     Estimated
       Item                          Expense

Federal and state registration fees  $ 142,000
State taxes and fees..............       7,000
Printing and engraving............     242,000
Accounting and legal..............      60,000
Trustee fee.......................      13,000
Advertising and administration....     988,000

                                     $1,452,000


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 6002(b) of Chapter 17 of the Kansas Statutes (1987), permits the following provision to be included in the articles of incorporation of the
Company: a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders, policyholders or members for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (A) for any breach of the director's duty of loyalty to the corporation or its stockholders, policyholders or members, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under the provision of K.S.A. 17-6424 and amendments thereto or (D) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this subsection to a director shall be deemed also to refer to a member of the governing body of a corporation which is not authorized to issue capital stock. Section 6002(c) provides that "It shall not be necessary to set forth in the articles of incorporation any of the powers conferred on corporations by this act."

     Article VII of the Articles of Incorporation of Farmland reads as follows:

                        ARTICLE VII - INDEMNIFICATION

     Section 1. Indemnification. The Association may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the Association, or any person who serves at the request of the Association as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the laws of the State of Kansas.

     Section 2. Limitation of Liability. Without limiting the generality of the foregoing provisions of this ARTICLE VII, to the fullest extent permitted or authorized by the laws of the State of Kansas, including, without limitation, the provisions of subsection (b)(8) of Kan. Stat. Ann. Sec. 17-6002 (1981) as now in effect and as it may from time to time hereafter be amended, no person who is currently or shall hereinafter become a director of the Association shall have personal liability to the Association for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date this provision becomes effective. If the Kansas General Corporation Code is amended after approval of this provision by the shareholders of the Association, to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the Association shall be limited or eliminated to the fullest extent permitted by the Kansas General Corporation Code, as so amended.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The Company did not sell any unregistered securities during the three years ended August 31, 1996.

ITEM 16.  EXHIBITS; FINANCIAL STATEMENT SCHEDULES

(A)  EXHIBITS

The following exhibits are filed as a part of this Registration Statement.

Exhibit No.                  Description of Exhibits


      UNDERWRITING AGREEMENT:

  1.A Underwriting Agreement between Farmland Industries, Inc. and Farmland
      Securities Company, dated December 6, 1989. (Incorporated by Reference - Form S-1 No. 33-56821 filed December 12, 1994)

      1.A(1) Amendment, dated December 5, 1994, to the agreement, dated December 6, 1989 between Farmland Industries, Inc. and Farmland
               Securities Company.   (Incorporated by Reference - Form S-1 No.
               33-56821, filed December 12, 1994)

  1.B Sales Agency Agreement between Farmland Industries, Inc. and American
      Heartland Investment, Inc., dated December 29, 1993. (Incorporated by Reference - Form S-1 No. 33-56821, filed December 12, 1994)

      ARTICLES OF INCORPORATION AND BYLAWS:

  3.A Articles of Incorporation and Bylaws of Farmland Industries, Inc.
      effective December 1, 1994. (Incorporated by Reference - Form 10-K, filed November 28, 1995)

      INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
      INDENTURES:

  4.(i)A Trust Indenture dated November 20, 1981, as amended January 4, 1982, including specimen of Demand Loan Certificates. (Incorporated by Reference - Form S-1, No. 2-75071, effective January 7, 1982)

  4.(i)B Trust Indenture dated November 8, 1984, as amended January 3, 1985, including specimen of 10-year Subordinated Capital Investment Certificates. (Incorporated by Reference - Form S-1, No. 2-94400, effective December 31, 1984)

      4.(i)B(1)    Amendment Number 2, dated December 3, 1991, to Trust
               Indenture dated November 8, 1984 as amended January 3, 1985 covering Farmland Industries, Inc.'s 10-Year Subordinated Capital Investment Certificates. (Incorporated by Reference - Form SE, dated December 3, 1991)

  4.(i)C Trust Indenture dated November 8, 1984, as amended January 3, 1985, including specimen of 5-year Subordinated Capital Investment Certificates. (Incorporated by Reference - Form S-1, No. 2-94400, effective December 31, 1984)

      4.(i)C(1)    Amendment Number 2, dated December 3, 1991, to Trust
               Indenture dated November 8, 1984 as amended January 3, 1985 covering Farmland Industries, Inc.'s 5-Year Subordinated Capital Investment Certificates. (Incorporated by Reference - Form SE, dated December 3, 1991)

  4.(i)D Trust Indenture dated November 8, 1984, as amended January 3, 1985 and November 20, 1985, including specimen of 10-year Subordinated Monthly Income Capital Investment Certificates. (Incorporated by Reference - Form S-1, No. 2-94400, effective December 31, 1984)

  4.(i)E  Trust Indenture dated November 11, 1985 including specimen of the
      5-year Subordinated Monthly Income Capital Investment Certificates. (Incorporated by Reference - Form S-1, No. 33-1970, effective December 31, 1985)

  4.(ii)A Credit Agreement between Farmland Industries, Inc. and various banks dated May 15, 1996, (Incorporated by Reference - Form 10-Q filed July 15,
      1996)

  5 Opinion of Robert B. Terry, Vice President and General Counsel of Farmland Industries, Inc. re Legality

      MATERIAL CONTRACTS:

      LEASE CONTRACTS:

 10.(i)A  Leveraged lease dated September 6, 1991, among the First National
      Bank of Chicago, not individually but solely as Trustee for AT&T Commercial Finance Corporation, The Boatmen's National Bank of St. Louis, Firstier Bank, N.A. and Norwest Bank Minnesota, National Association and Farmland Industries, Inc. in the amount of $73,153,000. (Incorporated by Reference - Form SE, filed December 3, 1991)

 10.(i)B Leveraged lease dated March 17, 1977, among the First National Bank of Commerce as Trustee for General Electric Credit Corporation as Beneficiary and Farmland Industries, Inc. in the amount of $51,909,257.90. (Incorporated by Reference - Form S-1, No. 2-60372, effective December 22, 1977)

      MANAGEMENT REMUNERATIVE PLANS:

 10.(iii)AAnnual Employee Variable Compensation Plan (September 1, 1996 -
      August 31, 1997) (Incorporated by Reference - Form 10-K, filed November 27, 1996)
 10.(iii)BFarmland Industries, Inc. Management Long-Term Incentive Plan
      (Effective September 1, 1995) (Incorporated by Reference - Form 10-K, filed November 28, 1995)

      10.(iii)B(1) Exhibit E (Fiscal years 1997 through 1999) (Incorporated by
               Reference - Form 10-K, filed November 27, 1996)

 10.(iii)CFarmland Industries, Inc. Supplemental Executive Retirement Plan
      (Effective January 1, 1994) (Incorporated by Reference - Form 10-K, filed November 28, 1995)

      10.(iii)C(1) Resolution Approving the Revision of Appendix A and Appendix
               A (Incorporated by Reference - Form 10-K, filed November 27,
               1996)

 10.(iii)DFarmland Industries, Inc. Executive Deferred Compensation Plan (As
      Amended and Restated Effective November 1, 1996) (Incorporated by Reference - Form 10-K, filed November 27, 1996)

 12   Computation of Ratios

 21   Subsidiaries of the Registrant

      CONSENTS OF EXPERTS AND COUNSEL:

 23.A Independent Auditors' Consent

 23.B Consent of Special Tax Counsel

 23.C Consent of Qualified Independent Underwriter
 23.D Consent of Robert B. Terry, Vice President and General Counsel of
      Farmland Industries, Inc. (included in Exhibit 5)

 24   Power of Attorney

 25.A Statement of Eligibility of Trustee and Qualification of UMB Bank,
      National Association Trustee, Form T-1.

 25.B Statement of Eligibility of Trustee and Qualification of Commerce Bank of
      Kansas City, National Association as Trustee, Form T-1.
(B)  FINANCIAL STATEMENT SCHEDULES

     All schedules are omitted as the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes included herein.


ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                                  SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, FARMLAND INDUSTRIES, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KANSAS CITY, STATE OF MISSOURI ON NOVEMBER 27, 1996.

                                    FARMLAND INDUSTRIES, INC.


                                    BY       TERRY M. CAMPBELL

                                             Terry M. Campbell
                                        Executive Vice President and
                                          Chief Financial Officer


                                    BY        ROBERT B. TERRY

                                              Robert B. Terry
                                     Vice President and General Counsel


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT ON FORM S-1 HAS BEEN SIGNED FOR THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


             Signature                    Title                   Date


               *              Chairman of Board,    November 27, 1996
       Albert J. Shivley          Director

               *                  President,        November 27, 1996
         H. D. Cleberg          Chief Executive
                             Officer and Director
                       (Principal Executive Officer)

              *         Vice Chairman of Board     November 27, 1996
          Otis H. Molz  Vice President and Director

               *                  Director         November 27, 1996
        Lyman Adams, Jr.

               *                  Director         November 27, 1996
       Ronald J. Amundson

               *                  Director         November 27, 1996
      Baxter Ankerstjerne

               *                  Director         November 27, 1996
          Jody Bezner

               *                  Director         November 27, 1996
       Richard L. Detten

               *                  Director         November 27, 1996
         Steven Erdman

               *                  Director         November 27, 1996
         Warren Gerdes

               *                  Director         November 27, 1996
          Ben Griffith

               *                  Director         November 27, 1996
          Gail D. Hall

               *                  Director         November 27, 1996
         Jerome Heuertz

               *                  Director         November 27, 1996
          Barry Jensen

               *                  Director         November 27, 1996
          Ron Jurgens

               *                  Director         November 27, 1996
         Greg Pfenning

               *                  Director         November 27, 1996
        Vonn Richardson

               *                  Director         November 27, 1996
          Monte Romohr

               *                  Director         November 27, 1996
          Joe Royster

               *                  Director         November 27, 1996
         Paul Ruedinger

               *                  Director         November 27, 1996
       Raymond J. Schmitz

               *                  Director         November 27, 1996
      Theodore J. Wehrbein

               *                  Director         November 27, 1996
         Robert Zinkula


       /s/ TERRY M. CAMPBELL Executive Vice President    November 27, 1996
       Terry M. Campbell    and Chief Financial Officer
                            (Principal Financial Officer)

        /s/  MERL DANIEL    Vice President and     November 27, 1996
          Merl Daniel            Controller
                          (Principal Accounting Officer)




*BY      /s/ TERRY M. CAMPBELL
          Terry M. Campbell
           Attorney-In-Fact